                                                                  Exhibit T3E-1

                        UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF OHIO
                               WESTERN DIVISION

In re:                                                         ) Chapter 11
                                                               )

  CHIQUITA BRANDS INTERNATIONAL, INC.,                         ) Case No. 01-18812
                                                               )
              Debtor.                                          )
                                                               )

--------------------------------------------------------------------------------

                FIRST AMENDED DISCLOSURE STATEMENT FOR PLAN OF
             REORGANIZATION OF CHIQUITA BRANDS INTERNATIONAL, INC.
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

--------------------------------------------------------------------------------

                                IMPORTANT DATES
                              ------------------

 .  Date by which Ballots must be received: February 28, 2002

 . Date by which objections to Confirmation of the Plan must be filed and served: February 21, 2002

 .  Hearing on Confirmation of the Plan: March 8, 2002

--------------------------------------------------------------------------------











                James H.M.                Kim Martin LewisDINSMORE
                Sprayregen Matthew N.     & SHOHL LLP1900 Chemed
                Kleiman KIRKLAND &        Center255 East Fifth
                ELLIS 200 East            StreetCincinnati, Ohio
                Randolph                  45202(513) 977-8200
                Drive Chicago,
                Illinois 60601 (312)
                861-2000

              Co-Counsel for Chiquita Brands International, Inc.

Dated: January 18, 2002

   THE SECURITIES DESCRIBED HEREIN WILL BE ISSUED WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, GENERALLY IN RELIANCE ON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE.

   THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED THEREIN.

   FOR NON U.S. HOLDERS ONLY: THE DISTRIBUTION OF THIS DISCLOSURE STATEMENT AND THE ISSUE OR TAKING UP OF THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS OUTSIDE THE UNITED STATES. IN AN EFFORT TO COMPLY WITH LOCAL JURISDICTIONAL REQUIREMENTS GOVERNING THE OFFER AND ISSUANCE OF SECURITIES, DEBTOR HAS MADE REASONABLE EFFORTS TO ASCERTAIN THE JURISDICTIONS WHERE DEBTOR'S SECURITIES ARE CURRENTLY HELD AND IN WHICH THE SECURITIES OF REORGANIZED DEBTOR WILL BE HELD AFTER THE EFFECTIVE DATE. HOWEVER, DEBTOR WAS UNABLE TO ACCURATELY ASSESS SUCH JURISDICTIONS, PARTICULARLY DUE TO THE FACT THAT A MAJORITY OF THE SECURITIES WHICH ARE THE SUBJECT OF THE SUBCLASS 4B CLAIMS ARE HELD IN BEARER FORM. DEBTOR BELIEVES THAT THE AUTOMATIC ISSUANCE OF NEW COMMON STOCK PURSUANT TO THE PLAN SHOULD QUALIFY FOR A PRIVATE PLACEMENT EXEMPTION FROM APPLICABLE LOCAL OFFERING REQUIREMENTS ON THE BASIS OF THE CHARACTERISTICS OF THE SECURITY HOLDERS, THE NATURE AND AMOUNT OF THE SECURITIES HELD, OR OTHER SALIENT FACTS REGARDING THE SECURITIES AND SECURITY HOLDERS IN EACH RELEVANT JURISDICTION. NO ACTION HAS BEEN TAKEN BY DEBTOR THAT WOULD PERMIT AN OFFER OF ANY SECURITIES ISSUED UNDER THE PLAN OR POSSESSION OR DISTRIBUTION OF THIS DISCLOSURE STATEMENT IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED. PERSONS INTO WHOSE POSSESSION THIS DISCLOSURE STATEMENT COMES ARE REQUIRED BY DEBTOR TO INFORM THEMSELVES ABOUT AND TO OBSERVE SUCH RESTRICTIONS. IN ADDITION, DEBTOR RECOMMENDS THAT HOLDERS OR POTENTIAL HOLDERS OF SECURITIES UNDER THE PLAN CONSULT WITH THEIR OWN ADVISORS CONCERNING ANY LIMITATIONS ON THEIR RIGHT TO TRANSFER SUCH SECURITIES. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR ISSUE, OR THE SOLICITATION OF ANY OFFER TO BUY OR SUBSCRIBE FOR ANY SECURITIES BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. TO THE EXTENT THAT DEBTOR IS REQUIRED TO COMPLY WITH CERTAIN REQUIREMENTS OF JURISDICTIONS IN WHICH HOLDERS OF SECURITIES OF DEBTOR RESIDE DUE TO THE PARTICIPATION OF HOLDERS IN SUCH JURISDICTIONS IN ANY VOTE OR ELECTION WITH RESPECT TO THE PLAN, DEBTOR SHALL NOT BE REQUIRED TO TAKE SUCH PARTICIPATION INTO ACCOUNT.

   THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION. DEBTOR BELIEVES THAT THESE SUMMARIES ARE FAIR AND ACCURATE. THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS WHICH ARE ATTACHED HERETO ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THOSE DOCUMENTS. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN, OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION INCORPORATED HEREIN BY REFERENCE, THE PLAN SHALL GOVERN FOR ALL PURPOSES.

   THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND EQUITY INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN UNLESS SO SPECIFIED. EACH HOLDER OF AN IMPAIRED CLAIM OR IMPAIRED EQUITY INTEREST SHOULD CAREFULLY REVIEW THE PLAN, THIS DISCLOSURE STATEMENT AND THE EXHIBITS TO BOTH DOCUMENTS IN THEIR ENTIRETY BEFORE CASTING A BALLOT. THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. ANY PERSONS DESIRING ANY SUCH ADVICE OR OTHER ADVICE SHOULD CONSULT WITH THEIR OWN ADVISORS.

   NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS CONCERNING DEBTOR OR THE VALUE OF ITS PROPERTY HAVE BEEN AUTHORIZED BY DEBTOR OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT OR, SUBSEQUENT TO A FILING BY DEBTOR UNDER THE BANKRUPTCY CODE, BY THE BANKRUPTCY COURT. ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN YOUR ACCEPTANCE OF THE PLAN WHICH ARE OTHER THAN OR INCONSISTENT WITH THE INFORMATION CONTAINED HEREIN AND IN THE PLAN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR EQUITY INTEREST.

   ALTHOUGH DEBTOR HAS USED ITS BEST EFFORTS TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED, EXCEPT FOR THE FINANCIAL STATEMENTS INCLUDED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K INCLUDED AS EXHIBIT D HERETO.

   THE PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED BY DEBTOR'S MANAGEMENT WITH THE ASSISTANCE OF THE BLACKSTONE GROUP, L.P. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND REORGANIZED DEBTOR'S CONTROL. DEBTOR CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO REORGANIZED DEBTOR'S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

   SEE ARTICLE V OF THIS DISCLOSURE STATEMENT, "RISK FACTORS", FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH A DECISION BY A HOLDER OF AN IMPAIRED CLAIM OR IMPAIRED EQUITY INTEREST TO ACCEPT THE PLAN.

                               TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
SUMMARY...............................................................................................
                                                                                                         1
I.   GENERAL INFORMATION..............................................................................   9

   A.  DESCRIPTION OF DEBTOR'S BUSINESS...............................................................   9

       1.  Corporate Structure........................................................................   9

       2.  The Company's Business.....................................................................   9

   B.  SUMMARY OF CAPITAL STRUCTURE...................................................................  10

   C.  EVENTS LEADING TO THE CHAPTER 11 CASE..........................................................  11

   D.  THE PREPETITION NOTEHOLDER COMMITTEES..........................................................  12

   E.  THE LOCK UP AGREEMENT..........................................................................  12

   F.  PURPOSE OF THE PLAN............................................................................  14

   G.  ASSETS AND LIABILITIES OF DEBTOR...............................................................  14

   H.  TERMS OF SECURITIES TO BE ISSUED PURSUANT TO THE PLAN..........................................  14

       1.  New Notes..................................................................................  14

       2.  New Warrants...............................................................................  14

       3.  New Common Stock...........................................................................  14

   I.  BOARD OF DIRECTORS OF REORGANIZED DEBTOR.......................................................  15

   J.  LIQUIDATION ANALYSIS...........................................................................  15

   K.  FINANCIAL PROJECTIONS AND VALUATION ANALYSIS...................................................  15

       1.  Financial Projections......................................................................  16

       2.  Valuation..................................................................................  17

   L.  REORGANIZED DEBTOR AND THE POST-CONFIRMATION ESTATE............................................  18

II.  THE CHAPTER 11 CASE..............................................................................  19

       MOTIONS FILED..................................................................................  19

       1.  Applications for Retention of Debtor's Professionals.......................................  19

       2.  Motions to Approve Manner of Notice of the Disclosure Statement and Confirmation
           Hearing, and to Schedule Disclosure Statement Hearing and Confirmation Hearing.............  19

       3.  Motion to Continue Using Existing Bank Accounts and Business Forms.........................  19

       4.  Motion for Authority to Pay Prepetition General Unsecured Claims...........................  20

       5.  Motion for Authority to Pay Prepetition and Postpetition Employee Wages and Associated
           Benefits...................................................................................  20

       6.  Motion for Authority to Preclude the Conversion of Old Preferred Stock into Old Common
           Stock......................................................................................  20

       7.  Motion for Authority to Implement a Management Retention Program...........................  20

III.  THE PLAN OF REORGANIZATION......................................................................  20

   A.  OVERVIEW OF CHAPTER 11.........................................................................  21

   B.  OVERALL STRUCTURE OF DEBTOR'S PLAN.............................................................  21

                                                                                                   Page
                                                                                                   ----
   C.  CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS................................  22
       1.  Administrative Expense Claims..........................................................  22
       2.  Priority Tax Claims....................................................................  22
       3.  Class 1: Other Priority Claims (Not Impaired)..........................................  22
       4.  Class 2: Secured Claims (Not Impaired).................................................  23
       5.  Class 3: General Unsecured Claims (Not Impaired).......................................  23
       6.  Class 4: Old Senior Note Claims and Old Subordinated Note Claims (Impaired)............  24

       7.  Class 5: Old Preferred Stock (Impaired)................................................  26

       8.  Class 6: Old Common Stock (Impaired)...................................................  28

       9.  Class 7: Other Securities Claims (Impaired)............................................  28

   D.  PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE PLAN..........................................  29

       1.  Sources of Cash for Plan Distribution..................................................  29

       2.  Distributions for Claims and Equity Interests Allowed as of the Effective Date.........  29

       3.  Distributions by Reorganized Debtor....................................................  29

       4.  Delivery and Distributions; Undeliverable or Unclaimed Distributions...................  30

       5.  Distribution Record Date...............................................................  31

       6.  Timing and Calculation of Amounts to Be Distributed....................................  31

       7.  Minimum Distribution...................................................................  31

       8.  Setoffs................................................................................  31

       9.  Cancellation of Old Notes, Old Preferred Stock, Old Common Stock and Stock Options.....  32

       10. Surrender of Canceled Instruments or Securities........................................  32

       11. Lost, Stolen, Mutilated or Destroyed Securities........................................  33

   E.  PROCEDURES FOR RESOLUTION OF DISPUTED, CONTINGENT AND UNLIQUIDATED
       CLAIMS OR EQUITY INTERESTS.................................................................  33

       1.  Resolution of Disputed Claims..........................................................  33

       2.  Allowance of Claims and Equity Interests...............................................  34

       3.  Controversy Concerning Impairment......................................................  34

   F.  MEANS FOR IMPLEMENTATION OF THE PLAN.......................................................  34

       1.  Continued Corporate Existence and Vesting of Assets in Reorganized Debtor..............  34

       2.  Corporate Governance, Directors and Officers, and Corporate Action.....................  34

       3.  Restated Certificate of Incorporation and By-laws......................................  36

       4.  Corporate Action.......................................................................  36

       5.  Issuance of New Securities; Execution of Related Documents.............................  36

   G.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES......................................  58

       1.  Assumption of Executory Contracts and Unexpired Leases.................................  58

       2.  Claims Based on Rejection of Executory Contracts or Unexpired Leases...................  58

       3.  Cure of Defaults for Executory Contracts and Unexpired Leases Assumed..................  58

       4.  Indemnification of Directors, Officers and Employees...................................  59

       5.  Compensation and Benefit Programs......................................................  59


   H.  CONFIRMATION AND EFFECTIVENESS OF THE PLAN.................................. 60

       1.  Condition Precedent to Confirmation..................................... 60

       2.  Conditions Precedent to Consummation.................................... 60

       3.  Waiver of Conditions.................................................... 61

       4.  Effect of Non-occurrence of Conditions to Consummation.................. 61

   I.  EFFECT OF PLAN CONFIRMATION................................................. 62

       1.  Subordination........................................................... 62

       2.  Limited Releases by Debtor.............................................. 62

       3.  Limited Releases by Holders of Claims or Equity Interests............... 62

       4.  Exculpation............................................................. 63

       5.  Preservation of Rights of Action........................................ 63

       6.  Discharge of Claims and Termination of Equity Interests................. 63

       7.  Injunction.............................................................. 64

   J.  SUMMARY OF OTHER PROVISIONS OF THE PLAN..................................... 64

       1.  Exemption from Certain Transfer Taxes................................... 64

       2.  Effectuating Documents, Further Transactions and Corporation Action..... 64

       3.  Retention of Jurisdiction............................................... 64

       4.  Revocation, Withdrawal or Non-consummation.............................. 65

       5.  Section 1145 Exemption.................................................. 65

       6.  Amendment or Modification of Plan....................................... 65

       7.  Dissolution of Creditors Committee...................................... 66

       8.  Payment of Statutory Fees............................................... 66

IV. VOTING AND CONFIRMATION PROCEDURE.............................................. 66

   A.  VOTING INSTRUCTIONS......................................................... 66

   B.  VOTING TABULATION........................................................... 68

   C.  VOTING PROCEDURES........................................................... 70

       1.  Beneficial Holders...................................................... 70

       2.  Nominees................................................................ 71

   D.  THE CONFIRMATION HEARING.................................................... 72

   E.  STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN......................... 72

       1.  Best Equity Interests of Creditors Test/Liquidation Analysis............ 73

       2.  Financial Feasibility................................................... 74

       3.  Acceptance by Impaired Classes.......................................... 74

       4.  Confirmation Without Acceptance by All Impaired Classes................. 74

V.  RISK FACTORS................................................................... 76

   A.  CERTAIN BANKRUPTCY CONSIDERATIONS........................................... 76

   B.  FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE
       PLAN........................................................................ 77

   C.  RISKS RELATING TO THE OPERATIONS OF REORGANIZED DEBTOR...................... 79


VI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES............................................... 82

    A.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF
       CLAIMS AND EQUITY INTERESTS........................................................ 82

       1.  Consequences to Holders of Old Notes........................................... 82

       2.  Consequences to Holders of Equity Interests.................................... 87

   B.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO REORGANIZED DEBTOR................. 87

       1.  Cancellation of Indebtedness and Reduction of Tax Attributes................... 87

       2.  Limitation of Net Operating Loss Carryovers and Other Tax Attributes........... 88

       3.  Effect of Issue Price on Debtor's Interest Deductions.......................... 89

       4.  Deductibility of Amounts Paid Pursuant to the Management Incentive Program..... 89

   C.  BACKUP WITHHOLDING................................................................. 90

VII. MISCELLANEOUS PROVISIONS............................................................. 90

   A.  PENDING LITIGATION................................................................. 90

   B.  FEES AND EXPENSES OF THE PREPETITION NOTEHOLDERS COMMITTEES........................ 90

   C.  SUCCESSORS AND ASSIGNS............................................................. 91

   D.  RESERVATION OF RIGHTS.............................................................. 91

   E.  SERVICE OF DOCUMENTS............................................................... 91

VIII. RECOMMENDATION...................................................................... 92

                                   EXHIBITS

Exhibit A - First Amended Plan of Reorganization
Exhibit B - Liquidation Analysis
Exhibit C - Projections
Exhibit D - Annual Report on Form 10-K for the year ended December 31, 2000 Exhibit E - Quarterly Reports on Form 10-Q for the quarters ended March 31,
2001, June 30, 2001 and           September 30, 2001
Exhibit F - Lock Up Agreement dated as of November 9, 2001

                                    SUMMARY

   The following summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Disclosure Statement.

   Chiquita Brands International, Inc. ("Debtor", and together with its subsidiaries, the "Company"), through its subsidiaries, is a leading international marketer, producer and distributor of quality fresh fruits and vegetables and processed foods sold under the "Chiquita" and other brand names. Debtor is a parent holding company that does not have any business operations of its own. On November 28, 2001 (the "Petition Date"), Debtor filed a petition for reorganization under Chapter 11 of Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Ohio (the "Chapter 11 Case").

   Debtor's primary direct operating subsidiary is Chiquita Brands, Inc. ("CBI"). Neither CBI nor any of the other direct or indirect subsidiaries of Debtor is a party to the Chapter 11 Case or any related bankruptcy, reorganization or liquidation proceedings. Debtor's subsidiaries, which are independent legal entities that generate their own cash flow and have access to their own credit facilities, will continue to operate normally and without interruption during the Chapter 11 Case. Throughout the pendency of the Chapter 11 Case, the Company intends to operate its business in the ordinary course, and the Company's customers will continue to receive shipments normally and its suppliers will continue to be paid in full according to normal terms. In this regard, the Company's operating businesses will not be affected by the Chapter 11 Case.

   This Disclosure Statement is being furnished by Debtor as proponent of the Plan of Reorganization of Chiquita Brands International, Inc. (the "Plan," a copy of which is attached hereto as Exhibit A), pursuant to section 1125 of the United States Bankruptcy Code (the "Bankruptcy Code") and in connection with the solicitation of votes (the "Solicitation") for the acceptance or rejection of the Plan, as it may be amended or supplemented from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules. Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Plan.

   This Disclosure Statement describes certain aspects of the Plan, the Company's operations, the Company's projections and other related matters, including the treatment of holders (each, a "Holder" and collectively, the "Holders") of Debtor's four series of existing senior notes (the "Old Senior Notes"), its subordinated debentures (the "Old Subordinated Notes", and together with the Old Senior Notes, the "Old Notes"), its three series of preferred stock (the "Old Preferred Stock") and its common stock (the "Old Common Stock"). Debtor's general unsecured creditors (other than the Holders of Old Senior Notes, Old Subordinated Notes, Other Securities Claims, Old Preferred Stock and Old Common Stock) and its assets, strategy and ongoing operations will be unaffected by the Chapter 11 Case.

                     Events Leading to the Chapter 11 Case

   In 1993, the European Union ("EU") implemented a discriminatory quota and licensing regime governing the importation of bananas into the EU that violated the EU's international trade obligations. This regime significantly decreased the Company's banana volume sold into Europe and resulted in significantly diminished operating results for the Company as compared to years prior to the regime's implementation. Although the Company has made significant improvements in production and logistics costs, the deterioration of operating results caused by this regime has been further exacerbated in recent years by the continued weakness of major European currencies against the U.S. dollar. Principally due to these factors, the Company experienced financial losses in seven of the nine years preceding 2001 and had evolved into a highly leveraged position, with consolidated debt of approximately $1.3 billion and a ratio of debt to EBITDA (as defined in Exhibit C attached hereto) of 9.3 as of December 31, 2000. Under these circumstances, the Company faced the need to obtain new financing in order to meet debt maturities and seasonal working capital requirements during the first quarter of 2001. However, during the second half of 2000 the Company encountered an increasingly severe tightening of the bank credit and other capital markets previously accessed by the Company. In early 2001, CBI was able to secure a new three-year $120 million credit facility which, combined with existing credit facilities of indirect subsidiaries of Debtor, enabled all of Debtor's operating subsidiaries to meet their upcoming debt maturities and seasonal working capital needs. However, Debtor was not able to obtain financing which would permit it to repay the $87 million of Old Subordinated Notes maturing in March 2001.

   These factors led to Debtor's announcement in January 2001 that it would seek to regain its financial health by proposing a restructuring of the $862 million principal amount of outstanding Old Notes through the conversion of a substantial portion of the Old Notes into common equity. As part of this initiative, Debtor discontinued all future interest and principal payments on the Old Notes. Debtor also announced that it had retained The Blackstone Group, L.P. ("Blackstone") as its financial advisor to assist it in negotiating such a restructuring with Holders of the Old Notes.

   Debtor negotiated the terms of the Plan with the Prepetition Noteholder Committees (as defined herein), and on November 9, 2001 members of the Prepetition Noteholder Committees entered into agreements (the "Lock Up Agreements") with Debtor to support the Plan. The members of the Prepetition Noteholder Committees have informed Debtor that they collectively hold or control 28.42% of the outstanding principal amount of the Old Senior Notes and 34.48% of the outstanding principal amount of the Old Subordinated Notes. Debtor commenced the Chapter 11 Case in accordance with the Lock Up Agreements in order to implement the Plan and the financial restructuring contemplated thereby.

   MEMBERS OF THE PREPETITION NOTEHOLDER COMMITTEES SUPPORT THE PROPOSED FINANCIAL RESTRUCTURING AND HAVE AGREED TO VOTE TO ACCEPT THE PLAN.

   The purpose of the Plan is to restructure Debtor's public debt to provide Debtor with a capital structure that can be supported by the cash flow of its operating subsidiaries. To this end, the Plan will reduce Debtor's debt and accrued interest by more than $700 million and its future annual interest expense by approximately $60 million. Debtor believes that the reorganization contemplated by the Plan is in the best interests of its creditors and equity holders. If the Plan is not confirmed, Debtor believes that it will be forced to either file an alternate plan of reorganization or liquidate under chapter 7 of the Bankruptcy Code. In either event, Debtor believes that the Company's unsecured creditors (including the holders of the Old Notes) and equity holders would realize a less favorable distribution of value, or, in certain cases, none at all, for their Claims or Equity Interests under an alternative plan or liquidation. See the Liquidation Analysis set forth in Exhibit B attached hereto.

                   Treatment of Claims and Equity Interests

   The table on the next page summarizes the classes of Claims and Equity Interests under the Plan, projected aggregate amounts of such Classes, the treatment of such Classes, and the projected recoveries of such Classes both in connection with the Plan and in a liquidation under chapter 7 of the Bankruptcy Code. The projected recoveries (if the Plan is approved) are based upon certain assumptions contained in the Valuation Analysis developed by Blackstone set forth in Section I.K hereof, including an assumed reorganization value of the New Common Stock equal to $14.39 per share and an assumed reorganization value of the New Warrants equal to $3.10 per New Warrant. As more fully described herein, such reorganization values of the New Common Stock and the New Warrants were derived from commonly accepted valuation techniques and are not estimates of trading values for such securities.

       Class/Type                                                                                Projected     Projected
   of Claim or Equity         Projected                                                           Recovery     Recovery
        Interest           Claims/Interests                Plan Treatment of Class               Under Plan Under Chapter 7
   ------------------     ------------------- -------------------------------------------------- ---------- ---------------
Administrative Expense           $0/1/        Paid in full                                         100.0%       100.0%
Claims
Priority Tax Claims          $3.1 million     Paid in full                                         100.0%       100.0%
Class 1--Other               $0.6 million     Paid in full                                         100.0%       100.0%
Priority Claims
Class 2--Secured Claims     $2.4 million/2/   Paid in full                                         100.0%       100.0%
Class 3--General           $24.3 million/3/   Paid in full                                         100.0%      43.2%/4/
Unsecured Claims
Subclass 4A--Old Senior    $863.5 million/5/  Holders will receive $250 million in New Notes       87.4%       43.2%/4/
Notes                                         and 35,100,000 shares of New Common Stock
                                              (i.e., 87.75% of the New Common Stock)/6, 7/
Subclass 4B--Old           $95.9 million/5/   Holders will receive 3,100,000 shares of New         46.5%       0.0%/9/
Subordinated Notes                            Common Stock (i.e., 7.75% of the New Common
                                              Stock)/6, 7, 8/
Class 5--Old              2.9 million shares  Holders will receive 241,749 shares of New          $16.0 mm        $0
Preferred Stock                               Common Stock (i.e., 0.60% of the New Common
                                              Stock)/6/ and 4,029,152 New Warrants exercisable
                                              into an equal number of shares of New Common
                                              Stock, representing 7.55% of the New Common
                                              Stock/10/
Class 6--Old              78.3 million shares Holders will receive 558,251 shares of New          $36.9 mm        $0
Common Stock                                  Common Stock (i.e., 1.40% of the New Common
                                              Stock)/6/ and 9,304,181 New Warrants exercisable
                                              into an equal number of shares of New Common
                                              Stock, representing 17.45% of the New Common
                                              Stock/10/
Class 7--Other Securities         N/A         Not entitled to receive any distribution or retain     $0           $0
Claims                                        any property under the Plan

In the table above, the amounts in the column entitled "Projected
Claims/Interests" represent amounts outstanding on the Petition Date, except that the number of outstanding shares of Old Preferred Stock and Old Common Stock are as of January 8, 2002, the last date on which Old Preferred Stock was convertible at the option of the holder into Old Common Stock.
--------

/1/  Assumes all Administrative Expenses are paid in full as and when due.
/2/ Secured Claims primarily consist of Debtor's estimate of its workers compensation reimbursement liability to its insurance carrier.
/3/ General Unsecured Claims primarily consist of employee compensation and benefit obligations.
/4/ In a liquidation under Chapter 7 of the Bankruptcy Code, Holders of General Unsecured Claims and Old Senior Notes are assumed to share a pro rata distribution of remaining assets after payment in full of secured and priority creditors.
/5/ These Projected Claims include unpaid interest on the outstanding principal balance through the Petition Date.
/6/ Ownership percentages represented by the New Common Stock are subject to dilution by the New Warrants and the Management Options.
/7/ The distributions to Holders of Old Senior Notes and Old Subordinated Notes may change if and to the extent any Holder of Old Subordinated Notes elects to purchase New Notes or New Common Stock pursuant to the Subclass 4B Note Election and Subclass 4B Equity Purchase described in Section III.C.6 below.
/8/ Subject to certain conditions, each Holder of Old Subordinated Notes may also have the right to participate in the Subclass 4B Note Election, Subclass 4B Equity Purchase and Subclass 4B Supplemental Distribution, as described in Section III.C.6 below.
/9/ In a liquidation under Chapter 7 of the Bankruptcy Code, Holders of Old Subordinated Notes are assumed to receive no distribution unless and until Holders of Old Senior Notes receive a 100% recovery, as required by the Old Subordinated Note Indenture.
/10/ Ownership percentages represented by the New Warrants are subject to dilution by the Management Options.

In accordance with the preceding table and as provided in the Plan:

For a Holder of      ...of this series of Debtor's securities
this amount...
----------------------------------------------------------------------------

----------------------------------------------------------------------------
$10,000 principal    Old Senior Notes
amount (plus         9 5/8% Senior Notes due 2004
unpaid interest)     9 1/8% Senior Notes due 2004
                     101/4% Senior Notes due 2006
                     10% Senior Notes due 2009
----------------------------------------------------------------------------
$10,000 principal    Old Subordinated Notes
amount (plus         7% Convertible Subordinated Debentures due 2001
unpaid interest) /3/
----------------------------------------------------------------------------
1,000 shares         Old Preferred Stock
                     $2.875 Non-Voting Cumulative Preferred Stock, Series A
                     $3.75 Convertible Preferred Stock, Series B
                     $2.50 Convertible Preference Stock, Series C
----------------------------------------------------------------------------
1,000 shares         Old Common Stock

 ...of this series of Debtor's securities               The Holder would be entitled to receive these securities
                                   of Reorganized Debtor under the Plan/ 1/
----------------------------------------------------------------------------------------------------------------
                                                           New Notes       New Common Stock     New Warrants
---------------------------------------------------------------------------------------------------------------
Old Senior Notes
9 5/8% Senior Notes due 2004                            $3,276.99/2/     460.1 shares/2/
9 1/8% Senior Notes due 2004                            $3,224.14        452.7 shares
101/4% Senior Notes due 2006                            $3,215.22         451.4 shares
10% Senior Notes due 2009                               $3,171.22         445.2 shares        None
---------------------------------------------------------------------------------------------------------------
Old Subordinated Notes
7% Convertible Subordinated Debentures due 2001
                                    None/4/           360.9 shares/4/     None
---------------------------------------------------------------------------------------------------------------
Old Preferred Stock
$2.875 Non-Voting Cumulative Preferred Stock, Series A  None              75.4 shares        1,257.0 shares
$3.75 Convertible Preferred Stock, Series B             None               95.3 shares        1,587.8 shares
$2.50 Convertible Preference Stock, Series C            None               74.9 shares        1,248.1 shares
---------------------------------------------------------------------------------------------------------------
Old Common Stock                                        None               7.1 shares          118.9 shares

--------
/1/ New Notes will be issued in denominations of $1,000 and integral multiples thereof. No fractional shares of New Common Stock, or New Warrants exercisable into fractional shares of New Common Stock, will be issued. See Section III.D.7 below for a description of the treatment of portions of New Notes less than $1,000, fractional shares of New Common Stock, and New Warrants exercisable into fractional shares of New Common Stock.
/2 /The variance of distributions among the Holders of Old Senior Notes reflects different levels of unpaid interest. These distributions are subject to change to the extent Holders of Old Subordinated Note Claims elect to participate in the Subclass 4B Note Election and Subclass 4B Equity Purchase.
/3/ Assuming that accrued but unpaid pre-petition interest claims are distributed pro-rata as to the principal amount of Old Subordinated Notes held by Holders of Subclass 4B Claims.
/4 /Subject to certain conditions, each Holder of Old Subordinated Notes may also have the right to participate in the Subclass 4B Note Election, Subclass 4B Equity Purchase and Subclass 4B Supplemental Distribution, as described in Section III.C.6 below.

   Based upon an implied reorganization value of Debtor of $1.28 billion, Holders of Old Preferred Stock and Old Common Stock would receive no distribution and would retain no property in a restructuring if the reorganization value were distributed on an absolute priority basis. However, in order to achieve a consensual Plan, the Prepetition Noteholder Committees agreed to vote in favor of a Plan that allocates a portion of distributions under the Plan to the Old Preferred Stock and Old Common Stock.

   Notwithstanding the foregoing, the Plan provides that if Class 5 and/or Class 6 rejects the Plan, Debtor may seek to confirm the Plan utilizing the "cram down" provisions of section 1129(b) of the Bankruptcy Code. In the event that Class 5 and/or Class 6 rejects the Plan, Debtor reserves the right to seek to have a Plan confirmed in which the rejecting Class or Classes will each receive only 50% of the New Common Stock and 50% of the New Warrants that it would have received if such Class had approved the Plan. For a more detailed description of the "cram down" provisions of the Plan, see Section IV.E.4 herein.

   In order to provide appropriate incentives to key executives, the Plan also provides for a management incentive program, pursuant to which:

    . Carl H. Lindner, the current Chairman of the Board of Debtor, will receive a restricted stock award of 800,000 shares of New Common Stock (i.e., 2.0% of the New Common Stock, subject to dilution by the New Warrants and the Management Options), and Steven G. Warshaw, the current President and Chief Executive Officer of Debtor (and such other employees of Debtor and its subsidiaries as he may designate prior to the Effective Date) will receive a restricted stock award of 200,000 shares of New Common Stock (i.e., 0.5% of the New Common Stock, subject to dilution by the New Warrants and the Management Options); and

    . the new board of directors of Reorganized Debtor shall award stock options to management pursuant to Reorganized Debtor's 2002 Stock Option Plan for 5,925,926 shares, representing 10% of the New Common Stock on a fully diluted basis.

   Reorganized Debtor's new board of directors will consist of Morten Arntzen, Jeffrey D. Benjamin, Robert Fisher, Cyrus Freidheim, Roderick Hills, Carl H. Lindner and Steven G. Warshaw.

           Description of New Securities to be Issued Under the Plan

   New Notes. The New Notes will be issued as a series of senior debt securities under an Indenture to be dated as of March 15, 2002 and to be entered into between Reorganized Debtor and a trustee to be determined. The New Notes will be general unsecured obligations of Reorganized Debtor and will rank equally with Reorganized Debtor's future senior unsecured indebtedness.

   The New Notes will mature on March 15, 2009 and will bear interest at the Senior Note Interest Rate. The "Senior Note Interest Rate" will be fixed at the Effective Date at a rate equal to the sum of: (a) the yield for actively traded U.S. Treasury securities having a maturity closest to seven years as of the day prior to the Effective Date, (b) the Bear Stearns BB Index Spread (as defined below) and (c) 100 basis points (i.e., 1.0%). The "Bear Stearns BB Index Spread" is the spread over comparable maturity U.S. Treasury securities of BB rated high yield debt securities as measured in the Bear Stearns Relative Value Analysis (Global High Yield Research) as of the most recent report prior to the Effective Date. However, to the extent that the Bear Stearns BB Index Spread has increased or decreased by more than 100 basis points (i.e., 1.0%) from the immediately prior weekly report, the spread used in clause (b) above will be the average of the Bear Stearns BB Index Spread for the four-week period prior to the Effective Date. By way of example only, the New Notes would bear interest at 10.4% if they had been issued on January 11, 2002.

   Reorganized Debtor will pay interest on the New Notes on March 15 and September 15 of each year, commencing September 15, 2002, to each registered holder of the New Notes at the close of business on the first day of the month in which the interest payment will be made. The New Notes will be issued only in fully registered form through one global note in denominations of $1,000 and integral multiples of $1,000. Debtor intends to apply to list the New Notes on the New York Stock Exchange, and has applied to list the New Notes on the Luxembourg Stock Exchange in order to facilitate the Subclass 4B Note Election outside of the United States.

   The New Notes will be redeemable at the option of the Reorganized Debtor, in whole or in part, at any time on not less than 30 nor more than 60 days' notice. In the case of redemption in the first, second or third year after issuance, the redemption shall be for an amount equal to the greater of (i) 100% of the principal amount of the New Notes to be redeemed, and (ii) the sum of the present value of (A) the redemption amount at the beginning of the fourth year and (B) interest payments from the date of redemption through the beginning of the fourth year (discounted in each case at a rate equal to the yield to maturity for comparable maturity U.S. Treasury securities plus 0.25%). In the case of any redemption thereafter, the redemption shall be for the following amounts in addition to any accrued and unpaid interest at the time of redemption: (i) if redeemed in the fourth year after issuance, at par plus 1/2 of the Senior Note Interest Rate; (ii) if redeemed in the fifth year after issuance, at par plus /3//\\8\\ of the Senior Note Interest Rate; (iii) if redeemed in the sixth year after issuance, at par plus 1/4 of the Senior Note Interest Rate; and (iv) if redeemed in the seventh year after issuance, at par.

   For a more detailed description of the terms of the New Notes, see Section III.F.5 herein.

   New Warrants. The New Warrants will be exercisable for 13,333,333 shares of the New Common Stock (i.e., 25% of the New Common Stock on a fully diluted basis, prior to dilution by grants under the 2002 Stock Option Plan), and will expire seven years after the Effective Date. The New Warrants will have customary anti-dilution protection for stock splits, stock dividends, stock combinations and similar transactions. Debtor intends to apply to list the New Warrants on the New York Stock Exchange.

   The exercise price of the New Warrants will be set at a price per share equal to the "Solvency Value". The Solvency Value is the value per share of the New Common Stock that, when multiplied by the number of shares of New Common Stock distributed to Holders of Class 4 Claims (and after adding such amount to the face amount of the New Notes), will equal the amount of Class 4 Claims for principal plus interest on such principal through the Effective Date. If the Effective Date had been December 31, 2001, the estimated exercise price of the

New Warrants would be $18.76. The Solvency Value will be higher due to an increase in calculated interest on Class 4 Claims to the extent that the Effective Date is later than December 31, 2001 and will increase by approximately $0.18 per New Warrant share for each month between December 31, 2001 and the Effective Date.

   In the event of a merger or tender offer, all or partially for cash or other property (other than common equity securities), New Warrant Holders will have the right to elect (as an alternative to exercising some or all of the New Warrants) to receive cash or other property (other than common equity securities) in the same proportion as Holders of New Common Stock for such New Warrants equivalent to a Black/Scholes valuation of such New Warrants as of the date such merger or tender offer is consummated.

   New Common Stock. As of the Effective Date, Reorganized Debtor will have 150,000,000 authorized shares of New Common Stock, of which 40,000,000 shares will be issued (39,200,000 issued on the Effective Date and 800,000 management shares subject to restricted delivery, as described in Section III.F.5 herein). Assuming the exercise of all New Warrants and Management Options, there will be 59,259,259 shares of New Common Stock issued and outstanding. Holders of New Common Stock will be entitled to one vote per share on the election of directors and all other matters submitted to a vote of shareholders. Debtor intends to apply to list the New Common Stock on the New York Stock Exchange.

                            Voting and Confirmation

   Each Holder of a Claim or Equity Interest in Classes 4, 5 and 6 is entitled to vote either to accept or to reject the Plan. Class 4 (holders of Old Note Claims) shall have accepted the Plan if (i) the Holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the Holders of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan. Classes 5 and 6 (holders of Equity Interests) shall have accepted the Plan if the Holders of at least two-thirds of the shares of Allowed Equity Interests actually voting in each such Class have voted to accept the Plan. Assuming the requisite acceptances are obtained, Debtor intends to seek confirmation of the Plan at the Confirmation Hearing (as defined in Section IV.D herein) scheduled for March 8, 2002 before the Bankruptcy Court. Notwithstanding the foregoing, the Plan provides that if Class 5 and/or Class 6 rejects the Plan, Debtor may seek to confirm the Plan utilizing the "cram down" provisions of section 1129(b) of the Bankruptcy Code. In addition, in the event that Class 5 and/or Class 6 rejects the Plan, Debtor reserves the right to seek to have a Plan confirmed in which the rejecting Class or Classes will only receive 50% of the New Common Stock and 50% of the New Warrants that it would have received if such Class had approved the Plan. This "cram down" procedure is described in more detail in Section IV.E.4 herein.

   Article IV of the Disclosure Statement specifies the deadlines, procedures and instructions for voting to accept or reject the Plan and the applicable standards for tabulating Ballots. The Bankruptcy Court has established January 8, 2002 (the "Record Date") as the date for determining, in the case of registered securities, which Holders of Claims and Equity Interests are eligible to vote on the Plan. Ballots will be mailed to all registered Holders of Claims or Equity Interests as of the Record Date. An appropriate return envelope will be included with your Ballot. Please use the envelope provided to return your Ballot. Beneficial owners of Old Senior Notes, Old Subordinated Notes, Old Preferred Stock and Old Common Stock who receive a return envelope addressed to their bank, brokerage firm or other nominee (or its agent) (each, a "Nominee") should allow enough time for their vote to be received by the Nominee and processed on a Master Ballot before the Voting Deadline, as defined below.

   Debtor has engaged the Solicitation Agent to assist in the voting process. The Solicitation Agent will answer questions, provide additional copies of all materials and oversee the voting tabulation. The Solicitation Agent will also process and tabulate ballots for the Old Common Stock, Old Preferred Stock and Old Senior Notes. The Exchange Agent will process ballots and all elections relating to the Old Subordinated Notes and forward the results to the Solicitation Agent for final tabulation. Although all holders of Old Subordinated Notes (in bearer or registered form) are encouraged submit their ballots and elections to the Exchange Agent, Debtor has also engaged the Luxembourg Agent to receive and forward to the Exchange Agent ballots and elections relating to Old Subordinated Notes held in bearer form.

                                                                            The Luxembourg Agent (for
                                        The Exchange Agent (for Subclass    Subclass 4B Old Subordinated Notes in
The Solicitation Agent is:              4B Old Subordinated Notes only) is: bearer form only) is:
--------------------------------------- ----------------------------------- -------------------------------------

Innisfree M&A Incorporated                  Securities Transfer Company       BNP Paribas Luxembourg
501 Madison Avenue, 20th Floor              One East Fourth Street            Attention: Global Corporate Trust
New York, NY 10022                          12th Floor, Room 1201             10A Boulevard Royal
(877) 750-2689 (toll free)                  Cincinnati, OH 45202              L2093 Luxembourg
(Banks and brokers call (212) 750-5833)     (800) 368-3417 (toll free)        Tel: +352 46 461
                                            (513) 579-2414                    Fax: +352 46 46 91 95

   SOME HOLDERS OF OLD SUBORDINATED NOTES HOLD NOTES IN BEARER FORM EITHER DIRECTLY OR INDIRECTLY THROUGH A CUSTODIAN, AND WILL BE SOLICITED UNDER A SPECIAL PROCEDURE. IF YOU ARE A HOLDER OF OLD SUBORDINATED NOTES HELD IN BEARER FORM, PLEASE REVIEW YOUR BALLOT FOR SPECIAL VOTING PROCEDURES AND DEADLINES.

   TO BE COUNTED, YOUR BALLOT (OR THE MASTER BALLOT OF YOUR NOMINEE HOLDER) INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY THE SOLICITATION AGENT (OR, IN THE CASE OF SUBCLASS 4B CLAIMS, THE EXCHANGE AGENT OR THE LUXEMBOURG AGENT) NO LATER THAN 4:00 P.M., EASTERN TIME, ON FEBRUARY 28, 2002 (THE "VOTING DEADLINE") UNLESS DEBTOR, IN ITS SOLE DISCRETION, EXTENDS OR WAIVES THE PERIOD DURING WHICH VOTES WILL BE ACCEPTED BY DEBTOR, IN WHICH CASE THE TERM "VOTING DEADLINE" FOR SUCH SOLICITATION SHALL MEAN THE LAST TIME AND DATE TO WHICH SUCH SOLICITATION IS EXTENDED. ANY EXECUTED BALLOT OR COMBINATION OF BALLOTS REPRESENTING CLAIMS OR EQUITY INTERESTS IN THE SAME CLASS OR SUBCLASS HELD BY THE SAME BENEFICIAL HOLDER THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE MAY NOT BE COUNTED IN THE DISCRETION OF DEBTOR.

   THE BOARD OF DIRECTORS OF DEBTOR BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF ALL CREDITORS AND EQUITY HOLDERS. THE BOARD OF DIRECTORS OF DEBTOR RECOMMENDS THAT ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN DEBTOR WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PLAN.

   IN ADDITION, MEMBERS OF THE PREPETITION NOTEHOLDER COMMITTEES SUPPORT THE PROPOSED FINANCIAL RESTRUCTURING PROVIDED FOR BY THE PLAN AND HAVE AGREED TO VOTE TO ACCEPT THE PLAN.

                           Consummation of the Plan

   Following Confirmation of the Plan, it will be consummated on the date selected by Debtor which is a business day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect, and (b) all conditions to consummation of the Plan have been (i) satisfied or (ii) waived (the "Effective Date"). Distributions of New Notes, New Common Stock, and New Warrants will be made on or as soon after the Effective Date as practicable. See Section III.D below.

   It is a condition to Consummation of the Plan that Debtor has either (a) obtained a waiver or amendment of CBI's financing arrangements with Foothill Capital Corporation, as agent, and the lenders thereunder, in order to permit distributions by CBI to Reorganized Debtor for the payment of interest and principal on the New Notes and waive any other defaults that would result from implementation of the Plan, or (b) negotiated a replacement financing facility, in order to service Reorganized Debtor's indebtedness under the New Notes.

                                 Risk Factors

   Prior to deciding whether and how to vote on the Plan, each Holder of Impaired Claims and Impaired Equity Interests should consider carefully all of the information in this Disclosure Statement, especially the Risk Factors described in Article V hereof.

                            I.  GENERAL INFORMATION

A.  DESCRIPTION OF DEBTOR'S BUSINESS

  1.  Corporate Structure

   Debtor is a New Jersey corporation and is a parent holding company which does not have any business operations of its own. As a parent holding company, with publicly held debt and equity securities, Debtor's business activities include investor relations, public communications, and maintaining legal, accounting, treasury, tax, internal audit and corporate secretarial staff departments to enable it to comply with the requirements of being a publicly held company. These staff and executive functions, as well as human resources, risk management, management information systems and office support services groups, also provide advice and assistance to Debtor's many operating subsidiaries.

   Operating through its subsidiaries, the Company is a leading international marketer, producer and distributor of quality fresh fruits and vegetables and processed foods sold under the "Chiquita" and other brand names. Debtor's primary direct operating subsidiary is CBI, a Delaware corporation.

   None of Debtor's subsidiaries is involved in this Chapter 11 Case or in any related bankruptcy, reorganization or liquidation proceedings. The Plan does not directly affect any of the Company's subsidiaries, all of whose creditors will continue to be paid in the ordinary course.

  2.  The Company's Business

   The Company has capitalized on its "Chiquita" and other premium brand names by building on its reputation for quality and worldwide leadership position in the marketing, distribution and sourcing of bananas and other fresh produce. In addition, the Company has processed fruit and vegetable operations, primarily vegetable canning.

   Fresh Produce. In the Fresh Produce segment, the Company markets an extensive line of fresh fruits and vegetables sold under the "Chiquita" and other brand names. The Company's fresh fruits and vegetables include bananas, berries, citrus, grapes, lettuce, melons, mushrooms, onions, potatoes, stone fruit, tomatoes and a wide variety of other fresh produce.

   Fresh Produce sales, as a percent of the Company's consolidated net sales, amounted to 79% in 2000, 80% in 1999, and 82% in 1998. In 2000, approximately 55% of Fresh Produce sales were in North America and the remainder were in European and other international markets. The core of the Company's Fresh Produce operations is the marketing, distribution and sourcing of bananas. Sales of bananas accounted for approximately two-thirds of Fresh Produce net sales in each of the last three years, and the Company believes it is the largest producer of bananas in the world.

   Bananas are distributed and marketed internationally in a highly competitive environment. While smaller companies, including growers' cooperatives, are a competitive factor, the Company's primary competitors are a limited number of other international banana importers and exporters. For other types of fresh produce, typically no single competitor has a dominant market share. However, as consolidation has increased among domestic and international food retailers in recent years, wholesalers and retailers are seeking fewer suppliers of a wide range of fresh produce.

   The Company believes that it derives competitive benefits in the marketing, distribution and sourcing of fresh produce through highly recognized brand names and strong brand management; a reputation for quality, superior service, and environmental and social responsibility; strong market positions in North America and Europe, its principal markets; a modern, cost-efficient transportation system; an industry-leading position in terms of number and geographic diversity of major sources of bananas; the sourcing of certain types of seasonal produce in both the northern and southern hemispheres in order to increase availability throughout the year; state-of-the-art banana ripening techniques; and best demonstrated agricultural practices. These characteristics enhance the Company's ability to provide customers with premium quality products on a consistent basis.

   Processed Foods. The Company's Processed Foods segment includes private-label and branded canned vegetables sold in North America and abroad; processed bananas and other fruits sold primarily in North America, Europe and the Far East under the "Chiquita" brand; and other consumer products (primarily edible oils) sold in Honduras under the "Clover" and other brand names.

   Processed Foods sales, as a percent of the Company's consolidated net sales, amounted to 21% in 2000, 20% in 1999 and 18% in 1998. Sales of canned vegetables accounted for 83% of Processed Foods net sales in 2000, 80% in 1999 and 81% in 1998. The Company's vegetable canning operations are conducted by CBI's subsidiary, Chiquita Processed Foods, L.L.C. ("CPF").

   CPF is the largest processor of private-label canned vegetables in the U.S. and enjoys the largest share of the U.S. private-label canned vegetable business. Although the canned vegetable market as a whole has remained relatively static in the last five years, the private-label segment has exhibited consistent growth. Given the higher margins for the retailer on these products relative to brand names, retailers continue to provide these products greater and more visible shelf space and have begun to focus on creating their own broad brand image.

   For further information about the Company's business operations, refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 attached as Exhibit D hereto, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, attached as Exhibit E hereto.

B.  SUMMARY OF CAPITAL STRUCTURE

  Senior Notes

   In 1991, Debtor issued $250,000,000 of 9 5/8% Senior Notes due 2004 (the "Old 9 5/8% Senior Notes") pursuant to an Indenture (as amended or supplemented from time to time, the "Old 9 5/8% Senior Note Indenture"), dated as of November 30, 1991, by and between Debtor and The Fifth Third Bank, as Trustee (the "Old Senior Note Trustee"). In 1994, Debtor issued $175,000,000 of 9 1/8% Senior Notes due 2004 (the "Old 9 1/8% Senior Notes") pursuant to an Indenture (as amended or supplemented from time to time, the "Old Master Senior Note Indenture", and together with the Old 9 5/8% Senior Note Indenture, the "Old Senior Note Indentures"), dated as of June 15, 1994, by and between Debtor and the Old Senior Note Trustee. In 1996, Debtor issued $150,000,000 of 101/4% Senior Notes due 2006 (the "Old 101/4% Senior Notes") pursuant to the Old Master Senior Note Indenture. In 1999, Debtor issued $200,000,000 of 10% Senior Notes due 2009 (the "Old 10% Senior Notes", and together with the Old 9 5/8% Senior Notes, Old 9 1/8% Senior Notes and Old 101/4% Senior Notes, the "Old Senior Notes") pursuant to the Old Master Senior Note Indenture. All of the Old Senior Notes are currently outstanding, and as of November 28, 2001, there was an aggregate of $88.5 million of unpaid interest on the Old Senior Notes.

  Subordinated Notes

   In 1991, Debtor issued $138,000,000 of 7% Convertible Subordinated Debentures due 2001 (the "Old Subordinated Notes", and together with the Old Senior Notes, the "Old Notes") pursuant to an Indenture (the "Old Subordinated
Note Indenture," and together with the Old Senior Note Indentures, the "Old
Note Indentures"), dated as of March 28, 1991, by and between Debtor and Manufacturers Hanover Trust Company, as Trustee, whose successor in interest is JP Morgan Chase Bank (the "Old Subordinated Note Trustee", and together with the Old Senior Note Trustee, the "Old Note Trustees"). There are $85,890,000 of Old Subordinated Notes outstanding, and as of November 28, 2001, there was an aggregate of $10.0 million of unpaid interest on the Old Subordinated Notes.

  Preferred Stock and Common Stock

   Debtor has three series of preferred stock outstanding: (a) $2.875 Non-Voting Cumulative Preferred Stock, Series A (the "Old Series A Preferred Stock"), (b) $3.75 Convertible Preferred Stock, Series B (the "Old Series B Preferred Stock") and (c) $2.50 Convertible Preference Stock, Series C (the "Old Series C Preferred Stock"). The

Old Series A Preferred Stock, Old Series B Preferred Stock and Old Series C Preferred Stock are referred to herein as the "Old Preferred Stock". As of January 8, 2002, there were 1,653,930 shares of Old Series A Preferred Stock, 1,168,700 shares of Old Series B Preferred Stock and 75,650 shares of Old Series C Preferred Stock outstanding. As of January 8, 2002, Debtor had 78,273,183 shares of common stock, par value $.01 per share (the "Old Common Stock") outstanding.

C.  EVENTS LEADING TO THE CHAPTER 11 CASE

   In 1993, the European Union ("EU") implemented a discriminatory quota and licensing regime governing the importation of bananas into the EU that violated the EU's international trade obligations. This regime significantly decreased the Company's banana volume sold into Europe and resulted in significantly diminished operating results for the Company as compared to years prior to the regime's implementation. Although the Company has made significant improvements in production and logistics costs, the deterioration of operating results caused by this regime has been further exacerbated in recent years by the continued weakness of major European currencies against the U.S. dollar. Principally due to these factors, the Company experienced financial losses in seven of the nine years preceding 2001 and had evolved into a highly leveraged position with consolidated debt of approximately $1.3 billion and a ratio of debt to EBITDA (as defined in Exhibit C attached hereto) of 9.3 as of December 31, 2000. Under these circumstances, the Company faced the need to obtain new financing in order to meet debt maturities and seasonal working capital requirements during the first quarter of 2001. However, during the second half of 2000 the Company encountered an increasingly severe tightening of the bank credit and other capital markets previously accessed by the Company. In early 2001, CBI was able to secure a new three-year $120 million credit facility which, combined with existing credit facilities of indirect subsidiaries of Debtor, enabled all of Debtor's operating subsidiaries to meet their upcoming debt maturities and seasonal working capital needs. However, Debtor was not able to obtain financing which would permit it to repay the $87 million of Old Subordinated Notes maturing in March 2001.

   These factors led to Debtor's announcement in January 2001 that it would seek to regain its financial health by proposing a restructuring of the $862 million principal amount of outstanding Old Notes through the conversion of a substantial portion of the Old Notes into common equity. As part of this initiative, beginning January 16, 2001 Debtor discontinued all interest and principal payments on the Old Notes. Debtor also announced that it had retained Blackstone as its financial advisor to assist it in negotiating such a restructuring with Holders of the Old Notes.

   The Old Notes are obligations of Debtor, which, as described above, is a holding company without any business operations of its own. Debtor's subsidiaries, which continue to meet their obligations with their own cash flow and credit facilities (including the $120 million credit facility obtained in early 2001) are not involved in the restructuring or the Chapter 11 Case.

   In April 2001, the European Commission agreed to reform the EU banana import regime effective July 1, 2001. This reform is expected to result in a partial recovery in future periods of the EU market opportunities available to the Company prior to 1993. However, the reform will not compensate the Company for the financial losses caused by the EU's banana regime over the past nine years. Although the Company filed a lawsuit in January 2001 seeking to recover approximately $500 million from the European Commission for certain damages caused by the EU's banana regime, it cannot predict the outcome or timing of an ultimate decision in that lawsuit.

   For further information about the matters discussed above, see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 attached as Exhibit D hereto, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 attached as Exhibit E hereto. The exhibits to these filings are available on the Securities and Exchange Commission's internet website at http://www.sec.gov.

D.  THE PREPETITION NOTEHOLDER COMMITTEES

   In February 2001, the Company commenced discussions with certain Holders of the Old Senior Notes (the "Prepetition Senior Noteholder Committee") and certain Holders of the Old Subordinated Notes (the "Prepetition Subordinated Noteholder Committee", and together with the Prepetition Senior Noteholder Committee, the "Prepetition Noteholder Committees"), to discuss the financial condition of the Company and the proposed restructuring. The members of the Prepetition Senior Noteholder Committee as of January 11, 2002 include CFSC Wayland Advisers, Inc., Varde Partners, Inc., Oaktree Capital Management, LLC, Tudor Investment Corp and Funds, Northeast Investors Trust, OZ Master Fund, Ltd., and OZF Credit Opportunities Master Fund, Ltd. The members of the Prepetition Subordinated Noteholder Committee as of January 11, 2002 include Van Moer Santerre Luxembourg, Delta Dividend Group, Van Moer Santerre Cie and Mariner Investment Group, Inc. The members of the Prepetition Noteholder Committees have informed Debtor that they collectively hold or control 28.42% of the outstanding principal amount of the Old Senior Notes and 34.48% of the outstanding principal amount of the Old Subordinated Notes. The Prepetition Senior Noteholder Committee retained Paul, Weiss, Rifkind, Wharton & Garrison ("Paul Weiss") as its legal advisor and Houlihan Lokey Howard & Zukin ("Houlihan") as its financial advisor. The Prepetition Subordinated Noteholder Committee retained Schulte Roth & Zabel LLP ("Schulte Roth") as its legal advisor, and a separate financial advisor was not retained. Any creditors committee appointed in the Chapter 11 Case commenced by Debtor which is comprised in whole or in part by any Holders of Old Senior Note Claims, Old Subordinated Note Claims, or either of the Old Note Trustees, is referred to herein as the "Creditors Committee".

   The Company engaged in extensive, arms' length negotiations with the Prepetition Noteholder Committees regarding the terms of a consensual restructuring of the Company. On November 9, 2001, shortly before the filing of the Chapter 11 Case and the Plan, these negotiations resulted in an agreement between these parties on the terms of a restructuring, which was formalized in the Lock Up Agreement described below. While members of the Prepetition Noteholder Committees have agreed to support and vote in favor of the Plan, they have not proposed the Plan. The Debtor is the proponent of the Plan.

E.  THE LOCK UP AGREEMENT

   On November 9, 2001, the Company and members of the Prepetition Noteholder Committees (the "Lock Up Holders") entered into a Lock Up, Voting and Consent Agreement (the "Lock Up Agreement") with respect to the terms of the Company's proposed plan of reorganization. A copy of both the Lock Up Agreement and the underlying term sheet attached thereto as Exhibit A (the "Term Sheet") have been filed with the United States Securities and Exchange Commission and are attached hereto as Exhibit F. Pursuant to the Lock Up Agreement, the parties agreed that each Lock Up Holder would support a Plan with the following terms:

    . Holders of the Old Senior Notes would receive under the Plan $250 million in New Notes (subject to the Subclass 4B Note Election) and 35,100,000 shares of New Common Stock (subject to the Subclass 4B Note Election and the Subclass 4B Equity Purchase), representing 87.75% of the New Common Stock, subject to dilution by exercise of the New Warrants and the Management Options;

    . Holders of the Old Subordinated Notes would receive under the Plan 3,100,000 shares of New Common Stock, representing 7.75% of the New Common Stock, subject to dilution by exercise of the New Warrants and the Management Options; subject to certain conditions, the Holders of the Old Subordinated Notes would also have the right to participate in
       (a) the Subclass 4B Note Election, (b) the Subclass 4B Equity Purchase and (c) the Subclass 4B Supplemental Distribution;

    . Holders of Old Series A Preferred Stock would receive 124,742 shares of New Common Stock, representing .312% of the New Common Stock (subject to dilution by exercise of the New Warrants and the Management Options), and 2,079,039 New Warrants exercisable into an equal number of shares of New Common Stock, representing 3.898% of the New Common Stock (subject to dilution by the Management Options), in each case as adjusted to reflect conversions of Old Series A Preferred Stock after October 31, 2001;

    . Holders of Old Series B Preferred Stock would receive 111,342 shares of New Common Stock, representing .278% of the New Common Stock (subject to dilution by exercise of the New Warrants and the Management Options), and 1,855,693 New Warrants exercisable into an equal number of shares of New Common Stock, representing 3.479% of the New Common Stock (subject to dilution by the Management Options), in each case as adjusted to reflect conversions of Old Series B Preferred Stock after October 31, 2001;

    . Holders of Old Series C Preferred Stock would receive 5,665 shares of New Common Stock, representing .014% of the New Common Stock (subject to dilution by exercise of the New Warrants and the Management Options), and 94,420 New Warrants exercisable into an equal number of shares of New Common Stock, representing 0.177% of the New Common Stock (subject to dilution by the Management Options), in each case as adjusted to reflect conversions of Old Series C Preferred Stock after October 31, 2001;

    . Holders of Old Common Stock would receive 558,251 shares of New Common Stock, representing 1.396% of the New Common Stock (subject to dilution by exercise of the New Warrants and the Management Options), and 9,304,181 New Warrants exercisable into an equal number of shares of New Common Stock, representing 17.445% of the New Common Stock (subject to dilution by the Management Options), in each case as adjusted to reflect conversions of Old Preferred Stock after October 31, 2001;

    . As part of a management incentive program, (1) options will be granted to management employees to acquire 5,925,926 shares of New Common Stock, at exercise prices equivalent to the average closing prices of the New Common Stock during a 30-day period preceding the grant date and (2) 800,000 shares of New Common Stock will be granted to Carl H. Lindner, the current Chairman of the Board of Debtor, and 200,000 shares will be granted to Steven G. Warshaw, the current President and Chief Executive Officer of Debtor, and to such other employees of Debtor and its subsidiaries as he may designate prior to the Effective Date.

    . Reorganized Debtor will use reasonable efforts to have the New Common Stock and New Warrants listed on a nationally recognized market or exchange, and the New Common Stock and New Warrants will be subject to customary demand and piggyback or other agreed upon registration rights for the benefit of holders whose resale of such New Common Stock or New Warrants would be limited or restricted by federal securities law.

    . Reorganized Debtor will have a seven person board of directors, initially consisting of Carl H. Lindner, Steven G. Warshaw and five directors appointed by the Creditors Committee, or if no Creditors Committee has been appointed, the Prepetition Noteholder Committees voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee.

   In addition, pursuant to the Lock Up Agreement, each Lock Up Holder agreed:

    . to vote its Claims in favor of the Plan and to support Confirmation of the Plan, including confirmation without acceptance by all impaired Classes;

    . to forbear from enforcement of any existing defaults or defaults that might occur (including any defaults caused by the commencement of the Chapter 11 Case) until the Plan is confirmed;

    . to grant the releases and exculpations described in this Disclosure Statement and not to object to the entry of an order by the Bankruptcy Court approving the releases; and

    . to support the confirmation of the Plan utilizing, if necessary, the "cram down" provisions of section 1129(b) of the Bankruptcy Code, as described in Section IV.E.4 hereof.

   The obligations of the parties under the Lock Up Agreement terminate upon the occurrence of any one of certain conditions, including: (a) the Plan provides or is modified to provide for treatment of a Holder of Old Senior Notes or Old Subordinated Notes which is materially adverse to the treatment described in the Term Sheet; (b) the Plan provides or is modified without the consent of the Holders of Old Senior Notes to provide for treatment of the Holders of the Old Subordinated Notes, Old Preferred Stock or Old Common Stock that increases the aggregate recoveries for such Old Subordinated Notes, Old Preferred Stock and Old Common Stock as a whole versus the recovery contemplated by the Term Sheet, or the Plan is modified in a manner which substantially decreases the likelihood that the Plan will be confirmed, (c) the Plan provides or is modified without the consent of the Holders of Old Subordinated Notes to provide for treatment of the Holders of the Old Senior Notes, Old Preferred Stock or Old Common Stock that increases the aggregate recoveries for such Old Senior Notes, Old Preferred Stock and Old Common Stock as a whole versus the recovery contemplated by the Term Sheet, or the Plan is modified in a manner which substantially decreases the likelihood that the Plan will be confirmed, (d) the date that the Bankruptcy Court approves the Disclosure Statement is not within 75 days from the date that Debtor commences the Chapter 11 Case (i.e., February 11, 2002); (e) the confirmation date of the Plan is not within the later of (i) 120 days from the date that Debtor commences the Chapter 11 Case (i.e., March 28, 2002) and (ii) 135 days from the date that public announcement is made regarding execution of the Lock Up Agreement (i.e., March 27, 2002) and (f) official public announcement that the relevant European Union authority has decided to enact a change which would take effect prior to 2006 in the European Union's current banana import regime that is materially adverse to the business or financial condition of the Company.

F.  PURPOSE OF THE PLAN

   The purpose of the Plan is to restructure Debtor's public debt to provide Debtor with a capital structure that can be supported by the cash flow of its operating subsidiaries. To that end, the Plan will reduce Debtor's debt and accrued interest by more than $700 million and its future annual interest expense by approximately $60 million. Parties other than Holders of the Old Notes, Other Securities Claims, Old Preferred Stock and Old Common Stock will not be impaired under the Plan. Debtor believes that the reorganization contemplated by the Plan is in the best interests of its creditors and equity holders. If the Plan is not confirmed, Debtor believes that it will be forced to either file an alternate plan of reorganization or liquidate under Chapter 7 of the Bankruptcy Code. In either event, Debtor believes that the Company's unsecured creditors (including the Holders of the Old Notes) and equity holders would realize a less favorable distribution of value, or in certain cases, none at all, for their Claims or Equity Interests. See the Liquidation Analysis set forth in Exhibit B attached hereto.

G.  ASSETS AND LIABILITIES OF DEBTOR

   Debtor's assets, as described in the Liquidation Analysis set forth in Exhibit B attached hereto, principally consist of the common stock of CBI. Debtor's liabilities are set forth more fully in the Liquidation Analysis, but principally consist of its indebtedness under the Old Notes.

H.  TERMS OF SECURITIES TO BE ISSUED PURSUANT TO THE PLAN

  1.  New Notes

   On the Effective Date, Reorganized Debtor will issue an aggregate principal amount of $250 million in New Notes, to be distributed to Holders of Subclass 4A Claims (subject to the Subclass 4B Note Election). The terms of the New Notes and the New Note Indenture are more fully described in Section III.F.5 herein.

  2.  New Warrants

   On the Effective Date, Reorganized Debtor will issue 13,333,333 New Warrants, with a term of seven years, to purchase an equal number of shares of New Common Stock at an exercise price equal to the "Solvency Value," estimated to be $18.76 per share, based on an Effective Date of December 31, 2001. The Solvency Value will be higher, due to an increase in calculated interest on Class 4 Claims, to the extent that the Effective Date is later than December 31, 2001 and will increase by approximately $0.18 per New Warrant share for each month between December 31, 2001 and the Effective Date. The New Warrants will be issued to the Holders of Class 5 Equity Interests and Class 6 Equity Interests. The terms of the New Warrants and the New Warrant Agreement are more fully described in Section III.F.5 herein.

  3.  New Common Stock

   Reorganized Debtor will issue 40,000,000 shares of New Common Stock (39,200,000 shares issued on the Effective Date and 800,000 management shares subject to restricted delivery, as described in Section III.F.5 below), representing 100% of the equity value of Reorganized Debtor on the Effective Date (subject to dilution by the New Warrants and the Management Options) to Holders of Class 4 Claims, Class 5 Equity Interests, Class 6 Equity Interests and certain executives and employees of Reorganized Debtor and its subsidiaries. The New Common Stock is more fully described in Section III.F.5 herein.

I.  BOARD OF DIRECTORS OF REORGANIZED DEBTOR

   Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the principal officers of Debtor immediately prior to the Effective Date shall be the officers of Reorganized Debtor. Reorganized Debtor will have a seven person board of directors, initially consisting of Morten Arntzen, Jeffrey D. Benjamin, Robert Fisher, Cyrus Freidheim, Roderick Hills, Carl H. Lindner and Steven G. Warshaw.

J.  LIQUIDATION ANALYSIS

   Pursuant to section 1129(a)(7) of the Bankruptcy Code (sometimes called the "Best Interests Test"), the Bankruptcy Code requires that each Holder of an Impaired Claim or Impaired Equity Interest either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if Debtor was liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the proceeds that would be generated from the hypothetical liquidation of Debtor's assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash and cash equivalents ("Cash") available would be the sum of the proceeds from the disposition of Debtor's assets and the Cash held by Debtor at the time of the commencement of the chapter 7 case. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of Debtor's business and the use of chapter 7 for the purposes of a hypothetical liquidation. Any remaining net Cash would be allocated to creditors and stockholders in strict priority in accordance with section 726 of the Bankruptcy Code.

   Debtor believes that the Plan will produce a greater recovery for Holders of Claims and Equity Interests than would be achieved in a chapter 7 liquidation. Blackstone, financial advisor to the Company, prepared a liquidation analysis with the assistance of management on behalf of Debtor, set forth in Exhibit B attached hereto, to assist Holders of Claims and Equity Interests to reach a determination as to whether to accept or reject the Plan. This liquidation analysis estimates the proceeds to be realized if Debtor were to be liquidated under chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based upon projected assets and liabilities of Debtor as of January 1, 2002 and incorporates estimates and assumptions developed by Debtor which are subject to potentially material changes with respect to economic and business conditions, as well as uncertainties not within Debtor's control.

   It has been assumed that creditor recoveries would not be affected by proceeds from causes of action, if any, including fraudulent conveyance and other avoidance claims, or any litigation that Debtor is or may be capable of asserting, including the Company's lawsuit against the European Commission described in Section I.C hereof. The Liquidation Analysis set forth in Exhibit B attached hereto does not, therefore, include any estimate of the necessary expenses to litigate such claims.

K.  FINANCIAL PROJECTIONS AND VALUATION ANALYSIS

   In conjunction with the allocation of distributions under the Plan, Debtor determined that it was necessary to estimate post-confirmation reorganization values of the equity of Reorganized Debtor to provide for equitable distribution among Classes of Claims and Equity Interests. Accordingly, Debtor directed Blackstone to prepare a valuation analysis of Reorganized Debtor. That valuation is set forth in Section 2 below.

   In order to assess the value of Reorganized Debtor generally, and specifically the reorganization value of the New Common Stock to be distributed under the Plan, Debtor and Blackstone developed a set of financial projections, summarized below and in Exhibit C attached hereto (the "Projections"). In addition, Debtor and Blackstone have developed a recovery analysis set forth in Exhibit B attached hereto describing the estimated recoveries to Holders of certain Allowed Claims and Allowed Equity Interests. The recoveries and projections set forth below and in Exhibit B and Exhibit C are based on a number of significant assumptions including, among other things, the successful reorganization of Debtor, an assumed Effective Date of December 31, 2001, Debtor's ability to achieve the operating and financial results included in the Projections, Debtor's ability to maintain adequate liquidity to fund operations and the assumption that capital and equity market conditions remain consistent with current conditions. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY SIGNIFICANTLY FROM THE PROJECTIONS.

  1.  Financial Projections

   As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, the Bankruptcy Court to determine that confirmation is not likely to be followed by a liquidation or the need for further reorganization of Debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, Debtor's management, with the assistance of Blackstone, has, through the development of the Projections, analyzed the ability of Reorganized Debtor to meet its obligations under the Plan to maintain sufficient liquidity and capital resources to conduct its business. The Projections were also prepared to assist each Holder of a Claim or Equity Interest in determining whether to accept or reject the Plan.

   The Projections were prepared in good faith based upon estimates and hypothetical assumptions made by Debtor's management. These include, but are not limited to, estimates and assumptions with respect to product sales volume and pricing by market, product sourcing, foreign exchange rates, production costs, logistics costs, capital spending and working capital levels, some of which are described in more detail in Exhibit C attached hereto. The Projections were developed by Debtor in March 2001 in connection with negotiations with the Prepetition Noteholder Committees and subsequently updated in May 2001 to reflect estimated cost reductions expected to result from the reform of the EU banana import regime. Although the Company has not prepared a full, five-year update of the EBITDA projection, it believes that, as a result of current business, economic, competitive, regulatory, market and financial conditions, EBITDA before reorganization costs, fresh start adjustments, and other unusual items for 2001 may be in the range of $155-$165 million.

   The Projection estimates and assumptions, while considered reasonable by management, may not be realized and are inherently subject to uncertainties and contingencies, and are based on factors such as industry performance, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Company's control. They do not take into account the potential effect of the terrorist actions in the United States or elsewhere on or after September 11, 2001. Because future events and circumstances may well be different from those assumed and unanticipated events or circumstances may occur, it is expected that there will be differences between actual and projected results and actual results may be materially greater or less than those contained in the Projections. No representations can be made as to the accuracy of these financial projections or Reorganized Debtor's ability to achieve the projected results; therefore, the Projections may not be relied upon as a guaranty or other assurance of the actual results that will occur. The inclusion of the Projections herein should not be regarded as an indication that the Company considered or considers the Projections to be a reliable prediction of future performance. The Projections are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. The Company does not intend to update or otherwise revise the Projections to reflect the occurrence of future events even in the event that assumptions underlying the Projections are not borne out.

   The Projections should be read in conjunction with the assumptions and qualifications set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and other information set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 attached as Exhibit D hereto, and the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001 attached as Exhibit E hereto.

   THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. DEBTOR'S INDEPENDENT AUDITOR HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

   DEBTOR DOES NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, NEITHER DEBTOR NOR REORGANIZED DEBTOR INTENDS TO, AND EACH DISCLAIMS ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW NOTES, NEW COMMON STOCK, NEW WARRANTS OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

   DEBTOR PERIODICALLY ISSUES PRESS RELEASES REPORTING FINANCIAL RESULTS AND HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO REVIEW ANY SUCH PRESS RELEASES WHEN AND AS ISSUED.

  2.  Valuation

   Two methodologies were used to derive the reorganization value of Debtor based on the Projections: (a) the application of public market valuation multiples to Debtor's historical and projected financial results (the "Comparable Analysis"), and (b) a calculation of the present value of the free cash flows under the Projections, including an assumption for a terminal value (the "DCF Analysis").

   The Comparable Analysis involves identifying a group of publicly traded companies whose businesses or product lines are comparable to those of Debtor as a whole or significant portions of Debtor's operations, and then calculating ratios of various financial results to the public market values of these companies. The ranges of ratios derived are then applied to Debtor's historical and projected financial results to derive an implied reorganization value of Reorganized Debtor. The DCF Analysis involves deriving the unlevered free cash flows that Debtor would generate assuming the Projections were realized. These cash flows and an estimated value of the Company at the end of the projected period (the "Terminal Value") were discounted to December 31, 2001 at Debtor's estimated post-restructuring weighted average cost of capital to determine the reorganization value of Reorganized Debtor at that date.

   ESTIMATES OF VALUE INCLUDED HEREIN DO NOT PURPORT TO BE APPRAISALS NOR DO THEY REFLECT THE VALUES THAT MAY BE REALIZED IF REORGANIZED DEBTOR OR ALL OR A PORTION OF THE ASSETS OF REORGANIZED DEBTOR ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE REALIZATION OF THE PROJECTIONS AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.

   Based upon the methods described above, the estimated reorganization value for Reorganized Debtor is approximately $1,280 million. After deducting from Reorganized Debtor's reorganization value the estimated long-term indebtedness of Reorganized Debtor at the hypothetical Effective Date of December 31, 2001, consisting of (i) $250 million of New Notes and (ii) an estimated $413 million of net subsidiary debt, the estimated total equity value of Reorganized Debtor is approximately $617 million. To derive the reorganization value of the New Common Stock, the estimated value of the New Warrants is deducted. Using the Black-Scholes option pricing method, Debtor has estimated the value of the New Warrants to be $41 million ($3.10 per New Warrant). The valuation of the New Warrants was based upon, among other things, estimates of volatility of the New Common Stock. Therefore, assuming that 40,000,000 shares of New Common Stock will be issued or committed to be issued on the hypothetical Effective Date of December 31, 2001, the reorganization value of such stock is estimated to be $576 million, or $14.39 per share. Set forth below is a summary of the projected recoveries to Holders of Claims and Equity Interests that result from such reorganization values and projected recoveries to Holders of Claims and Equity Interests pursuant to a liquidation of Debtor under chapter 7 of the Bankruptcy Code:

                                               Summary of Projected Recoveries
                                               -------------------------------
              Description           Class No.   Under the Plan       Chapter 7
     ----------------------------- ----------- --------------        ---------
     Administrative Expense Claims          --    100.0%              100.0%
     Priority Tax Claims..........          --    100.0%              100.0%
     Other Priority Claims........     Class 1    100.0%              100.0%
     Secured Claims...............     Class 2    100.0%              100.0%
     General Unsecured Claims.....     Class 3    100.0%              43.2%
     Senior Note Claims........... Subclass 4A     87.4%              43.2%
     Subordinated Note Claims..... Subclass 4B     46.5%               0.0%
     Old Preferred Stock..........     Class 5 $16.0 million           $0.0
     Old Common Stock.............     Class 6 $36.9 million           $0.0
     Other Securities Claims......     Class 7     $0.0                $0.0

   THE ESTIMATED REORGANIZATION VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS THAT ARE NOT GUARANTEED.

   THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE ESTIMATED EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. SUCH MARKET TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE ESTIMATED REORGANIZATION EQUITY VALUE ASSOCIATED WITH THE VALUATION ANALYSIS.

L.  REORGANIZED DEBTOR AND THE POST-CONFIRMATION ESTATE

   Debtor shall continue to exist as Reorganized Debtor after the Effective Date as a separate corporate entity, with all the powers of a corporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law. Except as otherwise provided in the Plan, the New Notes, or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of Debtor and any property acquired by Debtor or Reorganized Debtor under the Plan, shall vest in Reorganized Debtor, free and clear of all Claims, liens, charges, or other encumbrances and Equity Interests existing prior to the Effective Date. On and after the Effective Date, Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with section 1109(b) of the Bankruptcy Code, nothing herein shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Case.

                           II.  THE CHAPTER 11 CASE

   On November 28, 2001 (the "Petition Date"), Debtor filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code. At such time, all actions and proceedings against Debtor and all acts to obtain property from Debtor were stayed under section 362 of the Bankruptcy Code. Debtor will continue to conduct its business and manage its properties as debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

   Debtor does not expect the Chapter 11 Case to be protracted. To expedite its emergence from chapter 11, on the Petition Date, Debtor filed, in addition to the Disclosure Statement and the Plan, motions seeking the relief detailed below, among other relief, from the Bankruptcy Court. Such relief has been granted by the Bankruptcy Court and will facilitate the administration of the Chapter 11 Case.

                                 MOTIONS FILED

  1.  Applications for Retention of Debtor's Professionals

   The Bankruptcy Court approved Debtor's request to retain certain professionals to represent it and assist it in connection with the Chapter 11 Case. These professionals were intimately involved with the negotiation and development of the Plan. These professionals include, among others: (a) Kirkland & Ellis, as counsel for Debtor, (b) Blackstone, as financial advisor for Debtor, (c) Bankruptcy Management Corporation, as notice agent for Debtor,
(d) Dinsmore & Shohl LLP, as co-counsel for Debtor, (e) Ashurst Morris Crisp, as special international securities counsel for Debtor, (f) Weber Shandwick Worldwide, as public relations advisor for Debtor, and (g) Innisfree M&A Incorporated, as Solicitation Agent.

  2.  Motions to Approve Manner of Notice of the Disclosure Statement and
  Confirmation Hearing, and to     Schedule Disclosure Statement Hearing and
  Confirmation Hearing

   The Bankruptcy Court approved Debtor's request to schedule a hearing on the Disclosure Statement, set for January 18, 2002. In addition, the Bankruptcy Court approved Debtor's request to schedule a Confirmation Hearing on the Plan, which is scheduled for March 8, 2002.

   Pursuant to the Bankruptcy Rules, Debtor provided notice of the hearing to approve the Disclosure Statement and confirmation of the Plan to creditors and equity holders. Where possible, Holders entitled to distributions under the Plan received personal notice by mail. Because several classes of Claims, with a number of creditors, are not impaired under the Plan and will pass through the Chapter 11 Case unaffected, and because one class, with an unknown number of Holders, is not entitled to receive any distribution nor retain any property under the Plan, the Bankruptcy Court approved Debtor's request that publication notice of the events set forth above in several newspapers of national circulation to such Holders would be sufficient notice for such purposes.

   Additionally, Debtor has received the Bankruptcy Court's approval of Debtor's proposed solicitation procedures, including use of this Disclosure Statement to solicit acceptances of the Plan from Holders of Class 4 Claims and Class 5 and Class 6 Equity Interests.

  3.  Motion to Continue Using Existing Bank Accounts and Business Forms

   As described above, Debtor is a holding company with no operations of its own. All of the cash needs of Debtor are processed and paid by CBI, which has sufficient cash flow to fund Debtor's cash needs, as well as availability under its existing credit facility. Generally, the types of expenses Debtor incurs include: salaries for its approximately 200 employees, bonuses, payroll and other taxes, employee benefits, reimbursements, consulting and professional fees, retirement benefits, insurance premiums, expenses to support investor relations, and fees associated with Debtor's Board of Directors. Debtor does not have a separate account used to process such obligations. Rather, CBI processes substantially all of Debtor's payment obligations in its books and charges Debtor for the expenses by means of an intercompany charge. The Bankruptcy Court has authorized Debtor to continue using this cash management system.

  4.  Motion for Authority to Pay Prepetition General Unsecured Claims

   The Bankruptcy Court granted Debtor's request to pay, in its sole discretion, Unimpaired Unsecured Claims in the ordinary course of its business when and as due, notwithstanding provisions of the Bankruptcy Code that would otherwise require Debtor to defer payment of Unimpaired Unsecured Claims until the Effective Date.

  5. Motion for Authority to Pay Prepetition and Postpetition Employee Wages and Associated Benefits

   Debtor believes that its employees are a valuable asset and that any delay in paying prepetition or postpetition compensation or benefits to its employees would destroy Debtor's relationship with employees and irreparably harm employee morale at a time when the dedication, confidence and cooperation of Debtor's employees is most critical. The Bankruptcy Court granted Debtor's request for authority to pay all compensation and benefits owed to employees, including the authority to honor existing bonus, incentive, severance and deferred compensation plans in the ordinary course of Debtor's business. The authority granted allows Debtor to compensate its employees for obligations payable as of the Petition Date, as well as obligations that come due after the Petition Date.

  6. Motion for Authority to Preclude the Conversion of Old Preferred Stock into Old Common Stock

   In order to establish finality for purposes of fixing the recoveries of the Class 5 and 6 Equity Interests under the Plan, the Bankruptcy Court granted Debtor's request to suspend the rights of the holders of Old Preferred Stock to exercise their right, after the Record Date, to convert at their option Old Preferred Stock into Old Common Stock pursuant to the terms of Debtor's Second Restated Certificate of Incorporation, as amended to date.

  7.  Motion for Authority to Implement a Management Retention Program

   Debtor believes that it is imperative to stabilize its workforce at this critical juncture of the Chapter 11 Case to ensure that the necessary complement of employees required to proceed with Debtor's reorganization are in place. The Bankruptcy Court granted Debtor's request for authority to implement, and approved the terms of, a management retention program.

                       III.  THE PLAN OF REORGANIZATION

   The primary objectives of the Plan are to (a) alter Debtor's debt and capital structures to permit it to emerge from the Chapter 11 Case with a viable capital structure; (b) improve the value of the ultimate recoveries to all creditor and equityholder groups, on a fair and equitable basis, compared to the value they would receive in a liquidation; and (c) settle, compromise or otherwise dispose of certain Claims and Equity Interests on terms that Debtor believes to be fair and reasonable and in the best interests of its Estate and its creditors.

   Debtor believes that (a) through the Plan, Holders of Allowed Claims and Allowed Equity Interests will obtain a greater recovery from the estate of Debtor than the recovery they would receive if the assets of Debtor were liquidated under chapter 7 of the Bankruptcy Code, and (b) the Plan will afford Debtor the opportunity and ability to continue its business as a viable going concern.

   The statements contained in this Disclosure Statement include summaries of the provisions contained in the Plan and in documents referred to therein. The statements contained in this Disclosure Statement do not purport to be precise or complete statements of all the terms and provisions of the Plan or documents referred to herein, and reference is made to the Plan, attached hereto as Exhibit A, and to such documents for the full and complete statements of such terms and provisions.

   The Plan itself and the documents referred to therein control the actual treatment of Claims against and Equity Interests in Debtor in the reorganization and will, upon the Effective Date, be binding upon all Holders of Claims against and Equity Interests in Debtor and its Estate, the Reorganized Debtor and other parties in interest. In the event of any conflict between this Disclosure Statement, on the one hand, and the Plan or any other operative document, on the other hand, the terms of the Plan and such other operative document are controlling.

A.  OVERVIEW OF CHAPTER 11

   Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and interest holders. Another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor's assets.

   The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

   The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity holder in the debtor, whether or not such creditor or equity holder (a) is impaired under or has accepted the plan or (b) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

   A chapter 11 plan may specify that certain classes of claims or equity interests are either to be paid in full upon effectiveness of the plan or are to remain unchanged by the reorganization effectuated by the plan. Such classes are referred to as "unimpaired" and, because of such favorable treatment, are deemed to accept the plan. Accordingly, it is not necessary to solicit votes from the holders of claims or equity interests in such classes. A chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan. Any classes that are receiving a distribution of property under the plan but are not "unimpaired" will be solicited to vote to accept or reject the plan.

B.  OVERALL STRUCTURE OF DEBTOR'S PLAN

   Debtor believes that the Plan provides the best and most prompt possible recovery to Holders of Claims and Equity Interests. Under the Plan, Claims against and Equity Interests in Debtor are divided into different classes. Under the Bankruptcy Code, "claims" and "equity interests" are classified rather than "creditors" and "shareholders" because such entities may hold claims or equity interests in more than one class. For purposes of this Disclosure Statement, the term "Holder" refers to the holder of a Claim or Equity Interest, respectively, in a particular Class under the Plan. If the Plan is confirmed by the Bankruptcy Court and consummated, then on the Effective Date or as soon as practicable thereafter, Debtor will make distributions in respect of certain Classes of

Claims and Equity Interests as provided in the Plan. The Classes of Claims against and Equity Interests in Debtor created under the Plan, the treatment of those Classes under the Plan and distributions to be made under the Plan are described below.

C.  CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

   The categories of Claims and Equity Interests and their treatment listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan, except as otherwise provided herein, and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

   The classification of Claims and Equity Interests against Debtor pursuant to the Plan is as follows:


                     Class                    Status      Voting Rights
   -----------------------------------------  ---------- --------------------
   Class 1 --  Other Priority Claims          Unimpaired not entitled to vote
   Class 2 --  Secured Claims                 Unimpaired not entitled to vote
   Class 3 --  General Unsecured Claims       Unimpaired not entitled to vote
   Class 4 --  Old Senior Note Claims and Old
               Subordinated Note Claims       Impaired   entitled to vote
   Class 5 --  Old Preferred Stock            Impaired   entitled to vote
   Class 6 --  Old Common Stock               Impaired   entitled to vote
   Class 7 --  Other Securities Claims        Impaired   not entitled to vote

  1.  Administrative Expense Claims

   Subject to the provisions of section 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Expense Claim will be paid the full unpaid amount of such Allowed Administrative Expense Claim in Cash (i) on the Effective Date, (ii) if such Claim is Allowed after the Effective Date, on the date such Claim is Allowed or (iii) upon such other terms as may be agreed upon by such Holder and Reorganized Debtor or otherwise upon an order of the Bankruptcy Court; provided that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business or otherwise assumed by Debtor pursuant to the Plan will be assumed on the Effective Date and paid or performed by Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing such obligations.

  2.  Priority Tax Claims

   On the Effective Date or as soon as practicable thereafter, each Holder of a Priority Tax Claim due and payable on or prior to the Effective Date shall be paid, at the option of Debtor, (a) Cash in an amount equal to the amount of such Allowed Claim, or (b) Cash over a six-year period from the date of assessment as provided in section 1129(a)(9)(C) of the Bankruptcy Code, with interest payable at a rate of 81/4% per annum or such other rate as may be required by the Bankruptcy Code. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (x) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Case had not been commenced, (y) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Case had not been commenced, and (z) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan shall leave unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

  3.  Class 1: Other Priority Claims (Not Impaired)

   Under the Plan, Class 1 consists of all Claims against Debtor accorded priority and right of payment under section 507(a) of the Bankruptcy Code (including priority employee salary and wage claims to the extent not paid prior to confirmation pursuant to the first-day orders authorizing payment of prepetition wage, salary and benefits claims), other than a Priority Tax Claim or an Administrative Expense Claim. The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by the Plan. Unless the Holder of such Claim and Debtor agree to a different treatment, each Holder of an Allowed Class 1 Claim shall receive one of the following alternative treatments, at the election of Debtor:

   (a) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized Debtor;

   (b) to the extent not due and owing on the Effective Date, such Claim (i) will be paid in full in Cash by Reorganized Debtor on the Effective Date or (ii) will be paid in full in Cash by Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business; or

   (c) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

   Any default with respect to any Class 1 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured by virtue of payments made upon the Effective Date. Class 1 is not impaired and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

  4.  Class 2: Secured Claims (Not Impaired)

   A secured claim is (a) a Claim against Debtor held by any person or entity, including a judgment creditor of Debtor, secured by a lien on any asset of Debtor, which lien is valid, perfected and enforceable under applicable law, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of any interest in property of the Estate securing such Claim; or (b) a Claim Allowed under the Plan as a Secured Claim. Under the Plan, Class 2 consists of all Secured Claims against Debtor. For voting and distribution purposes, each Holder of a Class 2 Claim is deemed to be classified in a separate subclass. The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by the Plan. Unless the Holder of such Claim and Debtor agree to a different treatment, each Holder of an Allowed Class 2 Claim shall receive one of the following alternative treatments, at the election of Debtor:

   (a) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

   (b) Debtor shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Debtor or Reorganized Debtor; or

   (c) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

   Any default with respect to any Class 2 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 2 is not impaired and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

  5.  Class 3: General Unsecured Claims (Not Impaired)

   Under the Plan, Class 3 consists of any unsecured Claim against Debtor that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim, Subclass 4A Claim, Subclass 4B Claim or Class 7 Other Securities Claim. The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Plan. Unless the Holder of such Claim and Debtor agree to a different treatment, each Holder of an Allowed Class 3 Claim shall receive one of the following alternative treatments, at the election of
Debtor:

   (a) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized Debtor;

   (b) to the extent not due and owing on the Effective Date, such Claim (i) will be paid in full in Cash by Reorganized Debtor on the Effective Date or (ii) will be paid in full in Cash by Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business; or

   (c) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Any default with regard to any Class 3 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class 3 is not impaired and the Holders of Class 3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3 are not entitled to vote to accept or reject the Plan.

   Notwithstanding the foregoing, Debtor has received authority from the Bankruptcy Court to pay general unsecured claims in the ordinary course of business during the pendency of the Chapter 11 Case.

  6.  Class 4: Old Senior Note Claims and Old Subordinated Note Claims
  (Impaired)

   Under the Plan, Class 4 consists of any Claim for principal or interest through the Petition Date under the Old Senior Notes or the Old Subordinated Notes. For distribution purposes only, Class 4 is divided into (a) Subclass 4A (consisting of any Claim for principal or interest under the Old Senior Notes), and (b) Subclass 4B (consisting of any Claim for principal or interest under the Old Subordinated Notes). Class 4 does not include any claims arising from the purchase or sale of the Old Senior Notes or the Old Subordinated Notes, for rescission of any purchase, or for damages arising from the purchase or sale, of the Old Senior Notes or the Old Subordinated Notes, or any other Claim related to the Old Senior Notes or the Old Subordinated Notes other than a Claim for principal and interest thereon.

   On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Senior Note Claim shall receive, in full and final satisfaction of such Claim, a distribution of its pro rata share of $250 million aggregate principal amount of New Notes and its pro rata share of 35,100,000 shares of New Common Stock, representing 87.75% of the New Common Stock to be issued pursuant to the Plan (subject to dilution by exercise of the New Warrants and the Management Options). The aggregate principal amount of New Notes and shares of New Common Stock to be received by Subclass 4A is subject to adjustment by the Subclass 4B Note Election and Subclass 4B Equity Purchase described below. On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Subordinated Note Claim shall receive, in full and final satisfaction of such Claim, its pro rata share of 3,100,000 shares of New Common Stock, representing 7.75% of the New Common Stock to be issued pursuant to the Plan (subject to dilution by exercise of the New Warrants and the Management Options). These distributions are summarized in the table below:

For a Holder of this ...of this series of Old Notes   The Holder would be entitled to receive these
amount...                                           securities of Reorganized Debtor under the Plan/1/
-------------------------------------------------------------------------------------------------------
                                                                              New Common        New
                                                       New Notes                Stock         Warrants
------------------------------------------------------------------------------------------------------
$10,000 principal     Old Senior Notes                                    460.1 shares/2/       None
amount (plus unpaid   9 5/8% Senior Notes due 2004  $3,276.99/2/          452.7 shares
interest)             9 1/8% Senior Notes due 2004  $3,224.14             451.4 shares
                      10 1/4% Senior Notes due 2006 $3,215.22             445.2 shares
                      10% Senior Notes due 2009     $3,171.22
------------------------------------------------------------------------------------------------------
$10,000 principal     Old Subordinated Notes        None/4/               360.9 shares/4/       None
amount (plus unpaid   7% Convertible Subordinated
interest)/3/          Debentures due 2001

--------
/1/ New Notes will be issued in denominations of $1,000 and integral multiples thereof. No fractional shares of New Common Stock, or New Warrants exercisable into fractional shares of New Common Stock, will be issued. See Section III.D.7 below for a description of the treatment of portions of New Notes less than $1,000, fractional shares of New Common Stock, and New Warrants exercisable into fractional shares of New Common Stock.

/2 /The variance of distributions among the Holders of Old Senior Notes reflects different levels of unpaid interest. These distributions are subject to change to the extent Holders of Old Subordinated Note Claims elect to participate in the Subclass 4B Note Election and Subclass 4B Equity Purchase.

/3/ Assuming that accrued but unpaid pre-petition interest claims are distributed pro-rata as to the principal amount of Old Subordinated Notes held by Holders of Subclass 4B Claims.

/4 /Subject to certain conditions, each Holder of Old Subordinated Notes may also have the right to participate in the Subclass 4B Note Election, Subclass 4B Equity Purchase and Subclass 4B Supplemental Distribution, as described below.

   Subclass 4B Note Election. In lieu of receiving all or a portion of such Holder's share of the New Common Stock allocated to Subclass 4B, each Holder of an Allowed Subclass 4B Claim has the right to receive its share of $10 million in New Notes (which New Notes would otherwise be distributed to Subclass 4A) (the "Subclass 4B Note Election"), subject to an aggregate minimum subscription requirement of $500,000 principal amount of New Notes. Each Holder electing to receive all or any of its respective share of New Notes shall receive $1,000 principal amount of New Notes for each lot of 101.14 shares of New Common Stock such Holder elects not to receive. If more than $10 million in New Notes are subscribed for pursuant to the foregoing, each electing Holder will be entitled to receive an amount of New Notes in lieu of New Common Stock equal to (a) $10 million, multiplied by (b) a fraction, (i) the numerator of which is the amount of Subclass 4B Claims held by such Holder in respect of which such Holder has elected to receive New Notes and (ii) the denominator of which is the aggregate amount of Subclass 4B Claims in respect of which such Holders have elected to receive New Notes; provided that Reorganized Debtor shall not be obligated in any event to issue New Notes other than in denominations of $1,000 or integral multiples thereof. If Holders of Allowed Subclass 4B Claims elect to receive any New Notes pursuant to the Subclass 4B Note Election, the principal amount of New Notes to be received by Holders of Allowed Subclass 4A Claims shall be reduced on a pro rata basis by such amount, and the New Common Stock to be received by Holders of Allowed Subclass 4A Claims shall be increased on a pro rata basis by the amount of New Common Stock forsaken by Holders of Subclass 4B Claims in lieu of New Notes.

   Any Holder of Subclass 4B Claims who is not a resident of the United States will be required to represent to the satisfaction of Debtor in its sole discretion that it satisfies certain qualifications in order to be permitted to participate in the Subclass 4B Note Election.

   Subclass 4B Equity Purchase. At the time of voting on the Plan, except as otherwise provided herein, each Holder of an Allowed Subclass 4B Claim shall also have the right to purchase for Cash its pro rata share of 2,306,644 shares of New Common Stock (i.e., 5.77% of the New Common Stock to be issued pursuant to the Plan, subject to dilution by the New Warrants and the Management Options), at a price of $17.85 per share (subject to an aggregate minimum purchase requirement of $500,000 by the Holders of Subclass 4B Claims). To the extent any Holders of Allowed Subclass 4B Claims elect to purchase any of such New Common Stock, (a) an amount equal to the cash proceeds received by Debtor in consideration for such New Common Stock shall be distributed to the Holders of Allowed Subclass 4A Claims on a pro rata basis on the Effective Date or as soon thereafter as practicable and (b) the amount of New Common Stock to be received by Allowed Subclass 4A Claims shall be reduced on a pro rata basis by the number of shares of the Subclass 4B Equity Purchase.

   Any Holder of Subclass 4B Claims who is not a resident of the United States shall not be permitted to participate in the Subclass 4B Equity Purchase (unless it can demonstrate an exemption from applicable local securities laws).

   Subclass 4B Supplemental Distribution. Upon (a) the sale of, and/or consummation of a tender offer resulting in the purchase of, substantially all of the New Common Stock of Reorganized Debtor (a "Stock Sale"), (b) the merger of Reorganized Debtor (whether or not Reorganized Debtor is the surviving entity) in which the securities of Reorganized Debtor outstanding immediately prior to such merger do not represent at least 50% of the combined voting power of the securities of Reorganized Debtor, or the surviving or acquiring entity or any parent thereof, outstanding immediately after such merger (a "Merger") or (c) the sale of all or substantially all of the assets of Reorganized Debtor (other than to a direct or indirect subsidiary of Debtor) (an "Asset Sale"), in each case prior to the third anniversary of the Effective Date of the Plan, each Holder of a Subclass 4B Claim will be entitled to its proportionate share of a one-time distribution (the "Subclass 4B Supplemental Distribution") from Reorganized Debtor upon the consummation of such transaction. The Supplemental Distribution shall be determined as follows:

--------------------------------------------------------------------------------------
Supplemental Distribution
    (non-cumulative)      Purchase Price Per Share   Implied Total Enterprise Value
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

           $0                 less than $17.64           less than $1.45 billion
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

       $15 million            $17.64 - $19.61        greater than or equal to $1.45
                                                   billion but less than $1.55 billion
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

       $20 million            $19.62 - $21.57        greater than or equal to $1.55
                                                   billion but less than $1.65 billion
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

       $25 million            $21.58 - $23.52        greater than or equal to $1.65
                                                   billion but less than $1.75 billion
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

       $30 million           $23.53 and greater         $1.75 billion and greater
--------------------------------------------------------------------------------------

   The "Purchase Price Per Share" (as adjusted for stock splits, stock dividends, reverse stock splits and the like) is used to determine the amount of the Subclass 4B Supplemental Distribution in the case of a Stock Sale or Merger. The "Implied Total Enterprise Value" is the implied aggregate value of the Company on a consolidated basis as if it had no debt and is used to determine the amount of the Subclass 4B Supplemental Distribution in the case of an Asset Sale. The Subclass 4B Supplemental Distribution shall be paid in the same form, whether cash, stock or other securities, as the consideration received by the Holders of the New Common Stock (in the case of a Stock Sale or Merger) or by Reorganized Debtor (in the case of an Asset Sale). The right of a Holder of a Subclass 4B Claim to receive its proportionate share of the Subclass 4B Supplemental Distribution shall not be assignable or transferable, other than by the laws of descent and distribution.

   Holders of Subclass 4B Claims who hold Old Subordinated Notes in bearer form will be required to provide certain identifying information to Debtor in order to be permitted to participate in the Subclass 4B Supplemental Distribution as set forth in the applicable Ballot.

   Each Class 4 Claim shall be Allowed in the amount of the outstanding principal amount of such Class 4 Claim, plus simple interest accrued on the principal through the Petition Date. In the aggregate, Subclass 4A Claims are Allowed in the amount of $863.5 million and Subclass 4B Claims are Allowed in the amount of $95.9 million.

   Class 4 is impaired and the Holders of Claims in Class 4 are entitled to vote for or against the Plan.

  7.  Class 5: Old Preferred Stock (Impaired)

   Under the Plan, Class 5 consists of the Old Preferred Stock. On the Effective Date or as soon as practicable thereafter:

   (a) Holders of Allowed Old Series A Preferred Stock will receive a pro rata distribution of 124,742 shares of New Common Stock, representing .312% of the New Common Stock to be issued pursuant to the Plan (subject to dilution by the New Warrants and the Management Options), and 2,079,039 New Warrants exercisable into an equal number of shares of New Common Stock, representing 3.898% of the New Common Stock to be issued pursuant to the Plan (subject to dilution by the Management Options);

   (b) Holders of Allowed Old Series B Preferred Stock will receive a pro rata distribution of 111,342 shares of New Common Stock, representing .278% of the New Common Stock to be issued pursuant to the Plan (subject to dilution by the New Warrants and the Management Options), and 1,855,693 New Warrants exercisable into an equal number of shares of New Common Stock, representing 3.479% of the New Common Stock to be issued pursuant to the Plan (subject to dilution by the Management Options); and

(c) Holders of Allowed Old Series C Preferred Stock will receive a pro rata distribution of 5,665 shares of New Common Stock, representing .014% of the New Common Stock to be issued pursuant to the Plan (subject to dilution by the New Warrants and the Management Options), and 94,420 New Warrants exercisable into an equal number of shares of New Common Stock, representing .177% of the New Common Stock to be issued pursuant to the Plan (subject to dilution by the Management Options).

   Based upon an implied reorganization value of Debtor of $1.28 billion, Holders of Old Preferred Stock would receive no distribution and would retain no property in a restructuring if the reorganization value were distributed on an absolute priority basis. However, in order to achieve a consensual Plan, the Prepetition Noteholder Committees agreed to vote in favor of a plan that allocates the following distributions under the Plan to the Old Preferred Stock:

For a Holder of 1,000 shares of this series of The Holder would be entitled to receive these securities of
Old Preferred Stock . . .                                   Reorganized Debtor under the Plan
-----------------------------------------------------------------------------------------------------------
                                               New Notes            New Common Stock      New Warrants
----------------------------------------------------------------------------------------------------------
$2.875 Non-Voting Cumulative Preferred
Stock, Series A                                  None                 75.4 shares     1,257.0 shares
----------------------------------------------------------------------------------------------------------

$3.75 Convertible Preferred Stock, Series B      None                 95.3 shares     1,587.8 shares
----------------------------------------------------------------------------------------------------------

$2.50 Convertible Preference Stock, Series C..   None                 74.9 shares     1,248.1 shares

   The Plan provides that (i) 800,000 shares of New Common Stock and (ii) 13,333,333 New Warrants exercisable into an equal number of shares of New Common Stock (together, the "Distributable Value") are available in the aggregate for distribution to the Old Preferred Stock and Old Common Stock in Classes 5 and 6. Debtor and its advisors have estimated that the Distributable Value has a value of approximately $52.9 million. Debtor and its advisors have developed the following method of allocating the Distributable Value, which Debtor believes is a fair and equitable treatment of the Old Preferred Stock and Old Common Stock.

   Allocation Methodology. As of January 8, 2002, 1,653,930 shares of Old Series A Preferred Stock, 1,168,700 shares of Old Series B Preferred Stock, and 75,650 shares of Old Series C Preferred Stock were outstanding. The Old Series A Preferred Stock and the Old Series C Preferred Stock are convertible at the option of Debtor at any time into Old Common Stock at a ratio of 10 shares of Old Common Stock for each share of Old Series A Preferred Stock or Old Series C Preferred Stock. The Old Series B Preferred Stock is not currently convertible into Old Common Stock at the option of Debtor. Debtor believes that these conversion provisions, as well as the higher conversion (at the Holder's option) and dividend rates applicable to the Old Series B Preferred Stock, have contributed to the Old Series B Preferred Stock having historically traded at a market premium to the Old Series A Preferred Stock.

   On November 8, 2001, the last full trading day before Debtor's public announcement of the terms of the Plan, the market trading values of the Old Series A Preferred Stock and Old Series B Preferred Stock were $4.75 per share and $6.00 per share, respectively. These prices reflected a 26% trading premium of the Old Series B Preferred Stock over the Old Series A Preferred Stock. Further, for the period beginning June 25, 2001 and ending November 8, 2001, the average daily trading prices of the Old Series A Preferred Stock and Old Series B Preferred Stock reflected the same 26% premium.

   The Plan allocation of Distributable Value among the Old Preferred Stock and the Old Common Stock (a) takes into account the conversion feature at the option of Debtor which is applicable to the Old Series A Preferred Stock and Old Series C Preferred Stock; and (b) provides to the Old Series B Preferred Stock 26% more Distributable Value, on a per share basis, than the Old Series A Preferred Stock and Old Series C Preferred Stock. On this basis, and using the reorganization values assigned to the New Common Stock and New Warrants in Section I.K above, holders of Old Preferred Stock would receive under the Plan a Distributable Value of $4.98 per share of Old Series A Preferred Stock, $6.29 per share of Old Series B Preferred Stock and $4.94 per share of Old Series C Preferred Stock.

   The aggregate number of shares of New Common Stock and New Warrants to be distributed to Class 5 and Class 6 are subject to adjustment in the event that one or both of Classes 5 and 6 are non-accepting Classes. In the event that Class 5 rejects the Plan, Debtor reserves the right to seek to have a Plan confirmed in which Holders of Old Preferred Stock will only receive 50% of the New Common Stock and 50% of the New Warrants that they would have received if Class 5 had approved the Plan. For a more detailed description of "cram down" provisions of the Plan, see Section IV.E.4 herein.

   Each Class 5 Equity Interest shall be Allowed in the amount of the number of shares of Old Preferred Stock held by each applicable Holder as of the Record Date.

   Class 5 is impaired and the Holders of Old Preferred Stock are entitled to vote for or against the Plan.

  8.  Class 6: Old Common Stock (Impaired)

   Under the Plan, Class 6 consists of the Old Common Stock, of which 78,273,183 shares were outstanding as of January 8, 2002. On or as soon as practicable after the Effective Date, each Holder of an Allowed Class 6 Equity Interest shall receive, in full and final satisfaction of such Equity Interest, a pro rata portion of 558,251 shares of New Common Stock, and a pro rata share of New Warrants exercisable into 9,304,181 shares of New Common Stock. With respect to any employee pension benefit plan (as defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that contains Old Common Stock, the Debtor, at its election (after consultation with the Prepetition Noteholder Committees), may exchange with such plan(s) Cash in an amount equal to the value on the Effective Date of the New Warrants otherwise distributable to such plan(s) on account of the Old Common Stock held therein in lieu of such New Warrants.

   Based on an implied reorganization value of $1.28 billion, Holders of Old Common Stock would receive no distribution and would retain no property in a restructuring if the reorganization value were distributed on an absolute priority basis. However, in order to achieve a consensual Plan, the Prepetition Noteholder Committees agreed to vote in favor of a Plan that allocates the following distributions to the Old Common Stock:

     ----------------------------------------------------------------------------------
     For a Holder of 1,000 shares of Old Common Stock, the Holder would be entitled to receive these securities of Reorganized Debtor under the Plan
     ----------------------------------------------------------------------------------
     ---------------------------------------------------------------------------------
         New Notes                 New Common Stock                New Warrants
     ---------------------------------------------------------------------------------
     ---------------------------------------------------------------------------------
     None                          7.1 shares               118.9 shares
     ---------------------------------------------------------------------------------

   In the event that Class 6 rejects the Plan, Debtor reserves the right to seek to have a Plan confirmed in which Holders of Class 6 Claims will only receive 50% of the New Common Stock and 50% of the New Warrants that they would have received if Class 6 had approved the Plan. For a more detailed description of "cram down" provisions of the Plan, see Section IV.E.4 hereof.

   Each Class 6 Equity Interest shall be Allowed in the amount of the number of shares of Old Common Stock held by each applicable Holder as of the Record Date.

   Class 6 is impaired and the Holders of Old Common Stock are entitled to vote for or against the Plan.

  9.  Class 7: Other Securities Claims (Impaired)

   Under the Plan, Class 7 consists of (a) any Equity Interest of Debtor (other than Equity Interests of Debtor classified in Class 5 or Class 6 above), including, but not limited to, any warrants, options, conversion privileges or contract rights to purchase or acquire the equity securities of Debtor at any time, and (b) any Claims (as defined in section 101(5) of the Bankruptcy
Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, currently existing or hereafter arising, in law, equity or otherwise, arising from rescission of a purchase or sale of a security of Debtor (including the Old Notes, Old Preferred Stock and Old Common Stock), for damages arising from the purchase, sale or holding of such securities, or for reimbursement, indemnification (except as set forth in Section VI.D of the Plan) or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim. Class 7 is impaired, but because no distributions will be made to Holders of Class 7 Claims nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 7 is not entitled to vote for or against the Plan.

D.  PROVISIONS GOVERNING DISTRIBUTIONS UNDER THE PLAN

  1.  Sources of Cash for Plan Distribution

   All Cash necessary for Reorganized Debtor to make payments pursuant to the Plan shall be obtained from existing Cash balances, if any, and Cash received from CBI through existing cash management systems as advances, dividends or payment for services.

  2. Distributions for Claims and Equity Interests Allowed as of the Effective Date

   Except as otherwise provided in Section VII.A of the Plan or as may be ordered by the Bankruptcy Court, distributions to be made as of the Effective Date on account of Claims and Equity Interests that are allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made (i) on the Effective Date, or as soon as practicable thereafter for Holders who hold their Claims or Equity Interests through The Depository Trust Company ("DTC"), Euroclear, Clearstream or any similar clearing house, or for direct Holders of Old Senior Notes or Old Preferred Stock, and (ii) in the case of all Holders of Subclass 4B Claims in bearer form who hold Old Subordinated Notes directly or through a Nominee who does not hold such Notes through Clearstream or Euroclear and Class 6 Equity Interests, as soon as practicable following the later of the Effective Date or the receipt by the Exchange Agent or the Luxembourg Agent, as appropriate, of a properly executed letter of transmittal surrendering the certificates or instruments evidencing such Subclass 4B Claims or Class 6 Equity Interests, as the case may be.

   For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the New Notes, New Common Stock and New Warrants to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed; provided that Reorganized Debtor shall withhold any actual payment until such distribution is made and no interest shall accrue or otherwise be payable on any such withheld amounts.

   For tax purposes, distributions received in respect of Allowed Claims will be allocated first to unpaid interest that accrued on such Claims with any excess allocated to the principal amount of Allowed Claims. See Section VI.A, "Certain U.S. Federal Income Tax Consequences to the Holders of Claims and Equity Interests".

  3.  Distributions by Reorganized Debtor

   Except as provided in the Plan, Reorganized Debtor shall make all distributions required under the Plan. Notwithstanding the provisions of
Section V.B of the Plan regarding the cancellation of the Old Note Indentures, the Old Note Indentures shall continue in effect to the extent necessary to allow the Old Note Trustees to provide information to the Exchange Agent or the Luxembourg Agent, as appropriate, to permit distributions of the New Notes and the New Common Stock to Holders of Old Subordinated Notes and, if requested by Reorganized Debtor, to receive New Notes and New Common Stock on behalf of the Holders of the Old Notes and make distributions pursuant to the Plan on account of the Old Notes as agent for Reorganized Debtor. The Old Note

Trustees providing services related to distributions to the Holders of Allowed Old Note Claims shall receive, from Reorganized Debtor, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services and upon the presentation of invoices to Reorganized Debtor.

  4.  Delivery and Distributions; Undeliverable or Unclaimed Distributions

   (a) Delivery of Distributions in General

   Distributions to Holders of Allowed Claims and Allowed Equity Interests shall be made at the address of the Holder of such Claim or Equity Interest as indicated on Debtor's records or, if such Holder holds such Claims or Equity Interests in Nominee form through DTC, Euroclear or Clearstream, distributions with respect to such Claims or Equity Interests will be made to DTC, Euroclear or Clearstream (as applicable) and DTC, Euroclear or Clearstream (as applicable) will, in turn, make appropriate book entries to reflect such distributions to such Holders, except that distributions to direct Holders of Allowed Subclass 4B Claims and Allowed Class 6 Equity Interests shall be made after the Effective Date as soon as practicable following the Exchange Agent's or Luxembourg Agent's receipt of a properly executed letter of transmittal surrendering the certificates or instruments evidencing such Claims or Equity Interests. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to Holders of Old Senior Notes and Old Subordinated Notes shall be made in accordance with the provisions of the applicable Old Note Indenture, and distributions to Holders of Equity Interests will be made to Holders of record as of the Distribution Record Date.

   (b) Undeliverable Distributions

      (i) Holding of Undeliverable Distributions. If any distribution to a Holder of an Allowed Claim or Allowed Equity Interest is returned to Reorganized Debtor as undeliverable, no further distributions shall be made to such Holder unless and until Reorganized Debtor is notified in writing of such Holder's then-current address. Undeliverable distributions shall remain in the possession of Reorganized Debtor pursuant to Section VII.C of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash (including interest and principal on the New Notes) shall not be entitled to any interest, dividends or other accruals of any kind. As soon as reasonably practicable, Reorganized Debtor shall make all distributions that become deliverable.

      (ii) Failure to Claim Undeliverable Distributions. In an effort to ensure that all Holders of valid Allowed Claims and Allowed Equity Interests receive their allocated distributions, not later than sixty (60) days after the Effective Date, Debtor will file with the Bankruptcy Court a listing of unclaimed distribution holders. This list will be maintained for as long as the bankruptcy case stays open. Any Holder of an Allowed Claim or Allowed Equity Interest (irrespective of when a Claim or Equity Interest became an Allowed Claim or Allowed Equity Interest) that does not assert a Claim or Equity Interest pursuant to the Plan for an undeliverable distribution (regardless of when not deliverable) within one year after the Effective Date (or, with respect to the Subclass 4B Supplemental Distribution only, one year after the date on which each Holder of a Subclass 4B Claim becomes entitled to its proportionate share thereof) shall have its Claim or Equity Interest for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim or Equity Interest against Reorganized Debtor or its property. In such cases: (i) any Cash held for distribution on account of such Claims or Equity Interests shall be property of Reorganized Debtor, free of any restrictions thereon; and (ii) any New Notes, New Common Stock or New Warrants held for distribution on account of such Claims or Equity Interests shall be canceled and of no further force or effect. Nothing contained in the Plan shall require Reorganized Debtor to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

      (iii) Compliance with Tax Requirements. In connection with the Plan, to the extent applicable, Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

  5.  Distribution Record Date

   As of the close of business on the Distribution Record Date, the transfer register for the Old Notes as maintained by Debtor, the Old Note Trustees, or their respective agents, and the transfer register for the Old Equity Interests, as maintained by Debtor or its agent, shall be closed and there shall be no further changes in the record Holders of any Old Notes, Old Preferred Stock or Old Common Stock. Moreover, Reorganized Debtor shall have no obligation to recognize the transfer of any Old Notes, Old Preferred Stock or Old Common Stock occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date. There is no Record Date or Distribution Record Date for Holders of Old Subordinated Notes held in bearer form.

  6.  Timing and Calculation of Amounts to Be Distributed

   On the Effective Date or as soon as practicable thereafter and, if applicable, as soon as practicable after the Exchange Agent's or Luxembourg Agent's receipt of a letter of transmittal from direct Holders of Subclass 4B Claims and Class 6 Equity Interests and any document or deliveries to be made therewith, each Holder of an Allowed Claim against or Allowed Equity Interest in Debtor shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class. If and to the extent that there are Disputed Claims or Disputed Equity Interests, beginning on the date that is 20 calendar days after the end of the calendar quarter following the Effective Date and 20 calendar days after the end of each calendar quarter thereafter, distributions shall also be made, pursuant to Section VII.E of the Plan, to Holders of Disputed Claims or Disputed Equity Interests in any Class whose Claims or Equity Interests were allowed during the preceding calendar quarter. Such quarterly distributions shall also be in the full amount that the Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class.

  7.  Minimum Distribution

   The New Notes will be issued in denominations of $1,000 and integral multiples thereof, and no New Note will be issued in any other denomination other than $1,000 or an integral multiple thereof. The New Common Stock and New Warrants will be issued in whole number lots and for whole shares. If a registered record Holder of an Allowed Claim is entitled to the distribution of an amount of New Notes that is not an integral multiple of $1,000 or the Holder of an Allowed Claim or Allowed Equity Interest is entitled to the distribution of a fractional share of New Common Stock or a New Warrant exercisable into a fractional share of New Common Stock, unless otherwise determined and approved by the Bankruptcy Court, the fractional distribution to which such Holder would be entitled shall be aggregated with all other such similar distributions by Debtor (or its agent), and as soon as practicable after the Effective Date, sold by Debtor (or its agent) in a commercially reasonable manner. Upon the completion of such sale, the net proceeds thereof shall be distributed (without interest) pro rata (a) in the case of the New Notes, to the Holders of Allowed Claims, based upon the fraction of a New Note each such Holder would have been entitled to receive or deemed to hold had Debtor issued New Notes in denominations smaller than $1,000 and (b) in the case of New Common Stock and New Warrants, to the Holders of Allowed Claims and Allowed Equity Interests, based upon the fractional share of New Common Stock or New Warrants each such Holder would have been entitled to receive or deemed to hold had Debtor issued fractional shares of New Common Stock or New Warrants exercisable into fractional shares of New Common Stock. Such distributions shall be in lieu of any other distribution. However, if Euroclear and/or Clearstream are unable or unwilling to facilitate the proposed sale of fractional shares of New Common Stock cleared through such system, the distributions to each Holder holding Claims through Clearstream or Euroclear (either directly or through a Nominee) will be rounded up or down to the nearest whole share of New Common Stock.

  8.  Setoffs

   Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim or Allowed Equity Interest and the distributions to be made pursuant to the Plan on account of such Claim or Equity Interest (before any distribution is made on account of such Claim or Equity Interest), the Claims, Equity Interests, rights and causes of action of any nature that Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim or Allowed Equity Interest; provided that neither the failure to effect such a setoff nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by Debtor or Reorganized Debtor of any such Claims, Equity Interests, rights and causes of action that Debtor or Reorganized Debtor may possess against such Holder, except as specifically provided herein regarding the Release.

  9. Cancellation of Old Notes, Old Preferred Stock, Old Common Stock and Stock Options

   On the Effective Date, except to the extent provided otherwise in the Plan, all notes, instruments, certificates, and other documents evidencing (a) the Old Notes, (b) the Old Preferred Stock, (c) the Old Common Stock and (d) any stock options, warrants or other rights to purchase Old Common Stock shall be canceled and the obligations of Debtor thereunder or in any way related thereto shall be discharged. On the Effective Date, except to the extent provided otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Old Note Indentures, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of Debtor thereunder, except for the obligation to indemnify the Old Note Trustees, shall be discharged; provided that the indentures that govern the rights of the Holder of a Claim and that are administered by either of the Old Note Trustees, an agent or servicer shall continue in effect solely for the purposes of (x) allowing each Old Note Trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan, if requested by Debtor and (y) permitting each Old Note Trustee, agent or servicer to maintain any rights or liens it may have for fees, costs and expenses under such indenture or other agreement. Any fees or expenses due to any such Old Note Trustee shall be paid directly by Debtor and shall not be deducted from any distributions to the Holders of Claims and Equity Interests.

  10.  Surrender of Canceled Instruments or Securities

   Except as set forth in Section VII.H of the Plan, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Subclass 4B Claim or Allowed Class 6 Equity Interest evidenced by the instruments, securities or other documentation canceled pursuant to Section III.D.9 above, the Holder of such Subclass 4B Claim or Class 6 Equity Interest shall transmit the applicable instruments, securities or other documentation evidencing such Subclass 4B Claim or Class 6 Equity Interest to the Exchange Agent or the Luxembourg Agent, as appropriate. Any New Notes, New Common Stock or New Warrants to be distributed pursuant to the Plan on account of any such Subclass 4B Claim or Class 6 Equity Interest shall, pending such surrender, be treated as an undeliverable distribution pursuant to Section VII.C of the Plan.

   (a) Old Subordinated Notes and Old Common Stock

   Each Holder of an Allowed Claim relating to the Old Subordinated Notes held directly in bearer form shall transmit its Old Subordinated Notes relating to such Allowed Claim (it being understood that Euroclear and Clearstream will transmit Old Subordinated Notes in bearer form cleared through each respective system on behalf of their respective customers), and each record Holder of an Allowed Equity Interest representing Old Common Stock shall transmit the certificates representing its Old Common Stock, to the Exchange Agent in accordance with written instructions to be provided to such Holders by Reorganized Debtor as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Old Subordinated Notes or stock certificates representing Old Common Stock will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Subordinated Notes or stock certificates with a letter of transmittal in accordance with such instructions. All surrendered Old Subordinated Notes and stock certificates shall be marked as canceled. If any Holder of Old Subordinated Notes in bearer form submits bearer bonds without coupons or coupons only, Debtor will adjust the consideration exchanged therefor appropriately.

   (b) Failure to Surrender Canceled Instruments or Certificates

   Any Holder of Allowed Claims relating to the Old Subordinated Notes held directly in bearer form or a Holder of Allowed Equity Interests relating to Old Common Stock that fails to surrender or is deemed to have failed to surrender its Old Subordinated Notes or certificates representing its Old Common Stock required to be tendered hereunder within one year after the Effective Date shall have its claim for a distribution pursuant to the Plan on account of such Allowed Claim or Allowed Equity Interests discharged and shall be forever barred from asserting any such Claim or Equity Interest against Reorganized Debtor or its properties. In such cases, any New Notes, New Common Stock or New Warrants held for distribution on account of such Claim or Equity Interest shall be disposed of pursuant to the provisions set forth in Section VII.C of the Plan.

  11.  Lost, Stolen, Mutilated or Destroyed Securities

   In addition to any requirements under the Old Subordinated Note Indenture or Debtor's Second Restated Certificate of Incorporation, as amended to date, or Debtor's By-laws, any Holder of a Claim evidenced by an Old Subordinated Note held in bearer form or an Equity Interest evidenced by an Old Common Stock certificate evidenced by a certificate that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Subordinated Note or stock certificate, deliver to Reorganized Debtor: (a) an affidavit of loss reasonably satisfactory to Reorganized Debtor setting forth the unavailability of the Old Subordinated Note held in bearer form or stock certificate; and (b) such additional security or indemnity as may be reasonably required by Reorganized Debtor to hold Reorganized Debtor harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Class 4B Claim or Class 6 Equity Interest. Upon compliance with this procedure by a Holder of a Claim evidenced by an Old Subordinated Note in bearer form or an Equity Interest evidenced by an Old Common Stock certificate, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such bearer note or certificate.

E. PROCEDURES FOR RESOLUTION OF DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS

  1.  Resolution of Disputed Claims

   (a) Prosecution of Objections to Claims

   After the Effective Date, Debtor and Reorganized Debtor shall have the exclusive authority, on or before the Claims Objection Bar Date, to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims or Equity Interests. From and after the Effective Date, Debtor and Reorganized Debtor may settle or compromise any Disputed Claim or Equity Interest without approval of the Bankruptcy Court. Debtor also reserves the right to resolve any Disputed Claims or Equity Interests outside the Bankruptcy Court under applicable governing law.

   (b) Estimation of Claims and Equity Interests

   Debtor or Reorganized Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim or Equity Interest pursuant to section 502(c) of the Bankruptcy Code regardless of whether Debtor or Reorganized Debtor has previously objected to such Claim or Equity Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim or Equity Interest at any time during litigation concerning any objection to any Claim or Equity Interest, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, Debtor or Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims or Equity Interests and objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims and Equity Interests may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

   (c) Payments and Distributions on Disputed Claims and Equity Interests

   Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by Reorganized Debtor in its sole discretion, no partial payments and no partial distributions will be made with respect to a

Disputed Claim or Equity Interest until the resolution of such disputes by settlement or Final Order. On the date, or if such date is not a business day, on the next successive business day, that is 20 calendar days after the end of the calendar quarter in which a Disputed Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, the Holder of such Allowed Claim or Allowed Equity Interest will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) (or an Allowed Equity Interest(s) and a Disputed Equity Interest(s)) will not receive the appropriate payment or distribution on the Allowed Claim(s) (or Allowed Equity Interest(s)), except as otherwise agreed by Reorganized Debtor in its sole discretion, until the Disputed Claim(s) or Disputed Equity Interest(s) are resolved by settlement or Final Order. In the event there are Disputed Claims or Equity Interests requiring adjudication and resolution, Debtor reserves the right, or upon order of the Court, to establish appropriate reserves for potential payment of such Claims or Equity Interests.

  2.  Allowance of Claims and Equity Interests

   Except as expressly provided in the Plan or any order entered in the Chapter 11 Case prior to the Effective Date (including the Confirmation Order), no Claim or Equity Interest shall be deemed Allowed, unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code or the Bankruptcy Court enters a Final Order in the Chapter 11 Case allowing such Claim or Equity Interest. Except as expressly provided in the Plan or any order entered in the Chapter 11 Case prior to the Effective Date (including the Confirmation Order), Reorganized Debtor after confirmation will have and retain any and all rights and defenses Debtor had with respect to any Claim or Equity Interest as of the date Debtor filed its petition for relief under the Bankruptcy Code. All Claims of any Person or Entity that owes money to Debtor shall be disallowed unless and until such Person or Entity pays the amount it owes Debtor in full.

  3.  Controversy Concerning Impairment

   If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, are Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy before the Confirmation Date.

F.  MEANS FOR IMPLEMENTATION OF THE PLAN

  1.  Continued Corporate Existence and Vesting of Assets in Reorganized Debtor

   Debtor shall, as Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the laws of the State of New Jersey and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, the New Notes, or any agreement, instrument or indenture relating thereto, on and after the Effective Date, all property of the Estate, and any property acquired by Debtor or Reorganized Debtor under the Plan, shall vest in Reorganized Debtor, free and clear of all Claims, liens, charges, or other encumbrances. On and after the Effective Date, Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

  2.  Corporate Governance, Directors and Officers, and Corporate Action

   Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the principal officers of Debtor immediately prior to the Effective Date shall be the officers of Reorganized Debtor. The following table sets forth the name and title of the current principal officers of Debtor.

       Name                                    Position
------------------- --------------------------------------------------------------
Carl H. Lindner.... Chairman of the Board
Keith E. Lindner... Vice Chairman of the Board
Steven G. Warshaw.. President and Chief Executive Officer
Robert W. Olson.... Senior Vice President, General Counsel and Secretary
James B. Riley..... Senior Vice President and Chief Financial Officer
Carla A. Byron..... Vice President, Corporate Planning
Joseph W. Bradley.. Vice President, Taxation
Jeffrey T. Klare... Vice President, Information Systems
Steven M. Kreps.... Vice President, Internal Audit
Barry H. Morris.... Vice President, Human Resources
William A. Tsacalis Vice President and Controller
Jeffrey M. Zalla... Corporate Responsibility Officer and Vice President, Corporate
                    Communications

   The following are the current directors of Debtor: Carl H. Lindner, Keith E. Lindner, Rohit Manocha, Fred J. Runk, Gregory C. Thomas, William W. Verity, and Steven G. Warshaw.

   In accordance with the terms of the Lock Up Agreement, Reorganized Debtor will have a seven person board of directors, initially consisting of Carl H. Lindner, Steven G. Warshaw and the following five directors appointed by the Prepetition Noteholder Committees: Morten Arntzen, Jeffrey D. Benjamin, Robert Fisher, Cyrus Freidheim and Roderick Hills.

   Mr. Arntzen (age 46) is the Chief Executive Officer of American Marine Advisors, a leading merchant banking boutique focused on the global shipping industry. Prior to joining AMA, Mr. Arntzen spent over 17 years at Chase Manhattan Bank (and its predecessors Chemical Bank and Manufacturers Hanover Trust Company) in a variety of corporate positions, including the last 6 years as Head of the Global Transportion Group at Chase Manhattan Bank and Chemical Bank. Mr Arntzen has been involved in the broader transportation industry since 1979. Mr. Arntzen is also a director of IM Skaugen Shipping, Essar Shipping, and TBS Shipping.

   Mr. Benjamin (age 40) became a Managing Director, as of January 1, 2002, of Libra Securities LLC, an investment banking firm. Mr. Benjamin previously served as Co-Chief Executive Officer of U. S. Bancorp Libra, a division of U.
S. Bancorp Investments, Inc., and its predecessor Libra Investments, Inc., investment banking firms since May 1998. From May 1996 to May 1998, Mr. Benjamin was Managing Director at UBS Securities LLC, a securities investment firm. Mr. Benjamin has also been a director of EXCO Resources, an independent oil and natural gas company, since August 1998.

   Mr. Fisher (age 63) is a private investor. Previously, Mr. Fisher served as Chief Operating Officer of The Noboa Group's banana operations (world's largest private banana company) from 1991 to 1993 and 1996 to 1998 and President and Director of Geest Banana Company from 1993 to 1995. Prior to joining The Noboa Group, Mr. Fisher spent 25 years at Dole Food Company, including the last four years as President.

   Mr. Freidheim (age 66) currently serves as Vice Chairman of Booz, Allen & Hamilton, Inc., with which he has been affiliated since 1966. He is also a Director of Security Capital Group, Inc., Household International, Inc., a Chair and a Trustee of Thunderbird American Graduate School of Institutional Management and a Trustee of the Brookings Institution.

   Mr. Hills (age 70) serves as the Chairman of Hills Enterprises, Ltd. (formerly the Manchester Group), an investment consulting firm, a position he has held since 1987. He has also practiced law as a partner in Hills & Sterns since 1995. Mr. Hills is also a director of Orbital Sciences, Inc. and Regional Market Makers, Inc. He served as a director of Federal-Mogul Corporation 1977-02; Oak Industries, Inc. 1985-00; Waste Management, Inc. 1997-00; and Per-Se Technologies, Inc. 1998-01. He served as Counsel to President Ford and was Chairman of the Securities and Exchange Commission 1975-77.

   Mr. Lindner (age 82) has been Chairman of the Board a of Debtor since 1984 and a director since 1976. He was Chief Executive Officer of Debtor from 1984 until August 2001. He is also Chairman of the Board and Chief Executive Officer of American Financial Group, Inc. ("AFG") which, through its subsidiaries, is engaged primarily in property and casualty insurance businesses and in the sale of annuities, life and health insurance. For more than 40 years, Mr. Lindner has been Chairman of the Board and Chief Executive Officer of American Financial Corporation ("AFC"), which became an AFG subsidiary in 1995. Mr. Lindner also serves as Chairman of the Board of Great American Financial Resources, Inc., which is over 80% owned by AFG.

   Mr. Warshaw (age 48) has been Debtor's President and Chief Executive Officer since August 2001. Prior thereto, he had served as President and Chief Operating Officer of Debtor since 1997. He has been a director of Debtor since 1997. He served as Chief Financial Officer from 1994 to 1998 and as Executive Vice President and Chief Administrative Officer from 1990 to 1997. He has served the Debtor in various capacities since 1986.

   To the extent any such Person is an "Insider" (as defined in the Bankruptcy
Code), the nature of any compensation for such Person will also be disclosed. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of Debtor's Third Restated Certificate of Incorporation, other constituent documents or the New Jersey Business Corporation Act.

  3.  Restated Certificate of Incorporation and By-laws

   On the Effective Date, Reorganized Debtor will file its Third Restated Certificate of Incorporation with the Secretary of State of the State of New Jersey in accordance with Sections 14A:9-1 and 14A:14-24 of the New Jersey Business Corporation Act. The Third Restated Certificate of Incorporation and the Restated By-laws will, among other things, (a) authorize 150,000,000 shares of New Common Stock, (b) authorize 20,000,000 shares of preferred stock, with voting rights and with other such designations, preferences, rights, qualifications, limitations or restrictions as determined by Reorganized Debtor's board of directors, (c) prohibit shareholder action by written consent other than unanimous written consent, (d) require shareholders to provide advance notice of any nominations or other business they intend to bring before an annual or special meeting of shareholders, (e) permit only the board of directors or the president of Reorganized Debtor (and not the shareholders, except as otherwise permitted by New Jersey law) to call special shareholder meetings, (f) prohibit removal of directors without cause, (g) eliminate supermajority voting for mergers and certain other transactions and (h) move provisions relating to indemnification, director nominations and business brought before shareholder meetings from the By-laws to the Certificate of Incorporation. After the Effective Date, Reorganized Debtor may amend and restate its Third Restated Certificate of Incorporation and other constituent documents as permitted by New Jersey law.

  4.  Corporate Action

   On the Effective Date, the adoption and filing of the Third Restated Certificate of Incorporation, the restatement of Debtor's By-laws, the appointment of directors and officers for Reorganized Debtor, the adoption of the 2002 Stock Option Plan, and all actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of Debtor or Reorganized Debtor, and any corporate action required by Debtor or Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of Debtor or Reorganized Debtor. On the Effective Date, the appropriate officers of Reorganized Debtor and members of the board of directors of Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of Reorganized Debtor.

  5.  Issuance of New Securities; Execution of Related Documents

   On or immediately after the Effective Date, Reorganized Debtor shall issue all securities, notes, instruments, certificates, and other documents of Reorganized Debtor required to be issued pursuant to the Plan, including, without limitation, the New Notes, the New Common Stock and the New Warrants, each of which shall be distributed as provided in the Plan. Reorganized Debtor shall execute and deliver such other agreements, documents and instruments, including the New Note Indenture, the Warrant Agreement and the Registration Rights Agreements as are required to be executed pursuant to the terms of the Plan. The principal terms of the New Notes, the New Warrants, the New Common Stock and the 2002 Stock Option Plan are as follows:

  The New Notes/1/

   General Description. The notes will be issued as a series of Senior Debt Securities under an Indenture, to be dated as of March 15, 2002 and to be entered into between Reorganized Debtor and a trustee to be determined. All references to "Reorganized Debtor" in this description of the New Notes shall mean Debtor, before and during the pendency of the Chapter 11 Case, and Reorganized Debtor, after the Effective Date. The series of Senior Debt Securities which will include the New Notes (the "First Senior Series") will be limited in aggregate principal amount to $300 million, of which $250 million will be issued pursuant to the Plan as the New Notes. Although the following description relates only to the New Notes, if and to the extent that any additional notes in the First Senior Series are issued, they will have the same terms as the New Notes, except to the extent required as a result of a later issue date. The New Notes will be general unsecured obligations of Reorganized Debtor and will rank equally with Reorganized Debtor's future senior unsecured indebtedness.

   The New Notes will mature on March 15, 2009 and will bear interest at the Senior Note Interest Rate. The "Senior Note Interest Rate" will be fixed at the Effective Date at a rate equal to the sum of: (a) the yield for actively traded U.S. Treasury securities having a maturity closest to seven years as of the day prior to the Effective Date, (b) the Bear Stearns BB Index Spread (as defined below) and (c) 100 basis points (i.e., 1.0%). The Bear Stearns BB Index Spread is the spread over comparable maturity U.S. Treasury securities of BB rated high yield debt securities as measured in the Bear Stearns Relative Value Analysis (Global High Yield Research) as of the most recent report prior to the Effective Date. However, to the extent that the Bear Stearns BB Index Spread has increased or decreased by more than 100 basis points (i.e., 1.0%) from the immediately prior weekly report, the spread used in clause (b) above will be the average of the Bear Stearns BB Index Spread for the four-week period prior to the Effective Date. Reorganized Debtor will pay interest on the New Notes on March 15 and September 15 of each year, commencing September 15, 2002, to each registered Noteholder at the close of business on the first day of the month in which the interest payment will be made. Interest will be computed based on a 360-day year of twelve 30-day months. The New Notes will be issued only in fully registered form through one global note in denominations of $1,000 and integral multiples of $1,000.

   Optional Redemption. The New Notes will be redeemable at the option of Reorganized Debtor, in whole or in part, at one time or from time to time, upon not less than 30 nor more than 60 days' notice at the prices described below.

   Redemption beginning in 2005. If Reorganized Debtor chooses to redeem the New Notes on or after March 15, 2005, the amount that Reorganized Debtor will pay upon redemption will equal the percentage of the principal amount set forth below plus accrued and unpaid interest to the redemption date. All New Notes redeemed during the 12-month period beginning on March 15 of the years indicated below will be redeemed at the corresponding redemption amount:

            Year Percentage
            ---- ----------
            2005 100.000% plus  1/2 of the Senior Note Interest Rate
            2006 100.000% plus  3/8 of the Senior Note Interest Rate
            2007 100.000% plus  1/4 of the Senior Note Interest Rate
            2008 100.000%

   Makewhole Redemption. In the case of redemption before March 15, 2005, Reorganized Debtor must pay a redemption price equal to the greater of (a) 100% of the principal amount of the New Notes to be redeemed, or (b) the sum of the present value of (i) the redemption price of the New Notes at March 15, 2005 (as set forth in
--------
/1/ This following is a general description of the principal terms and definitions of the New Notes. The final provisions of the New Notes and New Note Indenture will be filed with the Bankruptcy Court prior to the Voting Deadline.

the applicable table appearing above under the caption "Optional Redemption - Beginning in 2005") and (ii) interest payments from the date of redemption through March 15, 2005, in each case discounted to the redemption date on a semiannual basis at the Makewhole Rate, plus 0.25 percent; plus, in the case of either clause (a) or (b) above, any accrued and unpaid interest to the redemption date (subject to appropriate adjustment for interest paid when an interest payment date falls after a redemption notice is mailed and before the redemption date).

   "Makewhole Rate" means, for any redemption date, the annual rate equal to the yield to maturity, compounded semi-annually, of a selected Comparable Treasury Issue, assuming a yield for the selected Comparable Treasury Issue equal to the Comparable Treasury Yield for the particular redemption date.

   "Comparable Treasury Issue" means a particular United States treasury security selected by Reorganized Debtor as having a maturity comparable to the earliest optional redemption of the New Notes that would be utilized in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the earliest optional redemption.

   "Comparable Treasury Yield" means, for any redemption date: (a) the yield for the Comparable Treasury Issue on the third business day preceding the redemption date, as set forth under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated "H.15(519)" (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" or (b) if that release (or any successor release) is not published or does not contain the applicable prices on the applicable business day, the average of the reference quotations for the Comparable Treasury Issue for that redemption date made by an independent investment banking firm of national standing selected by Reorganized Debtor.

   Redemption with the Proceeds of Public Equity Offerings. Before March 15, 2005, Reorganized Debtor may redeem in the aggregate up to a maximum of 35% of the original aggregate principal amount of the New Notes with the proceeds of one or more Public Equity Offerings, at a redemption price equal to a percentage of the principal amount of the New Notes equal to 100% plus the Senior Note Interest Rate, plus accrued and unpaid interest, if any, to the redemption date (subject to appropriate adjustment for interest paid when an interest payment date falls after a redemption notice is mailed and before the redemption date). Immediately after each such redemption, at least 65% of the original aggregate principal amount of the New Notes must remain outstanding. Any redemption must be made within 75 days of the applicable Public Equity Offering.

   "Public Equity Offering" means an underwritten primary public offering of New Common Stock pursuant to an effective registration statement under the Securities Act.

   Notice of Redemption. Reorganized Debtor must provide each affected New Noteholders with notice of any redemption at least 30 but not more than 60 days before the date set for redemption. The notice must specify the date fixed for redemption. Reorganized Debtor must certify to the trustee the actual redemption price, calculated as described in the notice, at least two business days before the redemption date.

   Sinking Fund. The New Notes will not be subject to any sinking fund payment obligations.

   Consolidation, Merger and Sale of Assets. Reorganized Debtor will agree not to consolidate or merge with or into any other entity, or sell, lease or convey all or substantially all of its assets to any other entity in any one or more transactions unless the following conditions are met: (1) the resulting, surviving or transferee Person (the "Surviving Entity") is organized under the laws of the United States of America or any state or the District of Columbia, the Bahamas, Barbados, Bermuda, the British Virgin Islands, the Cayman Islands, any of the Channel Islands or the Netherlands Antilles and the Surviving Entity (if not Reorganized Debtor) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of Reorganized Debtor's obligations under the New Notes and the Indenture; (2) immediately after giving effect to the transaction (and treating any indebtedness which becomes an obligation of the Surviving Entity or any Subsidiary as a result of such transaction as having been incurred by such Surviving Entity or such Subsidiary at the time of such transaction), no Default or Event of Default under the Indenture may have occurred and be continuing; (3) immediately after giving effect to the transaction (and treating any indebtedness which becomes an obligation of the Surviving Entity or any Subsidiary as a result of such transaction as having been incurred by such Surviving Entity or such Subsidiary at the time of such transaction), either (a) the Surviving Entity would be able to incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio described below under "Limitation on Indebtedness," determined on a pro forma basis as if such transaction had occurred at the beginning of the immediately preceding four-quarter period; or (b) the Fixed Charge Coverage Ratio for the Surviving Entity, determined on a pro forma basis as if such transaction had occurred at the beginning of the immediately preceding four-quarter period, would be greater than the actual Fixed Charge Coverage Ratio for the Reorganized Debtor for the most recently completed four-quarter period prior to the transaction,
(4) if the Surviving Entity is organized in a jurisdiction other than (a) the United States or (b) the jurisdiction in which the predecessor obligor on the New Notes was organized immediately before the transaction, then: (i) the obligations of the Surviving Entity relating to the New Notes and under the Indenture must be enforceable under the laws of the new jurisdiction, subject to customary exceptions; (ii) the U.S. federal income tax status of the holders of the New Notes must not be adversely affected; and (iii) the Surviving Entity must agree in writing to submit to jurisdiction and appoint an agent for service of process each under the same terms as the predecessor obligor had been required; (5) the board of directors of the Surviving Entity must determine in good faith that the transaction will not have a material adverse effect on the holders of New Notes; and (6) Reorganized Debtor must deliver to the Trustee an Officer's Certificate and Legal Opinion covering certain conditions. If Reorganized Debtor is not the Surviving Entity and the transaction meets the above conditions, the Surviving Entity will be substituted for Reorganized Debtor and after that Reorganized Debtor will no longer have any obligations under the Indenture or the New Notes except in the case of a conveyance, transfer or lease to an affiliate of Reorganized Debtor.

   Notwithstanding the foregoing, if Reorganized Debtor effects a consolidation, merger or sale, conveyance, assignment, transfer, lease or other disposition of substantially all of its assets, the condition set forth in clause (3) of the paragraph above shall not apply to a transaction involving a Surviving Entity which is otherwise subject to the foregoing provisions if (i) the Surviving Entity (1) was formed for the purpose of effecting such transaction, (2) did not engage in any business prior to such transaction, (3) immediately prior to such transaction had no indebtedness or liabilities, contingent or otherwise, of any kind whatsoever, (4) immediately after such transaction had no additional "indebtedness" or "liabilities," contingent or otherwise, of any kind whatsoever in excess of that which the Reorganized Debtor had immediately prior to such transaction and (5) immediately after such transaction was engaged in the same business as Reorganized Debtor was engaged in immediately prior to such transaction and (ii) the holders of the outstanding voting shares of Reorganized Debtor immediately prior to the transaction own, directly or indirectly, the outstanding voting shares of the Surviving Entity immediately after the transaction in substantially the same proportion as before the transaction.

   Certain Covenants Relating to the New Notes. The Indenture contains the covenants summarized below, among others.

   Limitation on Indebtedness. Reorganized Debtor will not, and will not permit any Subsidiary to, create, incur, assume or guarantee the payment of any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness or Refinancing Indebtedness and Reorganized Debtor will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Disqualified Stock to any Person other than Reorganized Debtor or its Subsidiaries unless, after giving effect to the transaction, its Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the transaction for which internal financial statements are available immediately preceding the date of such transaction, taken as a single period, is (a) if, at the Calculation Date (as defined in the definition of Fixed Charge Coverage Ratio), the most recent fiscal quarter for which internal financial statements are available ended on or prior to December 31, 2002, 2.0 to 1 or greater, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and (b) if at the Calculation Date the most recent fiscal quarter for which internal financial statements are available ended on or after March 31, 2003, 2.5 to 1 or greater, determined on the same pro forma basis.

   For purposes of determining any particular amount of Indebtedness, obligations which constitute Indebtedness of more than one entity only need to be counted once. For purposes of determining compliance with this covenant: if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or Refinancing Indebtedness, Reorganized Debtor may classify the Indebtedness into a category in its sole discretion, and only needs to include the Indebtedness in one category.

   "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, contingent or otherwise, in respect of: (1) borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) banker's acceptances; (4) representing Capital Lease Obligations; (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or (6) representing any Hedging Obligations; if and to the extent any of the preceding (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person.

   The amount of any Indebtedness outstanding as of any date shall be: (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and (2) other agreements or arrangements designed to protect against fluctuations in interest rates, currency exchange rates or specific financial and other similar risks (including commodity risks).

   "Permitted Indebtedness" means Indebtedness that falls into any of the following categories: (1) Indebtedness of Reorganized Debtor or any of its direct or indirect Subsidiaries outstanding on the Effective Date (including, for this purpose, the maximum $120 million of credit under the Credit Agreement and the maximum credit under any other revolving credit facility of any such Subsidiary, whether or not drawn on or available on such date) (other than Indebtedness described in clause (2) below); (2) the New Notes; (3) up to an aggregate of $250 million of Indebtedness of Reorganized Debtor or any of its Subsidiaries under revolving credit, term loan or other facilities (other than publicly traded or privately placed transferable securities issued by Reorganized Debtor or CBI), reduced by the maximum amount of Indebtedness that may be borrowed under the Credit Agreement, as it may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time; provided that the proceeds of this Indebtedness must be invested in, or used in connection with, Food-Related Businesses; (4) Acquired Indebtedness of a Subsidiary incurred in the acquisition of a Food-Related Business; provided that (a) Reorganized Debtor has not guaranteed it and is not otherwise legally liable for it; (b) such Indebtedness is not incurred in contemplation of the acquisition or in connection therewith, or to provide all or any portion of the funds or credit support used to consummate the transaction or series of transactions pursuant to which such Food-Related Business was acquired by Reorganized Debtor or one of its Subsidiaries; and (c) Reorganized Debtor's Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the acquisition, taken as a single period and adjusted to give effect to the pro forma acquisition, is not less than Reorganized Debtor's actual Fixed Charge Coverage Ratio for the same period (provided that this clause (c) shall not be applicable to the incurrence of Indebtedness of Exportadora Chiquita-Enza Chile Ltda. in the event that such entity becomes a Subsidiary of Reorganized Debtor; (5) Indebtedness of Reorganized Debtor or any Subsidiary which is either (a) denomi-nated in or measured by the currency of any country other than the United States, and incurred for hedging purposes in the ordinary course of business consistent with past practice or (b) a guaranty or letter of credit support obligation, not incurred for borrowed money, for Subsidiary Indebtedness incurred for hedging purposes as described in clause
(a); (6) Intercompany Debt Obligations between or among Reorganized Debtor and any of its Subsidiaries; provided that any Intercompany Debt Obligations of Reorganized Debtor incurred after the Effective Date other than in connection with Refinancing Indebtedness must be evidenced by an intercompany note; provided, further, that (i) any subsequent issuance or transfer of any Equity Interests that results in such Indebtedness being held by a Person other than Reorganized Debtor or a Subsidiary and (ii) any sale or other transfer of such Indebtedness to a Person other than Reorganized Debtor or a Subsidiary shall each be deemed to be an incurrence of Indebtedness by the obligor if and to the extent that it is Reorganized Debtor or a continuing Subsidiary of Reorganized Debtor; (7) guarantees by a Subsidiary of Indebtedness of an unrelated third party which is involved in a commercial relationship with Reorganized Debtor or a Subsidiary in the ordinary course of business, such as a supplier, customer or service-provider; provided that (a) Reorganized Debtor has not guaranteed it and is not otherwise legally liable for it, (b) the indebtedness guaranteed under this clause does not exceed an aggregate amount outstanding at any time of $15 million, and (c) the proceeds of the underlying Indebtedness are or have been used by the borrower in Food-Related Businesses; (8) Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk, foreign currency risk or specific financial and other similar risks (including commodity risks); and (9) additional Indebtedness (including Acquired Indebtedness) of Reorganized Debtor and its direct and indirect Subsidiaries up to a maximum aggregate amount outstanding at any time of $50 million.

   "Refinancing Indebtedness" means any renewals, extensions, deferrals, amendments, supplements, modifications, exchanges, refundings or other refinancings, whether or not by the same obligor (collectively, "Refinancing") of: (1) any Indebtedness of Reorganized Debtor or any of its Subsidiaries outstanding on the Effective Date, including for this purpose the maximum credit under any revolving credit facility of any such Subsidiary, whether or not drawn or available on such date or (2) other Indebtedness permitted to be incurred by Reorganized Debtor or any of its Subsidiaries pursuant to the terms of the New Notes (including the New Notes), but only to the extent that (a) the aggregate amount of Indebtedness is not increased by the refinancing, (b) such Refinancing Indebtedness has a final maturity date later than the final maturity date of and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, (c) such Indebtedness (other than Indebtedness incurred in exchange for, refunding or refinancing of the New Notes) is subordinated in right of payment to the New Notes to the same extent as the Indebtedness being refinanced and (d) in the case of any Refinancing of the New Notes, Reorganized Debtor is the sole obligor on such Refinancing Indebtedness.

   "Acquired Indebtedness" means Indebtedness of an entity (1) existing at the time the entity becomes a Subsidiary or (2) assumed in connection with the acquisition of the entity's assets.

   "Credit Agreement" means that certain $120,000,000 Credit Agreement, dated as of March 7, 2001, by and among Chiquita Brands, Inc., as Borrower, each of the Lenders thereto and Foothill Capital Corporation, as Arranger and Administrative Agent, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Food-Related Businesses" means businesses or operations involving food or food products, including any business related, ancillary or complementary thereto; provided that if in the case of any business acquired or joint venture entered into by Reorganized Debtor or any of its Subsidiaries after the Effective Date, such business or joint venture is primarily engaged in one or more Food-Related Businesses, then such acquired business or joint venture shall be deemed to be engaged in Food-Related Businesses.

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

   "Intercompany Debt Obligations" means any Indebtedness of Reorganized Debtor or any of its Subsidiaries which is owed to a different member of the group of Reorganized Debtor and its Subsidiaries.

   A "Related Party" means: (1) any individual or entity who directly or indirectly holds 10% or more of any class of Reorganized Debtor's capital stock, (2) any officer or director of Reorganized Debtor or (3) any relative of a Person described in (1) or (2) who is related by blood, marriage or adoption, not more remote than a first cousin.

   An "Affiliate" of any specified individual or entity means any other individual or entity who directly or indirectly controls or is controlled by or is under direct or indirect common control with the specified individual or entity. For the purposes of this definition, "control" of an entity means having the power to direct the management and policies of the entity directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

   "GAAP" means generally accepted accounting principles as in effect in the United States on the Effective Date.

   "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued; including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings and net payments, if any, pursuant to Hedging Obligations; plus (2) the consolidated interest of such Person and its Subsidiaries that was capitalized during such period; plus (3) all dividend payments, on any series of preferred stock of such Person or any of its Subsidiaries, other than (a) dividend payments to Reorganized Debtor or its Subsidiaries or (b) dividend payments on such preferred stock payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Subsidiary of such Person.

   "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, redeems or acquires any Indebtedness (other than revolving credit borrowings) or issues, redeems or acquires preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or acquisition of Indebtedness, or such issuance, redemption or acquisition of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

   In addition, for purposes of calculating the Fixed Charge Coverage Ratio (1) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through the purchase of assets or stock, mergers, liquidations or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated giving pro forma effect to the transactions taken and without giving effect to any cost savings realized or to be realized in connection therewith resulting from operational synergies; (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and
(4) with respect to any calculation involving any periods prior to the Effective Date, the determination of the Fixed Charge Coverage Ratio and the elements thereof shall be made on a pro forma basis as if the New Notes had been issued, and all other transactions contemplated in connection with the consummation of the reorganization of Reorganized Debtor had occurred on, the first day of such period.


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

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus: (1) an amount equal to any provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (2) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses, write-downs, charges or accruals of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses, write-downs, charges or accruals were deducted in computing such Consolidated Net Income; plus (4) all reorganization costs and fresh-start accounting charges recognized by Reorganized Debtor in connection with its reorganization being consummated on the Effective Date; minus (5) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, minus (6) cash paid in such period to pay expenses for which non-cash reserves were established in a prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

   "Effective Date" means the date on which the New Notes are issued.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consoli-dated basis, determined in accordance with GAAP; provided that: (1) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof; and (2) the cumulative effect of a change in accounting principles, any extraordinary gains or losses and any gains or losses realized in connection with an asset sale shall be excluded.

   Notwithstanding the foregoing, for purposes of clause (3) of the covenant described under "Certain Covenants-Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income that portion, if any, of the Net Income of any Subsidiary that is not permitted, directly or indirectly, to be paid by way of dividend, distribution or loan to stockholders of such Subsidiary by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

   "Disqualified Stock" means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the New Notes are or become due. Notwithstanding the preceding sentence, any capital stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Reorganized Debtor to repurchase such capital stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such capital stock provide that the Reorganized Debtor may not repurchase or redeem any such capital stock pursuant to such provisions until after the Reorganized Debtor complies with the covenants described above under the captions "Purchase of New Notes upon a Change of Control" or "Asset Sales."

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

   "Subsidiary" shall mean, as to any Person, any corporation or other entity more than fifty percent (50%) of whose Equity Interests having by the terms thereof, at that time, ordinary voting power to elect a majority of the directors (or comparable positions) of such entity is at the time owned by such Person directly or indirectly through Subsidiaries (it being understood that, in the case of Reorganized Debtor, unless the context otherwise indicates, "Subsidiary" shall mean any direct or indirect Subsidiary of Reorganized Debtor).

   Limitation on Liens. Reorganized Debtor will not, and will not permit any Subsidiary to, create, assume, incur or permit any lien upon any of their assets without providing for the New Notes to be secured equally and ratably with the Indebtedness or other obligations being secured by the Lien, except for (1) Permitted Liens and (2) Liens, not including Permitted Liens, which at any time secure Indebtedness in an amount up to $50 million; provided that the amount available for these Liens, must be reduced by the aggregate "value" of Sale and Leaseback Transactions referred to in clause (3) of the section describing the Limitations on Sale and Leaseback Transactions. In no case will the amount set forth in clause (2) be reduced below zero.

   "Lien" means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof; any option or other agreement to sell or give a security interest therein and any filing of, or agreement to file, any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

   "Permitted Liens" means Liens that fit into any of the following categories:
(1) any Liens on assets of Reorganized Debtor or any Subsidiary existing on the Effective Date; (2) Liens on assets acquired after the Effective Date that were existing at the time of the acquisition by the Reorganized Debtor or any Subsidiary thereof; provided, such liens were in existence prior to the contemplation of such acquisition; (3) Liens on assets to secure the purchase price of assets to be acquired, which Liens cover only the assets acquired with such Indebtedness; (4) Liens on properties of any Subsidiary which secure such Subsidiary's Indebtedness used for working capital purposes or capital expenditures relating to Food-Related Businesses which Indebtedness is permitted under the covenant "Limitation on Indebtedness"; (5) Liens securing Indebtedness of Reorganized Debtor or any Subsidiary to the extent permitted under clauses (3) and (6) of the definition of Permitted Indebtedness; (6) Liens on an entity or its assets existing at the time the entity becomes a Subsidiary or is merged with Reorganized Debtor or any of its Subsidiaries or assumed in connection with the acquisition of its assets; provided that such Liens were in existence prior to the contemplation of such acquisition or merger and do not extend to any assets other than those of the Person that becomes a Subsidiary or is merged with Reorganized Debtor; (7) Liens on working capital assets which secure Indebtedness that is permitted under the covenant "Limitation on Indebtedness"; (8) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens (a) arising in the ordinary course of business and (b) for amounts not overdue for more than 90 days or being contested in good faith by appropriate proceedings; (9) judgment Liens and other similar Liens arising in the ordinary course of business, provided that (a) the enforcement of the Liens is stayed, (b) the claims secured by the Liens are being actively contested, in good faith and by appropriate proceedings; and (c) the judgment would not otherwise constitute a Default or Event of Default under the Indenture; (10) Liens securing Intercompany Debt Obligations; (11) Liens for taxes not yet due and payable or being contested in good faith, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (12) Liens on property of a foreign Subsidiary to secure Indebtedness of that foreign Subsidiary that is otherwise permitted under the terms of the New Notes; (13) liens in accordance with customary banking practice to secure Indebtedness in connection with foreign trade; (14) easements, rights-of-way, restrictions and other similar encumbrances to the extent they are incurred in the ordinary course of business; (15) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation; (16) deposits to secure letters of credit and bank guarantees and the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, interest rate, foreign exchange and commodity hedging transactions and other similar obligations incurred in the ordinary course of business; and (17) any extension, renewal or replacement, or successive extensions, renewals or replacements, in whole or in part, of any of the foregoing; providedthat the Lien so extended, renewed or replaced does not extend to any additional property or assets unless otherwise permitted under this covenant.

   Limitation on Asset Sales. Reorganized Debtor will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (1) Reorganized Debtor (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; (2) if the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of is greater than $25 million, the Asset Sale is approved by Reorganized Debtor's board of directors; and (3) at least 75% of the consideration therefor received by Reorganized Debtor or such Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash: (a) any liabilities (as shown on Reorganized Debtor's or such Subsidiary's most recent balance sheet), of Reorganized Debtor or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes) that are assumed by the transferee of any such assets; and (b) any securities, notes or other obligations received by Reorganized Debtor or any such Subsidiary from such transferee that are converted by Reorganized Debtor or such Subsidiary into cash within 90 days thereafter (to the extent of the cash received in that conversion).

   Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Reorganized Debtor or any of its Subsidiaries may apply such Net Proceeds at their option (1) to permanently repay indebtedness under any credit facility of Reorganized Debtor or any of its Subsidiaries; (2) to purchase, or commit to purchase, the assets of, or a majority of the voting Equity Interests of, a Food-Related Business; (3) to make, or commit to make, a capital expenditure; or (4) to acquire, or commit to acquire, other assets that are used or useful in, or ancillary to, a Food-Related Business that is owned by Reorganized Debtor or any of its Subsidiaries; provided that if any such commitment terminates for any reason, Reorganized Debtor shall, within 45 days after such termination, apply such Net Proceeds in accordance with the provisions of this or the following paragraph. Pending the final application of any such Net Proceeds, Reorganized Debtor or any of its Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the terms of the New Notes.

   Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph, other than any such Net Proceeds held by a Subsidiary of Reorganized Debtor to the extent that such Subsidiary is restricted, by law, its charter or other governing instruments or any agreement, from transferring such Net Proceeds to Reorganized Debtor or any of its Subsidiaries, whether by dividend or otherwise, will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25 million, Reorganized Debtor will make an offer (an "Asset Sale Offer") to all holders of New Notes, and all holders of other Indebtedness that is pari passu with the New Notes containing provisions similar to those set forth in the terms of the New Notes with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of New Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the aggregate principal amount outstanding plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Reorganized Debtor may use such Excess Proceeds for any purpose not otherwise prohibited by the terms of the New Notes. If the aggregate principal amount of New Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

   "Asset Sale" means: (1) the sale, conveyance or other disposition of any assets, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Reorganized Debtor and its Subsidiaries taken as a whole will be governed by the provisions of the terms of the New Notes described below under the caption "--Purchase of New Notes Upon a Change of Control Triggering Event" and/or the provisions described above under the caption "--Consolidation, Merger and Sale of Assets" and not by the provisions of the Asset Sale covenant; or

(2) the issuance of Equity Interests by any of Reorganized Debtor's Subsidiaries or the sale of Equity Interests in any of its Subsidiaries, other than such an issuance or sale to Reorganized Debtor or one or more of its Subsidiaries.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales: (1) any single transaction or series of related transactions that:
(a) involves assets having a fair market value of less than $5.0 million; or
(b) results in Net Proceeds to Reorganized Debtor and its Subsidiaries of less than $5.0 million; (2) a transfer of assets between or among Reorganized Debtor and any one or more of its Subsidiaries, (3) an issuance or transfer of Equity Interests by a Subsidiary to Reorganized Debtor or to another Subsidiary; (4) a Restricted Payment that is permitted by the covenant described below under the caption "--Restricted Payments"; (5) an exchange of assets used in Food-Related Businesses that complies with clauses (1) and (2) of the first paragraph of this covenant, except to the extent of any cash when and as received by Reorganized Debtor or any Subsidiary; (6) contribution of assets or stock to, or a merger with, another entity that complies with clauses (1) and (2) of the first paragraph of this covenant, if immediately after such transaction Reorganized Debtor will own, directly or indirectly, more than 20% of the total stock or other Equity Interests of such entity), except to the extent of any cash when and as received by Reorganized Debtor or any Subsidiary; and (7) the sale of farm or other real property and improvements used in agricultural production that complies with clauses (1) and (2) of the first paragraph of this covenant, except to the extent of any cash when and as received by Reorganized Debtor or any Subsidiary.

   "Equity Interests" means capital stock, limited liability company interests, partnership interests or other equity interests or equity securities, and all warrants, options or other rights to acquire such securities (but excluding any debt security that is convertible into, or exchangeable for, such equity interests or equity securities).

   "Net Proceeds" means the aggregate cash proceeds received by Reorganized Debtor or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts used to repay Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale.

   Limitation on Sale and Leaseback Transactions. Reorganized Debtor will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that Reorganized Debtor or any of its Subsidiaries may enter into a Sale and Leaseback Transaction if (1) Reorganized Debtor or such Subsidiary, as applicable, could have (a) incurred Indebtedness under the Fixed Charge Coverage Ratio test in the covenant "Limitation on Indebtedness" in an amount equal to the Indebtedness required to be recorded under GAAP relating to such Sale and Leaseback Transaction and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Limitation on Liens"; and (2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, which, with respect to Sale and Leaseback Transactions of $10 million or more shall be set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of such Sale and Leaseback Transaction.

   "Sale and Leaseback Transaction" means any arrangement with any Person providing for the lease by Reorganized Debtor or any of its Subsidiaries of property, which property has been or is to be sold or transferred by Reorganized Debtor or such Subsidiary to such Person in contemplation of such leasing; provided that the definition of "Sale and Leaseback Transaction" shall not include any transaction in which Reorganized Debtor or any of its Subsidiaries sells, and then leases back, (1) any assets with a lease term of three years or less and with the intent that the use of such assets by Reorganized Debtor or its Subsidiaries will be discontinued by the expiration of such period, (2) individual or related items of property that have an aggregate fair market value of $5 million or less or (3) ships, trucks, containers or other similar equipment purchased by Reorganized Debtor or its Subsidiaries from a Person other than Reorganized Debtor or one its Subsidiaries if within one hundred twenty (120) days of the such acquisition a sale and leaseback is consummated.

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

   Limitation on Restricted Payments. Reorganized Debtor will not, and will not permit any Subsidiary, directly or indirectly, to make any Restricted Payment unless, at the time and after giving effect to the proposed Restricted Payment, the following conditions are met: (1) no Default or Event of Default under the Indenture shall have occurred and be continuing (or would result therefrom), (2) at the time of and after giving effect to any proposed Restricted Payment, Reorganized Debtor would be able to incur at least $1.00 of Indebtedness under the Fixed Charge Coverage Ratio described above under "Limitation on Indebtedness," (3) such payment, along with the aggregate amount of all Restricted Payments declared or made on or after the Effective Date may not exceed the sum of (a) 50% of Reorganized Debtor's total Consolidated Net Income accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter in which the Effective Date occurs and ending on the last day of its last fiscal quarter ending prior to the date of the proposed Restricted Payment for which internal financial statements are available (or if such aggregate cumulative Consolidated Net Income is a loss, minus 100% of such loss); plus (b) the aggregate net cash proceeds received by Reorganized Debtor on or after the Effective Date (i) as capital contribu-tions or (ii) from the issuance and sale of (x) Equity Interests of Reorganized Debtor to any Person or entity other than a Subsidiary, excluding the issuance or sale of Disqualified Stock or (y) any other securities of Reorganized Debtor which (A) are convertible into or exchangeable or exercisable for Equity Interests of Reorganized Debtor, other than Disqualified Stock and (B) have been converted, exchanged or exercised; plus (c) to the extent that any Restricted Investment that was made after the Effective Date is sold for cash, the lesser of (i) the cash return of (and on) capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment.

   The provisions of the preceding paragraph shall not prohibit the following (the "Excluded Payments"): (a) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), any Restricted Payment which, together with all other Restricted Payments made pursuant to this subsection (a) on or after the Effective Date, does not exceed $25 million; (b) the payment of any dividend, within 60 days after it was declared, if at the date it was declared, the payment would have been permitted; (c) the making of any Investment or the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of Reorganized Debtor (or subordinated Indebtedness of Reorganized Debtor or its Subsidiaries) in exchange for, or out of the proceeds of the sale (other than to a Subsidiary of Reorganized Debtor) of, any Equity Interests of Reorganized Debtor (other than any Disqualified Stock); provided that, in each such case, the amount of any such net cash proceeds that are so utilized shall be excluded from clause
(3)(b) of the preceding paragraph; (d) the payment of any dividend by a Subsidiary of Reorganized Debtor to the holders of its common Equity Interests on a pro rata basis, (e) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Reorganized Debtor held by any current or former director, officer, employee or agent of Reorganized Debtor (or any of its Subsidiaries) pursuant to any management equity subscription agreement, stock option agreement or other employee benefit plan or arrangement in effect on the Effective Date or adopted or approved thereafter by Reorganized Debtor's board of directors; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5 million in any twelve-month period; (f) the periodic purchase of Equity Interests of Reorganized Debtor for contribution to employee benefit plans not to exceed $5 million in any twelve-month period; (g) the purchase of Equity Interests of Reorganized Debtor deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent all or a portion of the exercise price of (or taxes in respect of the exercise of) such options or warrants, (h) the payment of the Black Scholes Payment Amount (as defined in the Warrant Agreement), (i) the payment of the Subclass 4B Supplemental Distribution (as defined in the Plan), (j) a Subsidiary of Reorganized Debtor declaring or making payment of a dividend on, or making of any distribution in respect of, its Equity Interests that are not made on a pro rata basis to all holders of its Equity Interests; provided that such dividend or distribution is consistent with the priority and proportionate to the amount of the corresponding investment in such Subsidiary's Equity Interest or (k) a Subsidiary of Reorganized Debtor purchasing, redeeming or retiring for value Equity Interests of such Subsidiary; provided that the amount of Equity Interests purchased, redeemed or retired under this clause does not exceed an amount yet to be determined.

   A "Restricted Payment" occurs if Reorganized Debtor or any of its Subsidiaries, directly or indirectly, does any of the following: (1) either (a) declares or pays any dividend on or makes any distribution in respect of

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Reorganized Debtor's or any of its Subsidiaries' Equity Interests or to the
direct or indirect holders of Reorganized Debtor's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Reorganized Debtor or any of its Subsidiaries or to Reorganized Debtor or any of its Subsidiaries) or (b) purchases, redeems or retires for value Equity Interests of Reorganized Debtor or any of its Subsidiaries (other than Equity Interests owned by Reorganized Debtor or any of its Subsidiaries); (2) make any principal payment on or with respect to, or redeem, repurchase, defease or otherwise acquire or retire for value prior to its scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinated to the New Notes or (3) make any Restricted Investment.

   A "Restricted Investment" is an Investment made after the Effective Date other than Permitted Investments.

   If a Restricted Payment is not made in cash, its value must be determined by Reorganized Debtor's board of directors as evidenced by a resolution of the board of directors.

   Not later than five days after the making of a Restricted Payment (other than Excluded Payments) which exceeds $5.0 million, Reorganized Debtor shall deliver to the Trustee an Officer's Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, to the extent that such items are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that the advancement of funds by Reorganized Debtor or any of its Subsidiaries in the ordinary course of business to growers or suppliers of food-related products as advances against payment for such products shall not constitute an Investment. Notwithstanding the foregoing, the interest of Reorganized Debtor or any of its Subsidiaries in an entity that ceases to be a Subsidiary of Reorganized Debtor shall not constitute an Investment.

   "Permitted Investments" means, for any Person, Investments made on or after the Effective Date consisting of: (i) Investments by the Reorganized Debtor, or by a Subsidiary thereof, in Reorganized Debtor or a Subsidiary or in a Person, if as a result of such Investment (a) such Person becomes a Subsidiary of Reorganized Debtor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Reorganized Debtor or any Subsidiary thereof; (ii) Temporary Cash Investments; (iii) an Investment that is made as a result of the receipt of non-cash consideration from an asset sale (including the contribution of assets to a joint venture) that was made pursuant to, and in compliance with, the covenant "Limitation on Asset Sales" by a third party to either or both of Reorganized Debtor or a Subsidiary solely as partial consideration for the consummation of an asset sale that is otherwise permitted hereby;
(iv) Investments consisting of (a) purchases and acquisitions of inventory, supplies, materials and equipment, or (b) licenses or leases of intellectual property and other assets, in each case in the ordinary course of business;
(v) Investments consisting of (a) loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business not to exceed $5,000,000 in the aggregate at any one time outstanding,
(b) loans to employees of Reorganized Debtor or its Subsidiaries for the sole purpose of purchasing equity of Reorganized Debtor, (c) extensions of trade credit in the ordinary course of business, (d) prepaid expenses incurred in the ordinary course of business, and (e) loans made pursuant to agreements and arrangements entered into in connection with the issuance of New Common Stock pursuant to the Plan;

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(vi) Investments existing on the Effective Date; (vii) Investments of
Reorganized Debtor in connection with hedging obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging interest rate risk or foreign currency risk; (viii) Investments consisting of endorsements for collection or deposit in the ordinary course of business; (ix) Investments in suppliers or customers that are in bankruptcy, receivership or similar proceedings or as a result of foreclosure on a secured Investment in a third party received in exchange for or cancellation of an existing obligation of such supplier or customer to Reorganized Debtor or a Subsidiary; (x) Investments paid for solely with Equity Securities (other than Disqualified Stock) of Reorganized Debtor; (xi) Investments paid for in cash in Food-Related Businesses, provided that such Investments along with the amount of all other Investments made pursuant to this clause (xi) shall not exceed 10% of Adjusted Consolidated Assets at such time; (xii) Investments permitted pursuant to clause (8) of the definition of "Permitted Indebtedness"; (xiii) Investments (other than investments specified in clauses (i) through (xii) above) in an aggregate amount, as valued at the time each such Investment is made, not exceeding $10,000,000 at any time after the Effective Date.

   "Adjusted Consolidated Assets" on any date means the amount of all assets of Reorganized Debtor and its Subsidiaries on a consolidated basis (excluding applicable depreciation, amortization and other valuation reserves) less (1) all current liabilities of Reorganized Debtor and its Subsidiaries (excluding intercompany items) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, each determined as of the last day of the immediately preceding fiscal quarter in accordance with GAAP.

   "Temporary Cash Investments" means (i) investments in marketable direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase; (ii) invest-ments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital and unimpaired surplus totaling more than $500,000,000 and rated at least A by Standard & Poor's Corporation and A-2 by Moody's Investor Services, Inc. (any such bank, an "Approved Bank") maturing within 365 days of purchase; (iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above entered into with any Approved Bank, (iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A by Standard & Poor's Corporation and A-2 by Moody's Investors Service, Inc., in each case maturing within 365 days of purchase; (v) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (i) through (iv); and (vi) in the case of Reorganized Debtor's non-U.S. Subsidiaries, short-term investments made in the ordinary course of business and consistent with past practice.

   Dividend and Other Payment Restrictions Affecting Subsidiaries. Reorganized Debtor will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or agree to any encumbrance or restriction on the ability of any Subsidiary to (1) pay dividends or make any other distributions on its capital stock to Reorganized Debtor or any of Reorganized Debtor's Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Reorganized Debtor or any of Reorganized Debtor Subsidiaries; or (2) make loans or advances to Reorganized Debtor or any of Reorganized Debtor's Subsidiaries.

   However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of (1) existing Indebtedness as in effect on the Effective Date; (2) the Indenture and the New Notes;
(3) applicable law; (4) any agreement or instrument applicable to or binding on a Person acquired by Reorganized Debtor or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of such acquired Person's Indebtedness, such Indebtedness was permitted to be incurred by the terms of the New Notes; (5) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by such Subsidiary pending

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its sale or other disposition; (6) Refinancing Indebtedness if (A) the encumbrances or restrictions, taken as a whole, are not materially more restrictive than is customary in comparable financings (as determined in good faith by Reorganized Debtor); (B) any such encumbrances or restrictions will not materially adversely affect Reorganized Debtor's ability to make principal or interest payments on the New Notes (as determined in good faith by Reorganized Debtor) and (C) Reorganized Debtor delivers an Officer's Certificate to the Trustee stating that incurring such Indebtedness complies with this clause; (7) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business; and (8) restrictions on cash or other deposits or net worth under contracts entered into in the ordinary course of business.

   Business Activities. Reorganized Debtor will not, and will not permit any Subsidiary to, engage in any business other than Food-Related Businesses.

   Payments for Consent. Reorganized Debtor will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the New Notes unless such consideration is offered to be paid and is paid to all holders of the New Notes that consent, waive or agree to amend such terms and provisions in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

   Reports. Whether or not required by the Commission, so long as any New Notes are outstanding, Reorganized Debtor will file with the Commission (or, if the Commission will not accept such filings, furnish to the Trustee) within the time periods specified in the Commission's rules and regulations (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Reorganized Debtor were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Reorganized Debtor's certified independent accountants; and (2) all current reports that would be required to be filed with the Commission on Form 8-K if Reorganized Debtor were required to file such reports.

   Transactions With Related Persons. Reorganized Debtor will not, and will not permit any Subsidiary to, directly or indirectly enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Related Person unless the following conditions are met: (1) the transaction or series of transactions must be on terms which are as favorable to Reorganized Debtor or the Subsidiary as would be available in a comparable transaction with an unrelated third party; (2) if the transaction or series of transactions involves aggregate payments of $5 million or more, then Reorganized Debtor must, within 20 days, deliver an Officer's Certificate to the Trustee for the New Notes certifying that the transaction complies with clause (1) above; (3) if the transaction or series of transactions involves aggregate payments of $10 million or more, then the transaction or series of transactions must be approved by Reorganized Debtor's board of directors, including the approval of a majority of directors who are not Related Persons in connection with the transaction or transactions being approved and (4) if the transaction or series of transactions involves aggregate payments of $25 million or more, then Reorganized Debtor must deliver to the Trustee an opinion as to the fairness from a financial point of view to Reorganized Debtor and its Subsidiaries, taken as a whole of such transaction or series of transactions issued by an accounting, appraisal or investment banking firm of national standing. However, this provision does not apply to (1) any employment arrangement or transactions relating to benefit plans with any employee, consultant or director of Reorganized Debtor or any Subsidiary that is entered into by Reorganized Debtor or any Subsidiary in the ordinary course of business and consistent with past practices of Reorganized Debtor or such Subsidiary; (2) payment of reasonable directors' fees; (3) loans and advances to employees of Reorganized Debtor or any Subsidiary in the ordinary course of business otherwise permitted pursuant to the term of the New Notes; (4) Restricted Payments that are permitted by the terms of the New Notes described under the caption "Limitation on Restricted Payments";

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

(5) issuances of Equity Interests by Reorganized Debtor; and (6) any transaction between or among Reorganized Debtor and one or more Subsidiaries of Reorganized Debtor or among one or more Subsidiaries of Reorganized Debtor entered into in the ordinary course of business.

   Purchase of New Notes upon a Change of Control. If a Change of Control occurs, each holder of New Notes will have the right, at his or her option, to require Reorganized Debtor to purchase all or any part of his or her New Notes (in integral multiples of $1,000) on the "Purchase Date" at a Purchase Price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the Purchase Date (the "Purchase Price").

   A "Change of Control" means an event or series of events by which any of the following occurs: (1) any "Person" is or becomes the "beneficial owner" directly or indirectly, of more than 50% of the total voting power of all outstanding classes of voting capital stock of Reorganized Debtor; (2) Reorganized Debtor consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its assets in one or a series of transactions to any entity, or any entity consolidates with or merges into Reorganized Debtor and, in connection with the transaction, the outstanding voting shares of Reorganized Debtor are changed into or exchanged for cash, securities or other property, other than a consolidation or merger (a) between Reorganized Debtor and a Subsidiary or (b) in which the holders of the outstanding voting shares of Reorganized Debtor immediately prior to the transaction own, directly or indirectly, not less than a majority of the outstanding voting shares of the surviving entity immediately after the transaction in substantially the same proportion as before the transaction; (3) Reorganized Debtor or any Subsidiary purchases or otherwise acquires, directly or indirectly, beneficial ownership of 40% or more of Reorganized Debtor's capital stock within any 12-month period; (4) the adoption of a plan relating to the liquidation or dissolution of Reorganized Debtor or (5) on any date, a majority of Reorganized Debtor's Board of Directors does not consist of Persons
(a) who were directors at the Effective Date ("Continuing Directors") or (b) whose election or nomination as directors was approved by at least 2/3 of the directors then in office who are Current Directors or whose election or nomination was previously so approved. In the definition of Change of Control, "Person" has the same meaning given to it in Sections 13(d) and 14(d) of the Exchange Act, and "beneficial owner" or "beneficially owned" have the same meaning given to these terms in Rules l3d-3 and l3d-5 under the Exchange Act, except that a Person is deemed to have "beneficial ownership" of all shares that Person has the right to acquire, whether the right is exercisable immediately or only after the passage of time.

   "Purchase Date" means a date fixed by Reorganized Debtor that is no earlier than 30 days after and no later than 60 days after the mailing of notice to holders of New Notes of a Change of Control.

   Reorganized Debtor is obligated to give notice to holders of New Notes and the Trustee within 30 days following the occurrence of a Change of Control. The notice must specify (1) that a Change of Control has occurred and that such New Noteholder has the right to require Reorganized Debtor to purchase such New Noteholder's New Notes at the Purchase Price, together with such information that Reorganized Debtor deems relevant or as may be required to be disclosed pursuant to applicable securities or other laws, (2) the place at which the New Notes are to be presented and surrendered for purchase, (3) that interest accrued to the Purchase Date will be paid upon presentation and surrender, and
(4) that interest will cease to accrue as of the Purchase Date on all New Notes timely surrendered for purchase.

   In order for a holder of New Notes to properly put his or her New Notes to Reorganized Debtor for purchase, he or she must present and surrender the New Notes to Reorganized Debtor at the place specified in its notice at least 15 days prior to the purchase date. Any tender by a holder of New Notes will be irrevocable. After a Change of Control has occurred and Reorganized Debtor has complied with the provisions described above, if there is a subsequent Change of Control, Reorganized Debtor is not obligated to (1) notify holders of New Notes which remain outstanding or (2) purchase any New Note.

   Rating. Reorganized Debtor shall use its reasonable best efforts obtain a rating from the New Notes from either Moody's Investor Services, Inc. or Standard & Poor's Corporation. In the event that no such rating is

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obtained within one year of the Effective Date, the Senior Note Interest Rate shall increase by 0.50% until such rating is obtained.

   Events of Default Applicable to All Series of Senior Debt Securities Under the Indenture. The following events are defined in the Indenture as "Events of Default" with respect to each series of Senior Debt Securities to be issued under the Indenture, including the New Notes: (i) default in the payment of any installment of interest on any notes in such series for 30 days after becoming due; (ii) default in the payment of the principal of (or premium, if any, on) any notes in such series when due; (iii) default in the performance of any other covenant contained in the terms of the notes in such series or the Indenture for a period of 60 days after written notice of such failure, requiring Reorganized Debtor to remedy the same, shall have been given to Reorganized Debtor by the Trustee or to Reorganized Debtor and the Trustee by the holders of 25% in aggregate principal amount of the notes in such series then outstanding; (iv) default shall have occurred under any agreements, indentures or instruments under which Reorganized Debtor or certain of its Subsidiaries then has outstanding Indebtedness in excess of $10 million in the aggregate and, if not already matured in accordance with its terms, such Indebtedness shall have been accelerated and such acceleration shall not have been rescinded or annulled within ten days after notice thereof shall have been given to Reorganized Debtor by the Trustee or to Reorganized Debtor and the Trustee by the holders of at least 25% in aggregate principal amount of the notes in such series then outstanding, provided, that if, prior to the entry of judgment in favor of the Trustee, such default under such indenture or instrument shall be remedied or cured by Reorganized Debtor or its Subsidiary, or waived by the applicable percentage of holders of such Indebtedness, then the Event of Default under the Indenture shall be deemed likewise to have been remedied, cured or waived; and provided, further, that if such default results from an action of the United States government or a foreign government which prevents Reorganized Debtor or its Subsidiary from performing their obligations under such agreement, indenture or instrument, the occurrence of such default will not be an Event of Default under the Indenture; (v) one or more judgments, orders or decrees for the payment of money in excess of $10 million, either individually or in the aggregate, shall be entered against Reorganized Debtor or certain of its Subsidiaries and shall not be discharged, there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect and there shall have been given written notice of the default to Reorganized Debtor by the Trustee or to Reorganized Debtor and the Trustee by the holders of 25% in aggregate principal amount of the notes in such series then outstanding; (vi) certain events of bankruptcy, insolvency or reorganization with respect to Reorganized Debtor or certain of its Subsidiaries shall have occurred; or (vii) failure by Reorganized Debtor to comply with its obligations under "Consolidation, Merger and Sale of Assets". If an Event of Default shall occur and be continuing with respect to a series of Senior Debt Securities, either the Trustee or the holders of at least 25% in principal amount of the outstanding notes in such series may declare the entire principal amount of the notes in such series to be immediately due and payable. If an Event of Default specified in clause (vi) above occurs with respect to Reorganized Debtor, the entire principal amount of the notes in such series shall ipso facto become due and payable.

   Under the Indenture, Reorganized Debtor is required to furnish the Trustee annually a statement by certain officers of Reorganized Debtor to the effect that, to the best of their knowledge, Reorganized Debtor is not in default in the fulfillment of any of its obligations under the Indenture, or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

   The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to any series of Senior Debt Securities, give the holders of the notes in such series notice of such default known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest, if any, on any of the notes in such series, the Trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the notes in such series.

   The holders of a majority in principal amount of the notes in any series of Senior Debt Securities outstanding have the right, subject to certain limitations, to direct the time, method and place of conducting any

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proceeding for any remedy available to the Trustee with respect to such series or exercising any trust or power conferred on the Trustee, and to waive certain defaults. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circum-stances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of notes in any series of Senior Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

   Satisfaction and Discharge. The Indenture provides that Reorganized Debtor shall be discharged from its obligations under any series of Senior Debt Securities (with certain exceptions) at any time prior to the stated maturity or redemption thereof when (a) Reorganized Debtor has deposited with the Trustee, in trust, sufficient funds to pay the principal of (and premium, if any) and interest, if any, to stated maturity (or redemption) on, the notes in such series, (b) Reorganized Debtor has paid all other sums payable with respect to the notes in such series and (c) certain other conditions are met. Upon such discharge, the holders of the notes in such series shall no longer be entitled to the benefits of the Indenture, except for certain rights, including registration of transfer and exchange of such notes, and shall look only to such deposited funds.

   Modification and Waiver. Certain modifications and amendments (which, generally, either benefit or do not adversely affect the holders of outstanding notes of any series of Senior Debt Securities) of the Indenture may be made by Reorganized Debtor and the Trustee without the consent of holders of the New Notes. Other modifications and amendments of the Indenture or of the terms of any such series require the consent of the holders of more than 50% in principal amount of the notes of such series or of each series outstanding affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby, (a) reduce the principal of or change the stated maturity of any note, (b) reduce the rate of or change the time for payment of interest on any note, (c) reduce the principal amount or any premium payable upon the redemption of any note or change the time at which a note may be redeemed, (d) reduce the amount of the principal of a discounted note that would be due and payable upon a declaration of acceleration of the maturity thereof, (e) change the place of payment, (f) impair the right of a holder to receive payment of principal of and interest on such holder's notes on or after the due dates thereof, (g) change the currency in which the principal of or any premium or interest (including additional amounts) on any note is payable, (h) reduce the percentage in principal amount of the outstanding notes of any particular series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture, (i) modify or change any provision of the Indenture or the related definitions affecting the ranking of any note in a manner which affects the holders in any material respect, or (j) make any change in the foregoing amendment and waiver provisions.

   The holders of not less than a majority in principal amount of the outstanding notes of any series of Senior Debt Securities may on behalf of the holders of all notes in such series waive compliance by Reorganized Debtor with certain restrictive provisions of the Indenture or the terms of such series. The holders of not less than a majority in principal amount of the outstanding notes in any series may on behalf of the holders of all notes in such series waive any past default under the Indenture, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any note in such series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding note in such series affected.

   Defeasance of Certain Obligations. The terms of the New Notes provide that Reorganized Debtor does not have to comply with the restrictive covenants described above under the headings Limitation on Indebtedness; Limitation on Liens; Limitation on Asset Sales; Limitation on Sale and Leaseback Transactions; Limitation on Restricted Payments; Dividend and Other Payment Restrictions Affecting Subsidiaries; Business Activities;

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Payments for Consent; Reports; Transactions with Related Persons; Purchase of
New Notes Upon a Change of Control and clause (3) of Consolidation, Merger and Sale of Assets if, among other conditions, Reorganized Debtor (1) deposits with the trustee an amount of cash and U.S. government securities, in any combination, sufficient to pay all amounts owing on the New Notes for unpaid principal, premium, if any, and interest to maturity or any applicable redemption date and (2) provides an opinion of independent tax counsel that holders of New Notes will not be adversely affected for U.S. federal income tax purposes by the defeasance. Even if Reorganized Debtor does this, its obligations under the Indenture and the New Notes other than in connection with the above covenants will remain in full force and effect.

   Paying Agent. The registrar, paying and transfer agent for the New Notes will be American Security Transfer Company, Limited Partnership d/b/a Securities Transfer Company, Cincinnati, Ohio. Securities Transfer Company is an affiliate of Reorganized Debtor.

  New Warrants/2 /

   General Description. The New Warrants will be exercisable for 13,333,333 shares of the New Common Stock (i.e., 25% of the New Common Stock on a fully diluted basis, prior to dilution by grants under the 2002 Stock Option Plan), and shall expire 7 years after the Effective Date (in 2009). The New Warrants will have customary anti-dilution protection for stock splits, stock dividends, stock combinations and similar transactions. Debtor intends to apply to list the New Warrants on the New York Stock Exchange.

   Exercise Price. The exercise price of the New Warrants will be set at a price per share equal to the "Solvency Value". The Solvency Value is the value per share of the New Common Stock that, when multiplied by the number of shares of New Common Stock distributed to Holders of Class 4 Claims (and after adding such amount to the face amount of the New Notes), will equal the amount of Class 4 Claims for principal plus interest on such principal through the Effective Date. If the Effective Date were December 31, 2001, the estimated exercise price would be $18.76. The Solvency Value will be higher due to an increase in interest on Class 4 Claims to the extent that the Effective Date is later than December 31, 2001 and will increase by approximately $0.18 per New Warrant share for each month between December 31, 2001 and the Effective Date.

   Merger or Tender Offer. In the event of a merger or tender offer in which any part of the consideration being paid or exchanged consists of cash or other property other than Qualifying Common Equity Securities ("Other Property"), New Warrant Holders will have the right to elect (as an alternative to exercising some or all of the New Warrants) to receive Other Property in the same proportion as Holders of New Common Stock for such New Warrants equivalent to a Black/Scholes valuation of such New Warrants as of the date such merger or tender offer is consummated. "Qualifying Common Equity Securities" shall mean the regular common stock of the surviving entity in the merger or tender offer, except that if the surviving entity has a parent corporation, it shall be the common stock of the parent corporation. For purposes of calculating such value,
(a) the term of the New Warrants will be the remaining time to the expiration of the New Warrants, (b) the assumed volatility will be 25%, (c) the assumed risk-free rate shall equal the yield on U.S. Treasury securities with comparable maturity to the remaining term of the New Warrants and (d) the share price of the New Common Stock in such merger or tender offer will be equal to the cash proceeds or the fair market value of the Other Property received for such share of New Common Stock in such merger or tender offer. In the event of a stock-for-stock merger or exchange offer in which the consideration to be received is all or partially common equity securities, the New Warrants will be exchanged for replacement warrants of the surviving entity which will include similar terms and conditions, including similar Black/Scholes valuation protection in the event of a subsequent merger or tender offer.

  New Common Stock

   Reorganized Debtor will have 150,000,000 authorized shares of New Common Stock, of which 40,000,000 shares will be issued (39,200,000 issued on the Effective Date and 800,000 management shares subject to

--------
/2/ The following is a general description of the principal terms and definitions of the New Warrants. The final provisions of the New Warrants will be filed with the Bankruptcy Court prior to the Voting Deadline.

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restricted delivery). Assuming the exercise of all New Warrants and Management
Options, 59,259,259 shares of New Common Stock would be issued and outstanding. Holders of New Common Stock will be entitled to one vote per share on the election of directors and all other matters submitted to a vote of shareholders. Shares of New Common Stock will not have cumulative voting rights. Holders of New Common Stock will be entitled to receive dividends when, as and if declared by Reorganized Debtor's Board of Directors, out of funds legally available therefor; provided that all dividends on any preferred stock which may be issued in the future must be fully paid or declared and set apart before any dividends can be paid or declared and set apart with respect to the New Common Stock. Upon liquidation, dissolution or winding-up of Reorganized Debtor, the Holders of New Common Stock will be entitled to share ratably in the assets of Reorganized Debtor remaining after the payment of its obligations and liabilities and after payment of any liquidation preference due the Holders of Reorganized Debtor's preferred stock. Holders of New Common Stock will have no preemptive or other rights to subscribe for or purchase additional securities of Reorganized Debtor. All outstanding shares of New Common Stock will be fully paid and nonassessable. Debtor intends to apply to list the New Common Stock on the New York Stock Exchange.

Management Incentive Program

  Management New Common Stock.

   As set forth in the Lock Up Agreement and in order to provide appropriate incentives to key executives, Carl H. Lindner, the current Chairman of the Board of Debtor ("Lindner"), will receive or have the right to receive 800,000 shares of New Common Stock (i.e., 2.0% of the New Common Stock, subject to dilution by the New Warrants and the Management Options) and Steven G. Warshaw, the current President and Chief Executive Officer of Debtor ("Warshaw"), and such other key employees of Debtor or its subsidiaries as he may designate prior to the Effective Date, will receive or have the right to receive an aggregate of 200,000 shares of New Common Stock (i.e., 0.5% of the New Common Stock, subject to dilution by the New Warrants and the Management Options) (the "Management Incentive Shares").

   Lindner will receive 800,000 shares of New Common Stock pursuant to a stock unit agreement to be entered into between Reorganized Debtor and Lindner. Under the Agreement, Lindner will be granted an aggregate of 800,000 Stock Units as of the Effective Date which will be credited to a bookkeeping account maintained by Debtor (the "Account"). Each Stock Unit will represent Lindner's right to receive one share of New Common Stock. The Stock Units are not transferable (other than by the laws of descent and distribution) unless otherwise approved by the Compensation Committee of Reorganized Debtor's Board of Directors.

   On the Delivery Date (as defined in the next sentence), Debtor will deliver to Lindner the number of shares of New Common Stock equal to the number of Stock Units credited to his Account on the Delivery Date free of all restrictions (the "Settlement Shares"), and the Account will terminate. The "Delivery Date" will be the one-year anniversary of the Effective Date; provided that Lindner may elect to defer the Delivery Date for all the Settlement Shares for six months thereafter by written notice to Debtor no less than 90 days prior to the otherwise scheduled Delivery Date. Lindner may exercise this deferral election for all the Settlement Shares one additional time with similar 90 day notice prior to the last extended date. Notwithstanding the foregoing, the Delivery Date will be accelerated to the first to occur of: (a) the date as of which the average closing price per share of New Common Stock over any five consecutive trading days is 25% or more below the "average price" of the New Common Stock on the Effective Date; (b) the date as of which the previous day's closing price per share of New Common Stock is 40% or more below the "average price" of the New Common Stock on the Effective Date; (c) the date immediately prior to the date of a Change in Control of Reorganized Debtor; and (d) the date as of which Lindner's membership on the board of directors of Reorganized Debtor terminates for any reason. Lindner will have the right to request registration under the Securities Act of the New Common Stock delivered to him on the Delivery Date; provided that Reorganized Debtor shall not be obligated to keep such registration in effect for more than 90 days.

   For purposes of this stock unit agreement, "Change in Control" means (a) any person becoming the beneficial owner, directly or indirectly, of securities representing 25% or more of the combined voting power of

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Reorganized Debtor's outstanding securities, or (b) there is consummated a merger or consolidation of Reorganized Debtor or any direct or indirect subsidiary of Reorganized Debtor with any other corporation, or there is consummated a sale of all or substantially all of the assets of Reorganized Debtor or a similar transaction, and in any such case the voting securities of Reorganized Debtor outstanding immediately prior to such transaction do not represent at least 50% of the combined voting power of the securities of Reorganized Debtor or, if Reorganized Debtor does not survive, at least 50% of the combined voting power of the surviving or acquiring entity, or any parent thereof, outstanding immediately after such transaction.

   At the time of grant of the Stock Units, Lindner will be responsible for payment of the FICA withholding taxes then due. At the time of distribution of the Settlement Shares, Lindner will be responsible for payment of income and other tax withholding then due by reason of the distribution by either: (a) a check from Lindner payable to Debtor or (b) a three-year loan from Debtor (secured by Settlement Shares which, as of the Delivery Date, have a value equal to the principal amount of such loan), and subject to other conditions.

   With respect to Warshaw and such other key employees of Debtor or its subsidiaries as he may designate prior to the Effective Date (collectively referred to as the "Executives"), Debtor, through the Grantor Trust (as defined below), will agree to deliver to the Executives in the future 200,000 shares of New Common Stock (the "Award Shares"). Debtor will deposit the Award Shares into a grantor trust (the "Grantor Trust") on the Effective Date, and Executives' rights to the Award Shares shall be contingent upon the consummation of the Plan. No Executive may be credited with more than 200,000 Award Shares as of the Effective Date. The Grantor Trust will be managed by an independent fiduciary of Debtor. The Grantor Trust will deliver to the Executives (a) 50% of the Award Shares on the first anniversary of the Effective Date and (b) 50% of the Award Shares on the second anniversary of the Effective Date. Notwithstanding the foregoing, 100% of the Award Shares to which he or she is entitled will be delivered to each Executive promptly after the date of termination of such Executive's employment with Debtor for any reason. On the Effective Date, the Executives will be responsible for payment of the FICA withholding taxes. At the time of the delivery of the Award Shares to which he or she is entitled, each Executive will be responsible for payment of income and other tax withholding then due by reason of the delivery. The obligation to pay the withholding amounts at the date of delivery of the Award Shares may be satisfied by either (a) a check from each Executive payable to Debtor or (b) by surrender to Debtor of a number of Award Shares that have a fair market value on the date of surrender equal to the amount of payroll withholding taxes due.

   Approval of the Plan by the Bankruptcy Court shall constitute approval of the Management Incentive Shares.

  2002 Stock Option Plan.

   Under the 2002 Stock Option Plan, Reorganized Debtor may issue up to an aggregate of 5,925,926 shares of New Common Stock (i.e., 10% of the New Common Stock on a fully diluted basis) as awards. The number of shares of Common Stock which may be subject to awards granted under the 2002 Stock Option Plan to any individual may not exceed 2,000,000 in any calendar year. The terms of any awards granted under the 2002 Stock Option Plan (including vesting) will be determined by the board of directors of Reorganized Debtor (or the Compensation Committee referred to below) in its sole discretion; provided that all options granted thereunder on or shortly after the Effective Date will have an exercise price set at the average closing price of the New Common Stock over the first 30 trading days following the Effective Date (or over such other 30-day period shortly after the Effective Date as the board of directors of Reorganized Debtor or the Compensation Committee (as defined below) determines). The 2002 Stock Option Plan will be administered by a committee (the "Compensation Committee") comprised of two or more outside directors. Employees (including officers), directors and certain advisors and consultants of Reorganized Debtor and its subsidiaries will be eligible to participate in the 2002 Stock Option Plan. There will be no limit to the number of participants and participation will be based on managerial level and performance.

   Form of Awards. The 2002 Stock Option Plan provides for the grant of the following types of awards:

    1. Stock options (including Incentive Stock Options, Non-Qualified Stock Options and Replacement Options). Options to purchase shares of New Common Stock permit the holder to purchase a fixed

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

       number of shares at a fixed price. At the time the option is granted, the Compensation Committee shall determine the number of shares subject to the option, the term of the option (up to 10 years), the manner and time of the option's exercise and the exercise price; provided that all options granted on or shortly after the Effective Date will have an exercise price set at the average closing price of the New Common Stock over the first 30 trading days following the Effective Date or such other 30-day period shortly after the Effective Date as the board of directors of Reorganized Debtor or the Compensation Committee approves (or an exercise price that, in the judgment of the board of directors or the Compensation Committee, is substantially similar to an exercise price determined in such a manner). The exercise price for a stock option may be paid in cash or in shares of New Common Stock owned by a participant for at least six months. The Compensation Committee may in its sole discretion authorize the payment of the exercise price, in full or in part, by reducing the number of shares to be issued upon the exercise of the option or the holder may elect a "cashless exercise" and elect to pay the exercise price upon exercise by authorizing a broker to sell all or a portion of the shares to be issued upon exercise and remit to Reorganized Debtor a sufficient portion of the sale proceeds to pay for the exercise price and any applicable tax withholding amounts.

       The Compensation Committee may also grant replacement options (each, a "Replacement Option") to any employee who exercises an option granted under the 2002 Stock Option Plan using then-owned New Common Stock as payment for the purchase price. A Replacement Option grants the employee the right to purchase, at the fair market value as of the date of exercise of the original option, a number of shares of New Common Stock not to exceed the number of shares used by the employee to satisfy the exercise price. A replacement option may not be exercised for one year following the date of grant, and its term may not extend beyond the term of the original option.

       No "Incentive Stock Options" (within the meaning of Code (S)422) will be awarded to any person who at the time of the award possesses more than 10% of the total combined voting power of all classes of stock of Reorganized Debtor and its subsidiaries.

    2. Stock awards (including restricted and unrestricted awards of stock). Stock awards are grants of shares of New Common Stock which may be restricted (i.e., subject to a holding period and/or other conditions) or unrestricted. The Compensation Committee will determine the amount, terms and conditions of the awards, including the price to be paid, if any, for restricted awards and contingencies related to the attainment of specified performance goals or continued employment.

    3. Performance awards. Performance awards are the right to receive either New Common Stock or cash of an equivalent value, or fixed dollar amount payable in cash, shares, or both, at the end of a specified performance period. The Compensation Committee may condition the Awards based upon the performance of an individual, Debtor or an operating unit or division of Debtor or the increase in value of the New Common Stock, or other factors as determined by the Compensation Committee.

   The above awards may be granted singly, in combination or in tandem.

   Vesting. Unless the Compensation Committee determines otherwise with respect to any of the following, awards may vest early or be forfeited in certain circumstances. An award may be forfeited upon a termination of employment for cause or if following termination, the participant engages in an act which would have warranted a termination for cause. Unless the Compensation Committee determines otherwise, in the event of death, disability or retirement, awards will vest in full and be exercisable for one year or until expiration of the original term of the award, whichever is shorter. In the event of termination of employment for any other reason (excluding a change of control, merger or sale), vested awards must be exercised within 90 days after the date of termination or upon expiration of the original term of the award, whichever is shorter, unless the Compensation Committee determines otherwise. In the event of a Change of Control (as defined in the 2002 Stock Option Plan), all awards outstanding will become fully vested. If a participant's employment is terminated by Debtor or any of its subsidiaries for any reason other than cause, within one year after a Change of Control, all vested stock

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options held by such employee upon termination will be exercisable for one year or until expiration of the original term, whichever is shorter. In the event of a merger, consolidation, reorganization, liquidation or sale of substantially all of Debtor's assets that results in the conversion of the New Common Stock into stock of another company or into cash, if provisions are not made for the surviving entity to assume outstanding stock awards, such awards will become fully vested, but will terminate to the extent not exercised prior to the completion of the transaction.

   Amendment; Termination. The board of directors of Reorganized Debtor may amend the plan at any time but may not adopt any amendment which would impair participants' rights with respect to awards granted prior to the amendment, without the consent of the participants. In addition, no amendment may be made which would increase the maximum number of shares available for awards under the 2002 Stock Option Plan or which may be awarded to any individual without shareholder approval. The 2002 Stock Option Plan will continue in effect indefinitely until terminated by the board of directors of Reorganized Debtor. Termination of the 2002 Stock Option Plan would not impair the status of any awards outstanding at the date of termination.

   Approval of the Plan by the Bankruptcy Court shall constitute approval of the 2002 Stock Option Plan.

G.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

  1.  Assumption of Executory Contracts and Unexpired Leases

   Immediately prior to the Effective Date, except as otherwise provided herein, all executory contracts or unexpired leases of Reorganized Debtor will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except those executory contracts and unexpired leases that (a) have been rejected by order of the Bankruptcy Court, (b) are the subject of a motion to reject pending on the Effective Date,
(c) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected, (d) that relate to the purchase or other acquisition of Equity Interests, or (e) are rejected pursuant to the terms of the Plan. Notwithstanding anything herein to the contrary, (x) immediately prior to the Effective Date, Debtor shall assume that certain letter agreement, dated March 21, 2001, with Houlihan pursuant to which, among other things, Debtor agreed to pay to Houlihan certain fees for advisory services rendered to the Prepetition Senior Noteholder Committee and (y) on the Effective Date, Debtor shall make the payments set forth in such letter agreement. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

  2.  Claims Based on Rejection of Executory Contracts or Unexpired Leases

   All proofs of Claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against Debtor or Reorganized Debtor, their Estates and property unless otherwise ordered by the Bankruptcy Court or provided in this Plan, and all such Claims for which proofs of Claim are required to be filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Section III.B.3 of the Plan.

  3.  Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

   Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (a) the amount of any cure payments, (b) the ability of Reorganized Debtor or any assignee to provide "adequate assurance of future performance"

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(within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

  4.  Indemnification of Directors, Officers and Employees

   The obligations of Debtor to indemnify any Person serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such Person's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in Debtor's constituent documents, by a written agreement with Debtor or under New Jersey corporate law, shall be deemed and treated as executory contracts that are assumed by Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

  5.  Compensation and Benefit Programs

   Except as otherwise expressly provided hereunder, all employment and severance agreements and policies, and all compensation and benefit plans, policies, and programs of Debtor applicable to its employees, former employees, retirees and non-employee directors and the employees, former employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, deferred compensation plans and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

   Each change of control severance agreement (collectively, the "COC Agreements") which Debtor entered into with a number of key executives (including each of the officers listed in Section III.F.2 hereof) shortly after announcement in January 2001 of the proposed restructuring, in order to encourage the retention and continued dedication of its key management, will be assumed to the extent that the Waiver Condition (defined below) is satisfied. Under these agreements the participants are entitled to certain benefits in the event they are involuntarily terminated without "cause" or resign for "good reason" within three years after a "change-of-control" of Debtor. If such an involuntary termination or resignation occurs within two years after a "change-of-control", a participating executive would receive a lump sum severance payment ranging from 1.75 to 3 times (depending on the particular executive) the sum of his or her then current annual salary and annual bonus target (or, in the case of Mr. Steven G. Warshaw, $4.5 million, if greater). If it occurs during the third year after a "change of control", the payment would be one times such sum. Participating executives would also receive the following severance benefits: (a) pro rata annual bonus for the year employment terminates; (b) immediate vesting of outstanding stock options, restricted stock awards and employer contributions under Debtor's Savings and Investment Plan and Capital Accumulation Plan; (c) continued medical, life, disability and accident insurance at Debtor's expense for a number of years equivalent to the multiple used in calculating the executive's severance payments; and (d) if severance benefits exceeded the maximum amount payable without incurring excise tax under Section 280G of the Internal Revenue Code by 10% or more, Debtor's payment of such excise tax plus any additional taxes resulting from such payment (if such benefits exceeded such maximum by less than 10%, the benefits would be reduced to the maximum amount). For further information regarding the COC Agreements, including the definitions of "change-of-control", "cause" and "good reason", see the Company's Annual Report on Form 10-K for the year ended December 31, 2000, attached hereto as Exhibit D.

   In addition, Debtor entered into a further agreement with Mr. Warshaw that would provide him with certain benefits in the event he was involuntarily terminated without cause or resigned for "good reason" prior to the occurrence of a "change-of-control". His benefits in the event of such termination or resignation would be the same as set forth in the his COC Agreement, except that his lump sum severance payment would be equal to 2.5

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times his Annual Compensation. The defined terms generally conform to those described above with respect to the COC Agreements. Upon the occurrence of a "change-of-control", Mr. Warshaw's additional agreement would be superseded by his COC Agreement.

   Included as an event which would constitute a "change-of-control" in the COC Agreements is if at any time less than a majority of Debtor's Board of Directors consists of persons other than those (a) who were directors at November 15, 2000 ("Current Directors") or (b) whose election or nomination as directors was approved by at least 2/3 of the directors then in office who are Current Directors or whose election or nomination was previously so approved (other than in settlement of a proxy contest). The Plan, as approved by Debtor's board of directors, provides for the appointment of a seven member Board with five new directors as of the Effective Date of the Plan. With respect to the COC Agreements, the "Waiver Condition" is satisfied if either
(x) the five new directors to be appointed to Reorganized Debtor's board of directors have been approved by at least two-thirds of the Current Directors so as to avoid such appointment giving rise to a "change-of-control" or (y) in the case of each COC Agreement, the executive counterparty to such COC Agreement consents to the modification of his or her COC Agreement to provide that the appointment of the five new directors under the Plan does not constitute a "change-of-control" of Debtor. The result of satisfaction of the Waiver Condition is that Consummation of the Plan will not give rise to a "change-of-control" under any of the COC Agreements.

   Also included in the plans to be assumed is an arrangement which, in order to encourage employee retention during and after the Chapter 11 Case, provides that employees of Debtor and its subsidiaries eligible for annual bonuses who remain employed through the later of the three month anniversary of the Effective Date or June 30, 2002 (the "Stay Date") will receive promptly after the Stay Date a payment equal to 50% of their "target" annual bonus for 2002. The amount of this payment to any employee will be deducted from the annual bonus, if any, for 2002 otherwise payable to such employee in early 2003 under Debtor's annual bonus program.

H.  CONFIRMATION AND EFFECTIVENESS OF THE PLAN

  1.  Condition Precedent to Confirmation

   It shall be a condition to Confirmation of the Plan that all provisions, terms and conditions of the Plan are approved in the Confirmation Order. In addition, the entry of the Confirmation Order shall be deemed an approval of the 2002 Stock Option Plan and the Management Incentive Shares.

  2.  Conditions Precedent to Consummation

   It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of
Section IX.C of the Plan:

      (a) the Confirmation Order confirming the Plan, as the Plan may have been modified, shall have been entered and become a Final Order in form and substance reasonably satisfactory to Debtor and the Creditors Committee (or if no Creditors Committee is appointed, the Prepetition Noteholder Committees, voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee) and shall provide that:

          (i) Debtor and Reorganized Debtor are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan;

          (ii) the provisions of the Confirmation Order are nonseverable and mutually dependent;

          (iii) Reorganized Debtor is authorized to issue the New Notes, New Common Stock, New Warrants, and Management Options and is authorized to enter into the New Note Indenture; and

          (iv) the New Notes, New Common Stock, and New Warrants issued under the Plan in exchange for Claims against and Equity Interests in Debtor are exempt from registration under the Securities Act

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

       pursuant to section 1145 of the Bankruptcy Code, except to the extent that Holders of the New Notes, New Common Stock and New Warrants are "underwriters," as that term is defined in section 1145 of the Bankruptcy Code.

      (b) the following agreements, in form and substance satisfactory to Reorganized Debtor and the Creditors Committee (or if no Creditors Committee is appointed, the Prepetition Noteholder Committees, voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee) shall have been tendered for delivery and all conditions precedent thereto shall have been satisfied/:3/
          (i) the Third Restated Certificate of Incorporation and Restated By-laws of Reorganized Debtor;

          (ii) the New Note Indenture and all similar documents provided for therein or contemplated thereby;

          (iii) the New Warrant Agreement, and all similar documents provided for therein or contemplated thereby;

          (iv)  Registration Rights Agreements (if any); and

          (v)  the 2002 Stock Option Plan.

      (c) the Third Restated Certificate of Incorporation of Reorganized Debtor shall have been filed with the Secretary of State of the State of New Jersey.

      (d) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed.

      (e) the new board of directors of Reorganized Debtor shall have been appointed.

      (f) the Trustee under the New Note Indenture shall have been qualified under the Trust Indenture Act.

      (g) Reorganized Debtor shall have received a waiver or amendment of CBI's financing arrangements with Foothill Capital Corporation, as agent for the lenders thereunder, in order to permit distributions by CBI to Debtor for the payment of principal and interest on the New Notes and waive any other defaults that would result from implementation of the Plan, or shall have negotiated a replacement financing facility, in order to service Reorganized Debtor's indebtedness under the New Notes.

  3.  Waiver of Conditions

   Except as otherwise required by the Lock Up Agreement, Debtor, in its sole discretion (but in the case of any condition that adversely affects the treatment or rights of Holders of Class 4 Claims, subject to the approval of the Creditors Committee (or if no Creditors Committee is appointed, the Prepetition Noteholder Committees, voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee) (not to be unreasonably withheld, delayed or denied)), may waive any of the conditions to Confirmation of the Plan and/or to Consummation of the Plan set forth in
Article IX of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan.

  4.  Effect of Non-occurrence of Conditions to Consummation

   If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, Debtor; (b) prejudice in any manner the rights of Debtor or (c) constitute an admission, acknowledgment, offer or undertaking by Debtor in any respect.

--------
/3 /Copies of these agreements, which will be filed with the Bankruptcy Court prior to the Voting Deadline, can be obtained upon written request to the Solicitation Agent.

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I.  EFFECT OF PLAN CONFIRMATION

  1.  Subordination

   The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled in this manner.

  2.  Limited Releases by Debtor

   Except as otherwise specifically provided in the Plan, for good and valuable consideration, including the obligations and undertakings of the Noteholder Releasees set forth in the Plan, the agreement of the Prepetition Noteholder Committees to their treatment set forth in the Lock Up Agreement, and the service of the D&O Releasees to facilitate the expeditious reorganization of Debtor and the implementation of the restructuring contemplated by the Plan, the D&O Releasees and the Noteholder Releasees, on and after the Effective Date, are released by Debtor and Reorganized Debtor from any and all Claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that Debtor or its subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than Claims or liabilities (a) in respect of ordinary commercial relationships between Debtor and any such Person or (b) in respect of any act or omission of such Person, Entity or Professional that is determined in a Final Order not to have been taken in good faith and in a manner believed to be in or not opposed to the best interests of the Company; and in the case of D&O Releasees, for Claims or liabilities (x) in respect of any loan, advance or similar payment by Debtor or its subsidiaries to any such Person or (y) in respect of any contractual obligation owed by such Person to Debtor or its subsidiaries. No portion of the limited releases by Debtor in any way impairs (other than as provided in Article X of the Plan) any cause of action or Claim of any person or entity against Debtor or any other party not specifically released by the Plan. Debtor is not generally aware of any specific potential cause or causes of action, including avoidance actions, against the Noteholder Releasees or the D&O Releasees, that would be extinguished by the limited releases provided in the Plan. Debtor believes that the release and exculpation provisions of the Plan are permissible under the Bankruptcy Code but acknowledges that arguments exist that certain case law would permit a contrary conclusion. Parties with standing may object to such provisions in the Bankruptcy Court proceeding.

  3.  Limited Releases by Holders of Claims or Equity Interests

   On and after the Effective Date, each Holder of a Claim or Equity Interest
(a) who has accepted the Plan or (b) who is entitled to receive a distribution of property in connection with the Plan shall be deemed to have unconditionally released the D&O Releasees from any and all Claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (w) the purchase or sale, or the recission of a purchase or sale, or the holding of any security of Debtor, (x) Debtor or Reorganized Debtor, (y) the Chapter 11 Case, or (z) the negotiation, formulation and preparation of the Plan, the Lock Up Agreement or any related agreements, instruments or other documents.

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No portion of the limited releases by the Holders of Claims or Equity Interests in any way impairs (other than as provided in Article X of the Plan) any cause of action or Claim against any party (i) not specifically released by the Plan or (ii) in respect of any act or omission that is determined in a Final Order not to have been taken in good faith and in a manner believed to be in or not opposed to the best interests of the Company. Debtor is not generally aware of any specific potential cause or causes of action, including avoidance actions, against the D&O Releasees, that would be extinguished by the limited releases provided in the Plan. Debtor believes that the release and exculpation provisions of the Plan are permissible under the Bankruptcy Code but acknowledges that arguments exist that certain case law would permit a contrary conclusion. Parties with standing may object to such provisions in the Bankruptcy Court proceeding.

  4.  Exculpation

   Debtor, Reorganized Debtor, the D&O Releasees, the Prepetition Noteholder Committees and the Creditors Committee (if any) and their members and professionals (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Lock Up Agreement, or any other act taken or omitted to be taken in connection with or in contemplation of any restructuring of the Old Notes, the Old Preferred Stock and/or the Old Common Stock; provided that the provisions of
Section X.D of the Plan shall have no effect on the liability of any Person, Entity or Professional that results from any such act or omission that is determined in a Final Order not to have been taken in good faith and in a manner believed to be in or not opposed to the best interests of (x) the Company or (y) in the case of the Prepetition Noteholder Committees or the Creditors Committee, the applicable Old Notes. Debtor believes that the release and exculpation provisions of the Plan are permissible under the Bankruptcy Code but acknowledges that arguments exist that certain case law would permit a contrary conclusion. Parties with standing may object to such provisions in the Bankruptcy Court proceeding.

  5.  Preservation of Rights of Action

   Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Debtor shall retain and may exclusively enforce and settle any Claims, rights and causes of action that Debtor or the Estate may hold against any Person or Entity. Reorganized Debtor may pursue such retained Claims, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized Debtor. On the Effective Date, Reorganized Debtor shall be deemed to waive and release any Claims, rights or Causes of Action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code held by Reorganized Debtor against any Person or Entity.

  6.  Discharge of Claims and Termination of Equity Interests

   Except as otherwise provided in the Plan: (a) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against Debtor or any of its assets or properties, (b) on the Effective Date, all such Claims against, and Equity Interests in, Debtor shall be satisfied, discharged and released in full and
(c) all Persons and Entities shall be precluded from asserting against Reorganized Debtor, its successor or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as expressly provided therein (including in those Sections relating to the Class 7 Equity Claims), the Plan does not impair the rights of any Holders of Class 3 Claims, including but not limited to: (i) Holders of Claims under executory and nonexecutory contracts and leases (other than any contractual rights to purchase or otherwise acquire Equity Interests); (ii) Persons or Entities entitled to contractual or common law rights of indemnity, contribution and reimbursement; (iii) claims of any party or entity relating to any environmental condition as to which Debtor is or may be liable; or (iv) any Persons or Entities involved in litigation with Debtor.


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  7.  Injunction

   From and after the Effective Date, all Persons and Entities holding Claims or Interests in Classes 4, 5, 6 and 7 will be permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant to the Plan.

J.  SUMMARY OF OTHER PROVISIONS OF THE PLAN

  1.  Exemption from Certain Transfer Taxes

   Pursuant to section 1146(c) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

  2.  Effectuating Documents, Further Transactions and Corporation Action

   Each of Debtor and Reorganized Debtor is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the notes and securities issued pursuant to the Plan.

   Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the shareholders or directors of Debtor or Reorganized Debtor shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the State of New Jersey without any requirement of further action by the shareholders or directors of Debtor or Reorganized Debtor.

  3.  Retention of Jurisdiction

   Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Case after the Effective Date as legally permissible, including jurisdiction to:

    . allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

    . grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

    . resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which Debtor is party or with respect to which Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI of the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

    .  ensure that distributions to Holders of Allowed Claims and Allowed
       Equity Interests are accomplished pursuant to the provisions of the Plan;


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

    . decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving Debtor that may be pending on the Effective Date;

    . enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

    . resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

    . issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

    . resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

    . enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

    . determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

    .  enter an order and/or final decree concluding the Chapter 11 Case.

  4.  Revocation, Withdrawal or Non-consummation

   Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If Debtor revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtor or any other Person, (ii) prejudice in any manner the rights of such Debtor or any other Person, or (iii) constitute an admission of any sort by Debtor or any other Person.

  5.  Section 1145 Exemption

   Pursuant to section 1145(a) of the Bankruptcy Code, the offer, issuance, transfer or exchange of any security under the Plan, or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security.

  6.  Amendment or Modification of Plan

   Subject to the limitations contained in the Plan and the Lock Up Agreement,
(a) Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan

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

prior to the entry of the Confirmation Order and (b) after the entry of the Confirmation Order, Debtor or Reorganized Debtor, as the case may be, may (with the consent of the Creditors Committee (or if no Creditors Committee has been appointed, by the Prepetition Noteholder Committees voting by the respective aggregate principal amounts represented by each such Prepetition Noteholder Committee) (not to be unreasonably withheld, delayed or denied)), upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

  7.  Dissolution of Creditors Committee

   Upon the entry of an order or final decree concluding the Chapter 11 Case, the Creditors Committee (if any) shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Case.

  8.  Payment of Statutory Fees

   All fees payable pursuant to section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on the earlier of when due or the Effective Date, or as soon thereafter as practicable, but prior to the closing of the Chapter 11 Case, with respect to any such fees due after the Effective Date.

                    IV.  VOTING AND CONFIRMATION PROCEDURE

   The following is a brief summary regarding the acceptance and confirmation of the Plan. Holders of Claims and Equity Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys. Additional information regarding voting procedures is set forth in the Notice accompanying this Disclosure Statement. Special voting procedures for Holders of Subclass 4B Claims outside the United States are set forth in the relevant Ballot.

A.  VOTING INSTRUCTIONS

   This Disclosure Statement, accompanied by a Ballot to be used for voting on the Plan, is being distributed to Holders of Claims and Equity Interests in Classes 4, 5 and 6. Only Holders in these Classes are entitled to vote to accept or reject the Plan and may do so by completing the Ballot and returning it in the envelope provided. Beneficial owners who receive a return envelope addressed to their Nominee should allow enough time for their vote to be received by the Nominee and processed on a Master Ballot. In light of the benefits of the Plan for each Class of Claims and Equity Interests, Debtor recommends that Holders of Claims and Equity Interests in each of the Impaired Classes vote to accept the Plan and return the Ballot.

   BALLOTS AND MASTER BALLOTS CAST BY HOLDERS IN SUBCLASS 4A, CLASS 5 AND CLASS 6 MUST BE RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE.

   THE SOLICITATION AGENT IS:

   INNISFREE M&A INCORPORATED
   501 MADISON AVENUE, 20/TH/ FLOOR
   NEW YORK, NY 10022
   ATTN: CHIQUITA BALLOT TABULATION

   BALLOTS AND MASTER BALLOTS CAST BY HOLDERS IN SUBCLASS 4B MUST BE RECEIVED BY THE EXCHANGE AGENT OR THE LUXEMBOURG AGENT, AS APPROPRIATE, BY THE VOTING DEADLINE.

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

              THE EXCHANGE AGENT (FOR   THE LUXEMBOURG AGENT (FOR
              SUBCLASS 4BOLD            SUBCLASS4B OLD
              SUBORDINATED NOTES ONLY)  SUBORDINATED NOTES IN
              IS:                       BEARERFORM ONLY) IS:

              SECURITIES TRANSFER       BNP PARIBAS LUXEMBOURG
              COMPANY                   ATTENTION: GLOBAL
              ONE EAST FOURTH STREET      CORPORATE TRUST
              12TH FLOOR, ROOM 1201     10A BOULEVARD ROYALL
              CINCINNATI, OH 45202      2093 LUXEMBOURG

   IF YOU HAVE ANY QUESTIONS ON VOTING PROCEDURES, PLEASE CALL INNISFREE M&A INCORPORATED TOLL-FREE AT (877) 750-2689.

   BALLOTS ARE ACCOMPANIED BY RETURN ENVELOPES WHENEVER POSSIBLE. IF YOUR RETURN ENVELOPE IS ADDRESSED TO YOUR NOMINEE (I.E., AN INTERMEDIARY), PLEASE ALLOW ADDITIONAL TIME FOR YOUR VOTE TO BE PROCESSED BY THE NOMINEE AND VOTED ON A MASTER BALLOT. IF YOU HAVE A QUESTION CONCERNING THE VOTING PROCEDURE, CONTACT THE APPLICABLE INTERMEDIARY OR THE SOLICITATION AGENT. ANY BALLOT, OR MASTER BALLOT VOTED BY YOUR NOMINEE ON YOUR BEHALF, RECEIVED AFTER THE VOTING DEADLINE MAY NOT BE COUNTED.

   ANY BALLOT WHICH IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST OR ANY COMBINATION OF BALLOTS REPRESENTING CLAIMS OR EQUITY INTERESTS IN THE SAME CLASS OR SUBCLASS HELD BY THE SAME BENEFICIAL HOLDER BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN SHALL BE DEEMED AN ACCEPTANCE OF THE PLAN.

   In order to vote to accept or reject the Plan, any Holder of Old Subordinated Notes in bearer form must follow one of the four procedures set forth in Section IV.C.1 below, depending on how such Old Subordinated Notes are held.

   On or before January 28, 2002, Debtor will publish a notice in the Financial Times, the Luxemburger Wort and the Wall Street Journal which will contain the voting deadline, the procedures for requesting Solicitation Materials as well as the date, time and place of the Confirmation Hearing, in order to provide notification to Holders of Old Subordinated Notes in bearer form either directly or in "street name" through Nominees that do not have an account with Clearstream or Euroclear. Debtor will also provide similar notices to the major European financial clearing houses, Euroclear and Clearstream, in order to notify Holders who hold Old Subordinated Notes through Clearstream or Euroclear (either directly or through a Nominee).

  For all Holders:

   By signing and returning a Ballot, each Holder of a Class 4 Claim or Class 5 or Class 6 Equity Interest will also be certifying to the Bankruptcy Court and Debtor that, among other things,

    . such Holder has received and reviewed a copy of the Disclosure Statement and related Ballot and/or Master Ballot and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

    . such Holder has cast the same vote on every Ballot completed by such Holder with respect to holdings of such Class of Claims or Equity Interests;

    . no other Ballots with respect to such Class of Claims or Equity Interests have been cast or, if any other Ballots have been cast with respect to such Class of Claims or Equity Interests, such earlier Ballots are thereby revoked;


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

    . Debtor has made available to such Holder or its agents all documents and information relating to the Plan and related matters reasonably requested by or on behalf of such Holder; and

    . except for information provided by Debtor in writing, and by its own agents, such Holder has not relied on any statements made or other information received from any person with respect to the Plan.

   By signing and returning a Ballot, each Holder of a Class 4 Claim or Class 5 or Class 6 Equity Interest also acknowledges that the securities being distributed pursuant to the Plan are not being distributed pursuant to a registration statement filed with the Securities and Exchange Commission or with any securities authority outside of the United States and represents that any such securities will be acquired for its own account and not with a view to any distribution of such securities in violation of the Securities Act. It is expected that when issued pursuant to the Plan, such securities will be exempt from the registration requirements of the Securities Act by virtue of section 1145 of the Bankruptcy Code and may be resold by the Holders thereof subject to the provisions of such section 1145. Debtor has applied to list the New Notes on the Luxembourg Stock Exchange and may take other actions it deems necessary to qualify the New Notes in Europe; otherwise, no action has been taken by Debtor outside the United States with respect to the qualification of the securities in any jurisdiction.

   With respect to Old Subordinated Notes in bearer form which are held through Euroclear and Clearstream, Holders of such Notes will also be confirming that they have delivered or authorized their Nominees to deliver an individual, matching blocking instruction in respect of such notes to Euroclear and/or Clearstream, as applicable, preventing the transfer of such notes until such time that the Plan becomes effective or is rejected.

B.  VOTING TABULATION

   In tabulating votes, the following procedure shall be used in determining the Claim amount or Equity Interest amount associated with a Holder's vote: (a) in the case of Old Senior Notes, Old Subordinated Notes held in registered form, Old Preferred Stock and Old Common Stock, the principal amount or number of shares according to the records of the individual trustee or transfer agent, DTC and the individual Nominee Holders holding through the DTC, as of the Record Date, except that in no event shall a Nominee Holder be permitted to vote in excess of the position at the DTC as of the Record Date; and (b) in the case of the Old Subordinated Notes held in bearer form (i) for direct Holders and for Holders who hold through a Nominee that does not hold such Notes through an account with Clearstream or Euroclear, the amount of the Claims as evidenced by the serial numbers of the Old Subordinated Notes in question shall be the Claim amount for voting purposes and (ii) for Claims held through Clearstream or Euroclear (either directly or through a Nominee), the principal amount according to the records of the individual trustee or transfer agent, Clearstream and/or Euroclear and the individual Nominee Holders, as applicable, at the time that blocking instructions are received by Euroclear and/or Clearstream, except that in no event shall a Nominee be permitted to vote in excess of the position at Euroclear and/or Clearstream, respectively. The Claim amount or Equity Interest amount established through this process controls for voting purposes only and does not constitute the Allowed amount of any Claim or Equity Interest. Further, the designation of a Claim or Equity Interest as disputed, contingent or unliquidated on Debtor's schedules will not be used to disqualify any vote.

   To ensure that its vote is counted, each Holder of a Claim or Equity Interest must (a) complete a Ballot, (b) indicate the Holder's decision either to accept or reject the Plan in the boxes provided in Item 4 of the Ballot, (c) in the case of a Holder of an Allowed Subclass 4B Claim, indicate the Holder's decision to participate or not participate in the Subclass 4B Note Election and/or Subclass 4B Equity Purchase in the boxes provided in Items 4 and 5 of such Ballot and (d) sign and return the Ballot to the address set forth in the Ballot or on the enclosed prepaid envelope (if included). Holders of Old Subordinated Notes in bearer form must also (i) either authorize instructions to block their securities from trading or transmit their securities to the Exchange Agent at the time of the vote and (ii) indicate the Holder's decision to participate in the Subclass 4B Supplemental Distribution in the box provided in Item 6 of such Ballot.


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

   The Ballot is not a letter of transmittal (except certain Subclass 4B Ballots) and may not be used for any purpose other than to vote to accept or reject the Plan, to determine the alleged amount of a beneficial Holder's Claim or Equity Interest and, if applicable, to make elections pursuant to the Plan, except that Ballots for Holders of Old Subordinated Notes in bearer form will
(a) also be utilized for certifying the authorization of blocking instructions, in the case of Old Subordinated Notes in bearer form held through Clearstream or Euroclear (either directly or through a Nominee), and (b) be required to be submitted with a letter of transmittal accompanying tendered Old Subordinated Notes in the case of Old Subordinated Notes held directly in bearer form, in each case as more fully described in the Voting Instructions accompanying the Subclass 4B Ballot. Accordingly, at the time the Ballot is transmitted, Holders of Old Notes, Old Preferred Stock and Old Common Stock should not surrender certificates or instruments representing or evidencing their Claims or Equity Interests (other than as instructed in the Subclass 4B Ballot), and neither the Company nor the Solicitation Agent or Exchange Agent will accept delivery of such certificates or instruments surrendered together with a Ballot (except as set forth in the Subclass 4B Ballot). The remittance of Old Subordinated Notes or Old Common Stock may only be made by a Holder and will not be accepted unless certificates or instruments representing Claims or Equity Interests (in proper form for transfer) are delivered together with a letter of transmittal that will be furnished as provided under the Plan or as notified following confirmation of the Plan by the Bankruptcy Court.

   The Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or Equity Interest or an assertion or admission of a Claim or Equity Interest.

   If a Holder holds Claims or Equity Interests in more than one Class under the Plan, the Holder may receive more than one Ballot coded for each Class of Claims or Equity Interests held by such Holder.

   Except to the extent Debtor so determines or as permitted by the Bankruptcy Court, Ballots received after the Voting Deadline will not be accepted or counted by Debtor in connection with Debtor's request for confirmation of the Plan. The method of delivery of Ballots to be sent to the Solicitation Agent, the Exchange Agent or the Luxembourg Agent is at the election and risk of each Holder of a Claim or Equity Interest. Except as otherwise provided herein, such delivery will be deemed made only when the original executed Ballot is actually received by the Solicitation Agent, or, in the case of Subclass 4B Claims, the Exchange Agent or Luxembourg Agent, as appropriate. For Holders of Subclass 4B Claims, instead of effecting delivery by mail, it is recommended, though not required, that such Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. It is further recommended that Holders of Subclass 4B Claims in bearer form send Ballots, Master Ballots, Letters of Transmittal and certificates or instruments directly to the Exchange Agent rather than the Luxembourg Agent. However, the Luxembourg Agent is permitted to receive such documents as a convenience to European Holders. Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted. No Ballot should be sent to Debtor, any indenture trustee, or Debtor's financial or legal advisors. Debtor expressly reserves the right to amend, at any time and from time to time, the terms of the Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code). If Debtor makes a material change in the terms of the Plan or if Debtor waives a material condition, Debtor will disseminate additional solicitation materials and will extend the solicitation, in each case to the extent required by law.

   If multiple Ballots are received from an individual Holder of Claims or Equity Interests with respect to the same Claims or Equity Interests prior to the Voting Deadline, the last Ballot timely received will supersede and revoke any earlier received Ballot.

   If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing and, unless otherwise determined by Debtor, must submit evidence satisfactory to Debtor to so act on behalf of a beneficial interest holder.


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

   In the event a designation is requested under section 1126(e) of the Bankruptcy Code, any vote to accept or reject the Plan cast with respect to such Claim or Equity Interest will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

   Any Holder of Impaired Claims or Equity Interests who has delivered a valid Ballot voting on the Plan may withdraw such vote solely in accordance with Rule 3018(a) of the Federal Rules of Bankruptcy Procedure.

   Subject to any contrary order of the Bankruptcy Court, Debtor reserves the absolute right to reject any and all Ballots not proper in form, the acceptance of which would, in the opinion of Debtor or its counsel, not be in accordance with the provisions of the Bankruptcy Code. Subject to contrary order of the Bankruptcy Court, Debtor further reserves the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot unless otherwise directed by the Bankruptcy Court. Debtor's interpretation of the terms and conditions of the Plan (including the Ballot and the Voting Instructions), unless otherwise directed by the Bankruptcy Court, shall be final and binding on all parties. Unless waived or as ordered by the Bankruptcy Court, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as Debtor (or the Bankruptcy Court) determine. Neither Debtor nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will not be counted.

C.  VOTING PROCEDURES

   The Record Date for determining which Holders of Old Senior Notes, Old Subordinated Notes held through Nominees through an account of DTC, Old Preferred Stock and Old Common Stock are entitled to vote on the Plan is January 8, 2002. The Record Date will not apply to Old Subordinated Notes that are held in bearer form. Such Holders will be notified of the opportunity to vote and the procedures for requesting Solicitation Materials through newspaper announcements in the Wall Street Journal, the Luxemburger Wort and the Financial Times and through similar notices sent through the major European clearing houses, Euroclear and Clearstream. The Old Note Trustees will not vote on behalf of the Holders of Old Notes. Holders must submit their own Ballots.

  1.  Beneficial Holders

   Any Beneficial Holder of Old Senior Notes, Old Preferred Stock and Old Common Stock holding as a record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Solicitation Agent.

   Any Beneficial Holder of Old Senior Notes, Old Preferred Stock or Old Common Stock who holds in "street name" through a Nominee should vote on the Plan either (a) if the Nominee has provided a prevalidated Ballot, by completing and signing the prevalidated Ballot and returning it directly to the Solicitation Agent or (b) by promptly completing and signing the Ballot and returning it to the Nominee in sufficient time to allow the Nominee to process the Ballot and return a Master Ballot to the Solicitation Agent by the Voting Deadline.

   Any Beneficial Holder of Old Subordinated Notes holding as a record holder in its own name, or, in the case of Old Subordinated Notes issued in bearer form, holding such Old Subordinated Notes directly, should vote on the Plan by completing and signing the Ballot and Letter of Transmittal and returning such documents along with the certificate(s) representing its Old Subordinated Notes to the Exchange Agent or Luxembourg Agent, as appropriate, by the Voting Deadline.

   Any Beneficial Holder of Old Subordinated Notes held in "street name" through a Nominee (including any Beneficial Holder of Old Subordinated Notes issued in bearer form who holds such Old Subordinated Notes

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through an account at Clearstream or Euroclear) should vote on the Plan by promptly completing and signing the Ballot and Election Instruction Form and returning it to the Nominee in sufficient time to allow the Nominee to process the Ballot, return a Master Ballot to the Exchange Agent or Luxembourg Agent, as appropriate, and take such other steps as required by the Master Ballot to "block" the Old Subordinated Notes from trading (in the case of Old Subordinated Notes held through Clearstream or Euroclear) or submit the Old Subordinated Notes to the Exchange Agent through the ATOP system of The Depository Trust Company.

   Any Beneficial Holder of Old Subordinated Notes issued in bearer form and held in "street name" through the Beneficial Holder's own account with Clearstream or Euroclear should vote on the Plan by promptly completing and signing the Ballot and Election Instruction Form and returning it to the Exchange Agent or Luxembourg Agent, as appropriate, by the Voting Deadline and taking the steps outlined on the Ballot to instruct Clearstream or Euroclear to "block" the Old Subordinated Notes from trading.

   Any Beneficial Holder of Old Subordinated Notes issued in bearer form and held in "street name" through a Nominee that does not have an account with Clearstream or Euroclear may either obtain the underlying certificate(s) and follow the procedures outlined above for a Beneficial Holder holding as a record holder in its own name, or deposit the certificate(s) with a Nominee that does have an account with Clearstream or Euroclear and follow the procedures outlined above for Holders who hold Old Subordinated Notes through Clearstream or Euroclear.

   Any Ballot returned to a Nominee by a Beneficial Holder will not be counted for purposes of accepting or rejecting the Plan until such Nominee properly completes and delivers to the Solicitation Agent (or, in the case of Subclass 4B Claims, to the Exchange Agent or Luxembourg Agent, as appropriate) a Master Ballot that reflects the vote of the Beneficial Holder.

  2. Nominees

   Because of the complexity and difficulty associated with reaching beneficial owners of publicly traded securities, many of which hold their securities in brokerage accounts and through several layers of ownership, Debtor is distributing a Ballot (a) to each record holder of the Old Notes held in registered form, Old Preferred Stock and Old Common Stock as of the Record Date (as discussed in Section IV.C.1 above) and (b) an appropriate number of copies to each bank or brokerage firm (or the agent or other Nominee therefor) identified by the Solicitation Agent as an entity through which beneficial owners hold the Old Notes, Old Preferred Stock and Old Common Stock. Each Nominee will be requested to immediately distribute a copy of this Disclosure Statement and accompanying materials including the Ballots to all Beneficial Holders for which it holds the Old Notes, Old Preferred Stock or Old Common Stock. Each Nominee must summarize the individual votes of its respective individual Beneficial Holders from their individual Beneficial Holders Ballots on a Master Ballot and shall return such Master Ballot to the Solicitation Agent (or, in the case of Subclass 4B Claims, to the Exchange Agent or the Luxembourg Agent, as appropriate). These procedures will enable Debtor to transmit materials to the Holders of its publicly traded securities and affords Beneficial Holders of the Old Notes, Old Preferred Stock and Old Common Stock a fair and reasonable opportunity to vote. In order for votes to be counted, all Ballots and Master Ballots received from Debtor must be returned to the Solicitation Agent (or, in the case of Subclass 4B Claims, to the Exchange Agent or the Luxembourg Agent, as appropriate) by the Voting Deadline as indicated on the Ballots.

   A Nominee may also pre-validate a Ballot for Holders of Old Senior Notes, Old Preferred Stock and Old Common Stock by completing all the information to be entered on the Ballot (the "Pre-Validated Ballot") and forwarding the Pre-Validated Ballot to the Beneficial Holder for voting. The Ballot may then be delivered directly to the Solicitation Agent in the return envelope provided with the Ballot.

   If a Beneficial Holder holds Old Notes, Old Preferred Stock or Old Common Stock or any combination thereof through more than one Nominee, including Old Subordinated Notes held directly in bearer form or through a Nominee holding them in an account at Clearstream or Euroclear, such Beneficial

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   Holder may receive more than one Ballot. Each such Beneficial Holder should execute a separate Ballot for each block of Old Notes, Old Preferred Stock or Old Common Stock that it holds through any Nominee and return the Ballot to the respective Nominee that holds the Old Notes, Old Preferred Stock or Old Common Stock in record name.

   If a Beneficial Holder holds a portion of its Old Notes, Old Preferred Stock or Old Common Stock through a Nominee and another portion directly (in the case of Old Subordinated Notes held in bearer form) or in its own name as the record holder, such Beneficial Holder should follow the procedures described in
Section IV.C.1 above to vote the portion held in its own name and the procedures described in Section IV.C.2 above to vote the portion held by the Nominee or Nominees.

D.  THE CONFIRMATION HEARING

   Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan.

   The Bankruptcy Court has scheduled the Confirmation Hearing for March 8, 2002, at 10:00 a.m. Eastern Time, before the Honorable J. Vincent Aug, Jr., United States Bankruptcy Judge, in the United States Bankruptcy Court for the Southern District of Ohio, Western Division, Atrium Two, Suite 800, 221 East Fourth Street, Cincinnati, Ohio 45202. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

   Objections to confirmation of the Plan must be filed and served on or before February 21, 2002 in accordance with the Notice accompanying this Disclosure Statement. UNLESS OBJECTIONS TO CONFIRMATION ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE APPROVAL ORDER, THEY WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

E.  STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

   At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Court have been satisfied.
If so, the Bankruptcy Court shall enter the Confirmation Order. Debtor believes that the Plan satisfies or will satisfy the applicable requirements, as follows:

    .  The Plan complies with the applicable provisions of the Bankruptcy Code.

    . Debtor, as Plan proponent, will have complied with the applicable provisions of the Bankruptcy Code.

    . The Plan has been proposed in good faith and not by any means forbidden by law.

    . Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, this Bankruptcy Case, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after the confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

    . With respect to each Class of Impaired Claims or Equity Interests, either each Holder of a Claim or Equity Interest of such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if Debtor was liquidated on such date under Chapter 7 of the Bankruptcy Code.

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  .  Each Class of Claims or Equity Interests that is entitled to vote on the
     Plan has either accepted the Plan or is not impaired under the Plan, or the Plan can be confirmed without the approval of each voting Class pursuant to section 1129(b) of the Bankruptcy Code.

  . Except to the extent that the Holder of a particular Claim will agree to a different treatment of such Claim, the Plan provides that Allowed Administrative, Allowed Priority Tax Claims and Allowed Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as practicable.

  . At least one Class of Impaired Claims or Equity Interests will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class.

  . Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of Debtor or any successor to Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

  . All fees of the type described in 28 U.S.C. (S) 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.

   Debtor believes that (a) the Plan satisfies or will satisfy all of the statutory requirements of Chapter 11 of the Bankruptcy Code, (b) it has complied or will have complied with all of the requirements of Chapter 11 and
(c) the Plan has been proposed in good faith.

  1.  Best Equity Interests of Creditors Test/Liquidation Analysis

   Before the Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Plan provides, with respect to each Class, that each Holder of a Claim or Equity Interest in such Class either (a) has accepted the Plan or (b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such person would receive or retain if Debtor liquidated under chapter 7 of the Bankruptcy Code.

   In chapter 7 liquidation cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no lower Class receiving any payments until all amounts due to senior Classes have been paid fully or payment provided for:

  .  Secured creditors (to the extent of the value of their collateral).

  .  Priority creditors.

  .  Unsecured creditors.

  .  Debt expressly subordinated by its terms or by order of the Bankruptcy
     Court.

  .  Equity Interest Holders.

   As described in more detail in the Liquidation Analysis set forth on Exhibit B attached hereto, Debtor believes that the value of any distributions in a chapter 7 case would be less than the value of distributions under the Plan because, among other reasons, such distributions in a chapter 7 case may not occur for a longer period of time thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a period in order for a chapter 7 trustee and its professionals to become knowledgeable about the Bankruptcy Case and the Claims against Debtor. In addition, proceeds received in a chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale, and the fees and expenses of a chapter 7 trustee would likely exceed those of the Estate Representative (thereby further reducing Cash available for distribution).

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  2.  Financial Feasibility

   The Bankruptcy Code requires the Bankruptcy Court to find, as a condition to confirmation, that confirmation is not likely to be followed by the liquidation of Debtor or the need for further financial reorganization, unless such liquidation is contemplated by the Plan. For purposes of showing that this Plan meets this feasibility standard, Debtor and Blackstone have analyzed the ability of Reorganized Debtor to meet its obligations under the Plan and to retain sufficient liquidity and capital resources to conduct its businesses.

   Debtor believes that with a significantly deleveraged capital structure, its business will be able to return to viability. The decrease in the amount of debt on Debtor's balance sheet will substantially reduce Debtor's interest expense, improving its cash flow. Based on the terms of the Plan, at emergence Reorganized Debtor will have $250 million of debt in contrast to more than $950 million of debt and accrued interest prior to the restructuring.

   To support its belief in the feasibility of the Plan, Debtor, with the assistance of Blackstone, has prepared the Projections set forth in Exhibit C to the Disclosure Statement.

   The Projections indicate that Reorganized Debtor should have sufficient cash flow to pay and service its debt obligations, including the New Notes, and to fund its operations. Accordingly, Debtor believes that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

  3.  Acceptance by Impaired Classes

   The Bankruptcy Code requires, as a condition to confirmation, that each Class of Claims or Equity Interests that is impaired under the Plan accept the Plan, with the exception described in the following section. A Class that is not "impaired" under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such Class is not required. A Class is "impaired" unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the Claim or Equity Interest entitles the Holder of such Claim or Equity Interest; (b) cures any default and reinstates the original terms of the obligation; or (c) provides that on the consummation date, the Holder of the Claim or Equity Interest receives Cash equal to the allowed amount of such Claim or, with respect to any interest, any fixed liquidation preference to which the interest holder is entitled or any fixed price at which the debtor may redeem the security.

  4.  Confirmation Without Acceptance by All Impaired Classes

   Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if such plan has not been accepted by all Impaired Classes entitled to vote on such plan, provided that such plan has been accepted by at least one Impaired Class.

   Section 1129(b) of the Bankruptcy Code states that notwithstanding the failure of an Impaired Class to accept a plan of reorganization, the plan shall be confirmed, on request of the proponent of the plan, in a procedure commonly known as "cram-down," so long as the plan does not "discriminate unfairly," and is "fair and equitable" with respect to each Class of Claims or Equity Interests that is impaired under, and has not accepted, the plan.

   In general, a plan does not discriminate unfairly if it provides a treatment to the class that is substantially equivalent to the treatment that is provided to other classes that have equal rank. In determining whether a plan discriminates unfairly, courts will take into account a number of factors, including the effect of applicable subordination agreements between parties. Accordingly, two classes of unsecured creditors could be treated differently without unfairly discriminating against either class.

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   The condition that a plan be "fair and equitable" with respect to a non-accepting Class of secured claims includes the requirements that (a) the Holders of such secured claims retain the liens securing such Claims to the extent of the allowed amount of the Claims, whether the property subject to the liens is retained by Debtor or transferred to another entity under the plan and
(b) each Holder of a secured claim in the Class receives deferred Cash payments totaling at least the allowed amount of such Claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant's interest in the debtor's property subject to the liens.

   The condition that a plan be "fair and equitable" with respect to a non-accepting Class of unsecured claims includes the following requirement that either: (a) the plan provides that each Holder of a Claim of such Class receive or retain on account of such Claim property of a value, as of the effective date of the plan, equal to the allowed amount of such Claim; or (b) the Holder of any Claim or Equity Interest that is junior to the Claims of such Class will not receive or retain under the plan on account of such junior Claim or Equity Interest any property.

   The condition that a plan be "fair and equitable" with respect to a non-accepting Class of Equity Interests includes the requirements that either:
(a) the plan provide that each Holder of an Equity Interest in such Class receive or retain under the plan, on account of such Equity Interest, property of a value, as of the effective date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such Holder is entitled, (ii) any fixed redemption price to which such Holder is entitled or
(iii) the value of such interest; or (b) if the Class does not receive such an amount as required under (a), no Class of Equity Interests junior to the non-accepting Class may receive a distribution under the plan.

   The Plan provides that if Class 5 and/or Class 6 rejects the Plan, Debtor reserves the right to seek to confirm the Plan utilizing the "cram down" provisions of section 1129(b) of the Bankruptcy Code. In the event that Class 5 rejects the Plan and Class 6 accepts the Plan, (a) Classes 5 and 6 shall receive no consideration under the Plan and (b) Class 4 shall be deemed to have entered into a settlement pursuant to which the New Common Stock and New Warrants that were to have been distributed to Classes 5 and 6 under the Plan shall be distributed by Class 4 as follows: (i) Class 5 will receive 50% of the New Common Stock and 50% of the New Warrants that it would have received if it had approved the Plan and (ii) Class 6 will receive, in addition to the amounts described in Section III.C.8 above, the remaining 50% of the New Common Stock and the remaining 50% of the New Warrants that would have been distributed to Class 5 if Class 5 had approved the Plan (such amount, the "Reduction Amount"). In the event that Class 5 accepts the Plan and Class 6 rejects the Plan, (a) Class 6 shall receive no consideration under the Plan and (b) Class 4 shall be deemed to have entered into a settlement pursuant to which the New Common Stock and New Warrants that were to have been distributed to Class 6 under the Plan shall be distributed by Class 4 as follows: (i) Class 6 will receive 50% of the New Common Stock and 50% of the New Warrants that it would have received if it had approved the Plan and (ii) Class 5 will receive, in addition to the amounts described in Section III.C.7 above, the remaining 50% of the New Common Stock and the remaining 50% of the New Warrants that would have been distributed to Class 6 if Class 6 had approved the Plan. In the event that both Class 5 and Class 6 reject the Plan, (a) Classes 5 and 6 shall receive no consideration under the Plan and (b) Class 4 shall be deemed to have entered into a settlement pursuant to which the New Common Stock and New Warrants that were to have been distributed to Classes 5 and 6 under the Plan shall be distributed by Class 4 as follows: (1) Class 5 will receive 50% of the New Common Stock and 50% of the New Warrants that it would have received if it had approved the Plan, and the remaining 50% of the New Common Stock and the remaining 50% of the New Warrants that would have been distributed to Class 5 if Class 5 had approved the Plan shall not be issued, and (2) Class 6 will receive 50% of the New Common Stock and 50% of the New Warrants that it would have received if it had approved the Plan, and the remaining 50% of the New Common Stock and the remaining 50% of the New Warrants that would have been distributed to Class 6 if Class 6 had approved the Plan shall not be issued. If the Bankruptcy Court does not confirm the Plan due to the distribution of the Reduction Amount to the Holders of Class 6 Equity Interests, Debtor will use its commercially reasonable efforts to confirm the Plan, as modified solely to provide that such Reduction Amount would be canceled instead of being distributed to the Holders of Class 6 Equity Interests.

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                               V.   RISK FACTORS

   ALL IMPAIRED HOLDERS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

A.  CERTAIN BANKRUPTCY CONSIDERATIONS

   Parties in interest may object to Debtor's classification of Claims. Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a class or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. Debtor believes that the classification of claims and interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

   The bankruptcy filing may disrupt the Company's operations. The impact, if any, that the Chapter 11 Case may have on the operations of Reorganized Debtor and its subsidiaries cannot be accurately predicted or quantified. Since Debtor's announcement of its intention to seek a restructuring of its capital structure in January 2001 and its filing of the Chapter 11 Case, it has not suffered significant disruptions in or an adverse impact on its or its subsidiaries' operations. Nonetheless, the continuation of the Chapter 11 Case, particularly if the Plan is not approved or confirmed in the time frame currently contemplated, could adversely affect the Company's relationship with its customers, suppliers and employees. Debtor believes that the Chapter 11 Case and consummation of the Plan in an expeditious manner will have a minimal adverse impact on relationships with customers, employees and suppliers of the Company, especially in view of the fact that the Plan is supported by the Prepetition Noteholder Committees and the fact that Debtor's subsidiaries are not parties to the Chapter 11 Case.

   If confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Case could adversely affect the Company's relationships with its customers, employers and suppliers and could result in, among other things, increased costs for professional fees and similar expenses. In addition, a prolonged Chapter 11 Case may make it more difficult for Debtor to retain and attract management and other key personnel and would require senior management to spend an excessive amount of time and effort dealing with Debtor's financial problems instead of focusing on the operation of its businesses.

   Debtor may not be able to secure confirmation of the Plan. There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or equity holder of Debtor might challenge the adequacy of this Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met, including that the terms of the Plan are fair and equitable to non-accepting Classes. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the Plan "does not unfairly discriminate" and is "fair and equitable" with respect to any non-accepting Classes, confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and the value of distributions to non-accepting Holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such Holders would receive if Debtor were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that these requirements will be met, Debtor believes that the Plan will not be followed by a need for further financial reorganization and that non-accepting Holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation under chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and costs associated with any such chapter 7 case. Debtor believes that Holders of Equity Interests in Debtor would receive no distribution under either a liquidation pursuant to chapter 7 or chapter 11.

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   The confirmation and consummation of the Plan are also subject to certain conditions as described in Section III.H hereof. If the Plan is not confirmed, it is unclear whether a restructuring of Debtor could be implemented and what distributions Holders of Claims or Equity Interests ultimately would receive with respect to their Claims or Equity Interests. If an alternative reorganization could not be agreed to, it is possible that Debtor would have to liquidate its assets, in which case it is likely that Holders of Claims and Equity Interests would receive substantially less favorable treatment than they would receive under the Plan.

   Debtor may object to the amount or classification of a Claim. Debtor reserves the right to object to the amount or classification of any Claim or Equity Interest. The estimates set forth in this Disclosure Statement cannot be relied on by any creditor or equityholder whose Claim or Equity Interest is subject to an objection. Any such Claim or Equity Interest Holder may not receive its specified share of the estimated distributions described in this Disclosure Statement.

B.  FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN

   Reorganized Debtor may not be able to achieve its projected financial results. Reorganized Debtor, including its subsidiaries, may not be able to meet its projected financial results or achieve the revenue or cash flow that it has assumed in projecting its future business prospects. If Reorganized Debtor, including its subsidiaries, does not achieve these projected revenue or cash flow levels, it may lack sufficient liquidity to continue operating as planned after the Effective Date. Debtor's financial projections represent management's view based on current known facts and hypothetical assumptions about Reorganized Debtor's future operations. However, the Projections set forth on Exhibit C attached hereto do not guarantee Reorganized Debtor's future financial performance.

   Reorganized Debtor may not be able to meet its post-reorganization debt obligations, and finance all of its operating expenses, working capital needs and capital expenditures. Debtor is currently highly leveraged, and is a parent holding company that has no operations of its own. Although Reorganized Debtor will be substantially less leveraged, it will rely on distributions from CBI to fund its working capital needs, to service indebtedness and to pay operating expenses. Most of Debtor's subsidiaries have access to borrowing capacity under CBI's Credit Agreement with Foothill Capital Corporation ("Foothill"), as agent, and the lenders thereunder. The Foothill Agreement prohibits upstream payments by CBI to Debtor to pay interest or principal on indebtedness of Debtor. Therefore, it is a condition to Consummation of the Plan that Debtor has either (a) obtained a waiver from the lenders regarding these restrictions on distributions and a waiver of any other defaults that would result from implementation of the Plan, or (b) negotiated a replacement financing facility, in order to service Reorganized Debtor's indebtedness under the New Notes. There can be no assurance that the lenders will agree to such waiver or that Debtor will be able to obtain a replacement facility. In addition, certain other subsidiaries have credit facilities which restrict their ability to upstream payments to their respective parents.

   Debtor's subsidiaries hold most of the Company's assets and conduct the Company's operations. The Company's operations are conducted through Debtor's direct and indirect subsidiaries. Therefore, Debtor, the parent company, which is the issuer of the New Notes, depends on the cash flow of its subsidiaries to meet its obligations. Because the creditors of these subsidiaries have direct claims on the subsidiaries and their assets, the claims of Holders of the New Notes will be "structurally subordinated" to any existing and future liabilities of its subsidiaries, including trade payables. This means that the creditors of the subsidiaries will have priority in their claims on the assets of the particular subsidiaries over the creditors of Debtor, including holders of the New Notes. Moreover, as discussed above, Debtor will need to obtain a waiver with the lenders under the Foothill facility regarding upstream distributions by CBI, or negotiate a replacement financing facility, in order to service Reorganized Debtor's indebtedness under the New Notes.

   The New Notes will not be secured by any of Reorganized Debtor's assets. The New Notes will be general unsecured obligations of Reorganized Debtor, and will not be secured by any of its assets. If Reorganized Debtor becomes insolvent or is liquidated, or if payment under secured obligations of Reorganized Debtor, if any exist at

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the time, are accelerated, the obligees with respect to such secured obligations will be entitled to exercise the remedies available to a secured lender under applicable law and the applicable agreements and instruments. Accordingly, such lenders will have a prior claim with respect to such assets and there may not be sufficient assets remaining to pay amounts due on the New Notes then outstanding.

   A liquid trading market for the New Notes, New Common Stock and New Warrants may not develop. Although the Company intends to apply to list the New Notes, New Common Stock and the New Warrants on the New York Stock Exchange and has applied to list the New Notes on the Luxembourg Stock Exchange in order to facilitate the Subclass 4B Note Election outside of the United States, there can be no assurance that such listings will be obtained or, even if such listings are obtained, as to the liquidity of the markets for the New Notes, New Common Stock or New Warrants or to the prices at which any sales of those securities may occur. The liquidity of any market for the New Notes, New Common Stock or New Warrants will depend, among other things, upon the number of Holders of the New Notes, New Common Stock and New Warrants, Reorganized Debtor's financial performance, and the market for similar securities, none of which can be determined or predicted. Also, the market for non-investment grade debt like the New Notes has been subject to substantial price swings. Therefore, it is not certain that an active trading market will develop or, if a market develops, what the liquidity or pricing characteristics of that market will be.

   The trading price for the New Notes, New Common Stock and New Warrants may be depressed following the Effective Date. Assuming consummation of the Plan, the New Notes, New Common Stock and New Warrants will be issued substantially simultaneously to Holders of Claims and Equity Interests who had originally purchased other securities of Debtor or who purchased such securities after the need for the financial restructuring of Debtor became manifest. Following the Effective Date, such Holders may seek to dispose of the New Notes, New Common Stock and New Warrants in an effort to obtain liquidity, which could cause the initial trading prices for these securities to be depressed, particularly in light of the lack of established trading markets for these securities.

   The estimated valuation of Reorganized Debtor and the New Common Stock and New Warrants, and the estimated recoveries to Holders of Claims and Equity Interests, is not intended to represent the trading values of the New Notes, New Common Stock or New Warrants. The estimated valuation of Reorganized Debtor set forth in Section I.K hereof, prepared by Blackstone and based on the Projections developed by management of Reorganized Debtor, is based on commonly accepted valuation analysis and is not intended to represent the trading values of Reorganized Debtor's securities in public or private markets. The estimated recoveries to Classes 4, 5 and 6 are based on this theoretical valuation analysis. This valuation analysis is based on numerous assumptions (the realization of many of which is beyond the control of Reorganized Debtor), including, among other things, the successful reorganization of Debtor, an assumed Effective Date of December 31, 2001, Debtor's ability to achieve the operating and financial results included in the Projections, Debtor's ability to maintain adequate liquidity to fund operations and the assumption that capital and equity markets remain consistent with current conditions. Even if Reorganized Debtor achieves the Projections, the trading market values for the New Notes, New Common Stock or New Warrants could be adversely impacted by the lack of trading liquidity for such securities, the lack of institutional research coverage and concentrated selling by recipients of such securities.

   The exercise price of the New Warrants is expected to be substantially above the market price of the New Common Stock as of the Effective Date. The exercise price of the New Warrants is expected to be substantially above the market price of the New Common Stock as of the Effective Date. The market price of the New Common Stock following the Consummation of the Plan will reflect the performance of Reorganized Debtor, including its ability to satisfy its continuing debt service obligations, and industry and market conditions generally. There can be no assurance that the market price of the New Common Stock will exceed the strike price of the New Warrants at any time prior to their expiration on the seventh anniversary of the Effective Date.

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   The New Common Stock and New Warrants will be issued in odd lots.  Holders of Allowed Claims and Allowed Equity Interests may receive odd lot (less than 100 shares) distributions of New Common Stock, and distributions of New Warrants which are exercisable to purchase odd lots of New Common Stock. Holders may find it more difficult to dispose of odd lots in the marketplace and may face increased brokerage charges in connection with any such disposition.

   Reorganized Debtor does not expect to pay any dividends on the New Common Stock for the foreseeable future. The terms of the New Note Indenture will limit Reorganized Debtor's ability to pay dividends, and it is not anticipated that any cash dividends will be paid on the New Common Stock for the foreseeable future.

   Certain tax implications of Debtor's bankruptcy and reorganization may increase the tax liability of Reorganized Debtor. The U.S. federal income tax consequences of consummation of the Plan to Holders of Claims or Equity Interests are complex and subject to uncertainty. Certain U.S. tax attributes of Debtor, including net operating loss carryovers, may be reduced or eliminated as a consequence of the Plan. The elimination or reduction of net operating loss carryovers and such other tax attributes may increase the amount of tax payable by Reorganized Debtor following the consummation of the Plan as compared with the amount of tax payable had no such reduction been required. See Article VI, "Certain Federal Income Tax Consequences" below for discussion of the U.S. federal income tax consequences for creditors, equity holders and Debtor resulting from the consummation of the Plan.

   The Exchange Ratio for the Subclass 4B Note Election is not as favorable as the Exchange Ratio for New Common Stock. Each Holder electing to participate in the Subclass 4B Note Election will receive U.S. $1,000 principal amount of New Notes for each lot of 101.14 shares of New Common Stock the Holder elects not to receive. For other purposes of the Plan, including the projected reorganization value of recoveries for the Holders of Old Subordinated Notes under the Plan, the enterprise value of Reorganized Debtor is assumed to be U.S. $1.28 billion. However, for the purposes of the Subclass 4B Note Election, the Holders of the Subclass 4A Claims and the Holders of the Subclass 4B Claims have negotiated the exchange ratio based on an enterprise value of $1.10 billion. Thus, assuming the $1.28 billion enterprise value upon which the Plan is based, the Subclass 4B Note Election would imply that each Holder will receive $1,000 principal amount of New Notes for each $1,455 of New Common Stock that the Holder elects not to receive.

   Participants in the Subclass 4B Equity Purchase must pay a premium for New Common Stock. As described in Section III.C.6 herein, certain Holders of Allowed Subclass 4B Claims have the right to purchase for Cash their pro rata share of 2,306,644 shares of New Common Stock (i.e., 5.77% of the New Common Stock to be issued pursuant to the Plan, subject to dilution by the New Warrants and the Management Options), at a price of $17.85 per share (subject to an aggregate minimum purchase requirement of $500,000 by the Holders of Subclass 4B Claims). However, for most other purposes of the Plan, including the projected reorganization value of recoveries for the Holders of Old Subordinated Notes under the Plan, the enterprise value of Reorganized Debtor is assumed to be U.S. $1.28 billion, and each share of New Common Stock is assumed to have a reorganization value of U.S. $14.39. Therefore, participants in the Subclass 4B Equity Purchase will pay a premium to purchase New Common Stock.

C.   RISKS RELATING TO THE OPERATIONS OF REORGANIZED DEBTOR

   The Company has incurred significant losses in recent years.   The Company
incurred losses in seven of the nine years preceding 2001. As discussed below, in 1993, the EU implemented a banana quota and licensing regime which has significantly affected the worldwide banana industry and severely burdened the Company's operations. Although the Company has significantly reduced operating costs since 1993, the deterioration of operating results caused by this regime has been further exacerbated in recent years by the continued weakness of major European currencies against the U.S. dollar. Although the EU regime was reformed in 2001, and under the Plan, Debtor's annual interest expense would be decreased by approximately $60 million, there can be no assurance that Reorganized Debtor will be, or of the extent to which it will be, profitable.


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   There is uncertainty regarding the EU banana import regime.  In 1993, the EU implemented a discriminatory quota and licensing regime governing the importation of bananas into the EU that violated the EU's international trade obligations. This regime significantly decreased the Company's banana volume sold into Europe and resulted in significantly decreased operating results for the Company as compared to years prior to the regime's implementation. In April 2001, the European Commission agreed to reform the EU banana import regime.
This reform is expected to result in a partial recovery in future periods of the EU market opportunities available to the Company prior to 1993. The agreement contemplates a partial redistribution of licenses for the import of Latin American bananas under a tariff rate quota system for historical operators. The reformed system took effect on July 1, 2001 and is to continue through 2005. The agreement also contemplates movement to a tariff-only system starting in 2006, which will require future consultations between the EU and the banana supplying interests. The Projections set forth in this Disclosure Statement assume that the reformed tariff rate quota system continues through 2005 and results in reduced costs to the Company. However, there can be no assurance that the tariff rate quota system will remain unchanged through 2005 or that a tariff-only system will be implemented after 2005 (or that, if implemented, the tariff levels established will not be adverse to marketers of Latin American bananas, such as the Company).

   The Company's financial results may be adversely affected by fluctuations in certain foreign currency exchange rates. The Company's operations involve transactions in a variety of currencies. Accordingly, its operating results may be significantly affected by fluctuations in currency exchange rates. These fluctuations affect the Company's operations because many of its costs are incurred in currencies different from those received from the sale of its products. In addition, there is normally a time lag between the incurrence of production costs and collection of the related sales proceeds. The Company's policy is to exchange local currencies for dollars immediately upon receipt, thus reducing exchange risk. The Company also engages in various hedging activities to further reduce potential losses on cash flows originating in currencies other than the U.S. dollar. Nevertheless, in recent years, operating results have been adversely affected by the continued weakness of major European currencies against the U.S. dollar.

   Adverse weather conditions and crop disease in countries where fruit and vegetables are grown can impose significant costs and losses on the Company's business. Fresh produce is vulnerable to adverse weather conditions including windstorms, floods, drought and temperature extremes, which are quite common but difficult to predict. On occasion, these conditions result in extremely severe damage. Fresh produce is also vulnerable to crop disease and pests. Any of these conditions may restrict the availability of fresh produce and result in increased prices. However, these factors may result in lower sales volume and increased costs. In addition, competing producers and distributors may be affected differently, depending upon the extent of loss they suffer and their ability and the cost to obtain alternate supplies.

   The Company operates in a competitive environment and the pricing of its products is substantially dependent on market forces. Approximately two-thirds of the Company's consolidated net sales in the Fresh Produce segment in 1998, 1999 and 2000 were attributable to the sale of bananas. Bananas are distributed and marketed internationally in a highly competitive environment. While smaller companies, including growers' cooperatives, are a competitive factor, the Company's primary competitors are a limited number of other international banana importers and exporters. The Company sells approximately one-fourth of all bananas imported into North America and Europe, its principal markets. To compete successfully, the Company must be able to source bananas of uniformly high quality and, on a timely basis, transport and distribute them to worldwide markets.

   Fresh Produce is highly perishable and must be brought to market and sold generally within 30 to 60 days after harvest. Some items, such as lettuce and berries, must be sold more quickly, while other items, such as apples and pears, can be held in cold storage for longer periods of time. The selling price received for each type of produce depends on several factors, including the availability and quality of the produce item in the market, and the availability and quality of competing types of produce. For example, although banana production tends to be relatively stable throughout the year, banana pricing is seasonal. This is because bananas compete against

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other fresh fruit, a major portion of which comes to market beginning in the summer. However, even if market prices are unfavorable, produce items which are ready to be, or have been, harvested must be brought to market promptly.

   Labor problems can increase costs or even disrupt production of crops. The Company has approximately 30,000 employees. Approximately 22,000 of these employees are employed in Central and South America, including 18,000 workers covered by 35 labor contracts. Contracts covering approximately 10,000 employees are currently being renegotiated or expire through the end of 2002. Strikes or other labor-related actions are sometimes encountered when labor contracts expire or during the term of the contracts. These may result in increased costs or decreased crop quality as a result of a temporary curtailment of agricultural practices. When prolonged strikes or other labor actions occur, growing crops may be damaged as a result of the disruption of irrigation, disease and pest control and other agricultural practices. In the third quarter of 2001, the Company closed farms that represented about 20% of its Armuelles, Panama banana production division because they were not cost competitive in world markets in part due to inefficient labor practices and contracts. This resulted in $9 million of charges in the third quarter of 2001.

   There are political and other risks of international operations. The Company's operations are heavily dependent upon products grown and purchased in Central and South American countries; at the same time, the Company's operations are a significant factor in the economies of many of these countries. These activities are subject to risks that are inherent in operating in these countries, including government regulation, currency restrictions and other restraints, risks of expropriation and burdensome taxes. The Company's operations in some Central and South American countries are dependent upon leases and other agreements with the governments of these countries. For example, the Company leases all the land it uses in Panama from the Republic of Panama under two long-term leases. There is also a risk that legal or regulatory requirements will be changed or that administrative policies will change.

   The Company's worldwide operations and products are highly regulated in the areas of food safety and protection of human health and the environment. The Company's worldwide operations and products are subject to numerous governmental regulations and inspections by environmental, food safety and health authorities, including those relating to the use and disposal of agrichemicals. These regulations directly affect day-to-day operations. The Company believes it is substantially in compliance with applicable regulations. However, actions by regulators in the past have required, and in the future may require, operational modifications or capital improvements at various locations. In addition, if violations occur, regulators can impose fines, penalties and other sanctions, and the Company may be subject to private lawsuits alleging personal injury or property damage.

   THESE RISK FACTORS CONTAIN CERTAIN STATEMENTS THAT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE IMPLEMENTATION OF THE ANNOUNCED U.S.-EU AGREEMENT REGARDING THE EU'S BANANA IMPORT REGIME, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, THE PRICES AT WHICH THE COMPANY CAN SELL ITS PRODUCTS, THE COSTS AT WHICH IT CAN PURCHASE OR GROW (AND AVAILABILITY OF) FRESH PRODUCE AND OTHER RAW MATERIALS, CURRENCY EXCHANGE RATE FLUCTUATIONS, NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS, TERRORIST ACTIONS OR ACTS OF WAR, OPERATING EFFICIENCIES, LABOR RELATIONS, ACTIONS OF GOVERNMENTAL BODIES, AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

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                 VI.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of certain U.S. federal income tax consequences of the Plan to Debtor and Holders of Old Notes and Equity Interests. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder, and administrative and judicial interpretations and practice, all as in effect on the date hereof and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and Debtor does not intend to seek a ruling from the Internal Revenue Service (the "IRS") as to any of such tax consequences, and there can be no assurance that the IRS will not challenge one or more of the tax consequences of the Plan described below.

   This summary does not apply to Holders of Old Notes and Old Equity Interests that are not United States persons (as defined in the Code) or that are otherwise subject to special treatment under U.S. federal income tax law (including, for example, banks, governmental authorities or agencies, financial institutions, insurance companies, pass-through entities, tax-exempt organizations, brokers and dealers in securities, mutual funds, small business investment companies, and regulated investment companies). The following discussion assumes that Holders of Old Notes and Old Equity Interests hold their Old Notes and Old Equity Interests as "capital assets" within the meaning of Code (S)1221. Moreover, this summary does not purport to cover all aspects of U.S. federal income taxation that may apply to Debtor and Holders of Old Notes and Old Equity Interests based upon their particular circumstances. Additionally, this summary does not discuss any tax consequences that may arise under state, local, or foreign tax law.

   The following summary is not a substitute for careful tax planning and advice based on the particular circumstances of each Holder of Old Notes and Old Equity Interests. All Holders are urged to consult their own tax advisors as to the U.S. federal income tax consequences, as well as any applicable state, local, and foreign consequences of the Plan.

A. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLAIMS AND EQUITY INTERESTS

  1.  Consequences to Holders of Old Notes

  (a)  Exchange of Old Notes for New Common Stock, New Notes and Cash

   Whether Holders of Old Notes will recognize gain or loss on the exchange of Old Notes for New Common Stock, New Notes (if any) and cash (if any) depends on whether (a) the exchange qualifies as a tax-free reorganization, (b) the Old Notes and New Notes are treated as "securities" for purposes of the reorganization provisions of the Code, and (c) Holders of the Old Notes receive cash pursuant to the Plan. Whether an instrument constitutes a "security" is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including among others, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

   The Old 9 5/8% Senior Notes (issued in 1991 and maturing in 2004) have a term of approximately thirteen years and thus, based on their term to maturity and other features, will be treated as securities for federal income tax purposes. The Old 9 1/8% Senior Notes (issued in 1994 and maturing in 2004) have a term of approximately ten years and thus, based on their term to maturity and other features, should be treated as securities for federal

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income tax purposes. The Old 101/4% Senior Notes (issued in 1996 and maturing in 2006) have a term of approximately ten years and thus, based on their term to maturity and other features, should be treated as securities for federal income tax purposes. The Old 10% Senior Notes (issued in 1999 and maturing in 2009) have a term of approximately ten years and thus, based on their term to maturity and other features, should be treated as securities for federal income tax purposes. The Old Subordinated Notes (issued in 1991 and maturing in 2001) have a term of approximately ten years and thus, based on their term to maturity and other features, should be treated as securities for federal income tax purposes. The New Notes will have a term of seven years and thus, based on their term to maturity and other features, should be treated as securities for federal income tax purposes.

   If the Old Notes and New Notes are both treated as securities, the exchange of Old Notes for New Common Stock, New Notes (if any) and cash (if any) should be treated as a recapitalization (and therefore, a tax-free reorganization), and Holders of the Old Notes should not recognize any gain or loss on the exchange, except that Holders may recognize (a) capital gain (subject to the "market discount" rules described below) to the extent of the lesser of (i) the amount of gain realized from the exchange or (ii) the amount of cash received, and (b) ordinary income to the extent that the New Notes, the New Common Stock or cash are treated as received in satisfaction of accrued but untaxed interest on the Old Notes. See "Accrued But Untaxed Interest" below. Such Holder should obtain a tax basis in the New Notes (including in any Fractional Note Interest (as defined below)) and New Common Stock (including in any Fractional Stock Interest (as defined below)) equal to the tax basis of the Old Notes surrendered therefor (increased by the amount of any gain recognized and decreased by the amount of cash received) and should have a holding period for the New Notes (including for any Fractional Note Interest) and New Common Stock (including for any Fractional Stock Interest) that includes the holding period for the Old Notes; provided that the tax basis of any New Note or share of New Common Stock treated as received in satisfaction of accrued interest should equal the amount of such accrued interest, and the holding period for such New Note or share of New Common Stock should not include the holding period of the Old Notes.

   If the Old Notes, but not the New Notes, are treated as securities, the exchange of Old Notes for New Common Stock, New Notes (if any) and cash (if any) should be treated as a recapitalization (and therefore, a tax-free reorganization), and Holders of the Old Notes should not recognize any gain or loss on the exchange, except that Holders may recognize (a) capital gain (subject to the "market discount" rules described below) to the extent of the lesser of (i) the amount of gain realized from the exchange or (ii) the amount of cash received plus the issue price as of the Effective Date of the New Notes and (b) ordinary income to the extent that the New Notes, the New Common Stock or cash are treated as received in satisfaction of accrued but untaxed interest on the Old Notes. See "Accrued But Untaxed Interest" below. Such Holder should obtain a tax basis in the New Common Stock (including in any Fractional Stock Interest) equal to the tax basis of the Old Notes surrendered therefor (increased by the amount of any gain recognized and decreased by the amount of cash and the issue price of the New Notes received on the exchange) and should have a holding period for New Common Stock (including for any Fractional Stock Interest) that includes the holding period for the Old Notes; provided that the tax basis of any share of New Common Stock treated as received in satisfaction of accrued interest should equal the amount of such accrued interest, and the holding period for such New Common Stock should not include the holding period of the Old Notes. A Holder should obtain a tax basis in the New Notes (including in any Fractional Note Interest) equal to the issue price of the New Notes and should begin a holding period for the New Notes (including for any Fractional Note Interest) on the day following the Effective Date.

   If the Old Notes are not treated as securities, Holders of Old Notes will be treated as exchanging their Old Notes for New Common Stock, New Notes (if any) and cash (if any) in a taxable exchange under Section 1001 of the Code. Accordingly, Holders of the Old Notes should recognize gain or loss equal to the difference between (i) the fair market value of New Common Stock, the issue price of the New Notes and the amount of cash (if any) received therefor as of the Effective Date that is not allocable to accrued but untaxed interest and
(ii) the Holder's basis in the Old Notes. Such gain or loss should be capital in nature (subject to the "market discount" rules described below) and should be long-term capital gain or loss if the Old Notes were held for more than one year.

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To the extent that a portion of the New Notes, New Common Stock or cash received in exchange for the Old Notes is allocable to accrued but untaxed interest, the Holder may recognize ordinary income. See "Accrued But Untaxed Interest" below. A Holder's tax basis in New Common Stock (including in any Fractional Stock Interest) received should equal the fair market value of the New Common Stock as of the Effective Date and a Holder's tax basis in a New
Note (including in any Fractional New Note Interest) will equal its issue price. A Holder's holding period for the New Notes (including for any Fractional Note Interest) and for New Common Stock (including for any
Fractional Stock Interest) should begin on the day following the Effective Date.

  (b) Amounts Received in Lieu of Fractional Interests in New Notes and in New Common Stock

   A Holder of an Old Note who is entitled to receive an interest in a New Note which is not an integral multiple of $1,000 (a "Fractional Note Interest") or an interest in a fraction of a share of New Common Stock (a "Fractional Stock Interest") should recognize gain or loss upon the sale by Debtor or its agent of such Fractional Note Interest and Fractional Stock Interest in an amount equal to the difference between the Holder's tax basis in the Fractional Note Interest or Fractional Stock Interest, as the case may be (each determined as described above) and the amount received therefor. Such gain or loss should generally (subject to the "market discount" rules described below) be capital gain or loss and should be long-term gain or loss if the Holder's holding period for the Fractional Note Interest or for the Fractional Stock Interest exceeds one year.

  (c)  Accrued But Untaxed Interest

   To the extent that any amount received by a Holder of an Old Note under the Plan is attributable to accrued but untaxed interest, such amount should be taxable to the Holder as interest income, if such accrued interest has not been previously included in the Holder's gross income for U.S. federal income tax purposes. Conversely, a Holder of an Old Note may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) for such purposes to the extent that any accrued interest was previously included in the Holder's gross income but was not paid in full by Debtor.

   The extent to which New Common Stock, New Notes and/or cash received by a Holder of an Old Note will be attributable to accrued but untaxed interest is unclear. Treasury Regulations generally treat payments under a debt instrument first as a payment of accrued and unpaid interest and then as a payment of principal. The terms of the Plan provide that the issue price of the New Notes, the fair market value of New Common Stock and any cash received by Holders of Old Notes will be applied first to accrued and unpaid interest on the Old Notes and then to the principal amount of such Old Notes. In its information filings to the Holders of Old Notes and the IRS Debtor intends to report interest income with respect to the Old Notes consistent with the above allocation.

  (d)  Market Discount

   Holders of Old Notes who exchange Old Notes for New Common Stock, New Notes and cash (if any) may be affected by the "market discount" provisions of Code Sections 1276 through 1278. Under these rules, some or all of the gain realized by a Holder of Old Notes may be treated as ordinary income (instead of capital gain), to the extent of the amount of "market discount" on such Old Notes.

   In general, a debt instrument is considered to have been acquired with "market discount" if its holder's adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding "qualified stated interest" or, (ii) in the case of a debt instrument issued with original issue discount ("OID"), its adjusted issue price, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

   Any gain recognized by a Holder on the taxable disposition of Old Notes (determined as described above) that had been acquired with market discount should be treated as ordinary income to the extent of the market

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discount that accrued thereon while the Old Notes were considered to be held by a Holder (unless the Holder elected to include market discount in income as it accrued). To the extent that the Old Notes that had been acquired with market discount are exchanged in a tax-free transaction for other property (as may occur here), any market discount that accrued on the Old Notes but was not recognized by the Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property is treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

   In addition, if both the Old Notes and New Notes are treated as "securities," as discussed above, and if the Old Notes have market discount that has not yet been accrued, the New Notes will be treated as issued with market discount (unless the market discount is less than a de minimis amount as described above) equal to the excess (if any) of (i) the issue price of the New Notes over the Holder's basis in the New Notes immediately following the exchange if the issue price of the New Notes is less than their stated redemption price at maturity or (ii) the principal amount of the New Notes over the Holder's basis in the New Notes immediately following the exchange if the issue price of the New Notes equals or exceeds their stated redemption price at maturity. If a Holder of a New Note sells, exchanges or otherwise disposes of the New Note at a gain, such gain will be ordinary income to the extent of the accrued amount of such market discount at the time of the sale, exchange or disposition. As described above, a Holder may instead elect to accrue the market discount as ordinary income on a current basis over the term of the New Notes.

  (e)  Subclass 4B Supplemental Distribution

   As described above in Section III.C.6, the Subclass 4B Supplemental Distribution entitles Holders of Old Subordinated Notes to receive during the three-year period following the Effective Date a one-time supplemental distribution of additional specified property in an amount determined by a formula provided in the Plan, payable under certain conditions. The tax consequences of the right to receive and of the receipt (if any) of property pursuant to the Subclass 4B Supplemental Distribution are uncertain, and may depend, among other things, on the timing of the distribution and the nature of the property received. It is possible that the receipt of property pursuant to the Subclass 4B Supplemental Distribution would be a taxable event to the Holders of Old Subordinated Notes at the time the property is received; however, it is also possible that the IRS could seek to treat the right to receive property pursuant to the Subclass 4B Supplemental Distribution as property received at the time of the exchange, and tax it in the same manner as cash or other property received on the exchange. Alternatively, the Holders of Old Subordinated Notes could be treated as purchasing the right to receive property pursuant to the Subclass 4B Supplemental Distribution in exchange for a portion of Old Subordinated Notes. Finally, a portion of any amount of property received pursuant to the Subclass 4B Supplemental Distribution may be treated as interest income to the Holder of Old Subordinated Notes. In light of these substantial uncertainties, Holders of Old Subordinated Notes are urged to consult their tax advisors regarding the tax consequences of the right to receive and of the receipt (if any) of property pursuant to the Subclass 4B Supplemental Distribution.

  (f)  Original Issue Discount

   In general, a debt instrument is considered for federal income tax purposes to be issued with OID if the "stated redemption price at maturity" of the instrument exceeds the instrument's "issue price" by at least a de minimis amount (0.25 percent of the stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date).

   The stated redemption price at maturity of a debt instrument is the aggregate of all payments due to the Holder under such debt instrument at or before its maturity date, other than stated interest that is actually and unconditionally payable in cash or other property (other than debt instruments of the issuer) at fixed intervals of one year or less during the entire term of the instrument at certain specified rates ("qualified stated interest"). All of the interest payable with respect to the New Notes should be treated as qualified stated interest and therefore the New Notes will be issued with OID only if their principal amount exceeds their issue price by at least a de minimis amount.

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   The determination of the "issue price" of the New Notes will depend, in part, on whether the New Notes or the Old Notes, for which the New Notes are exchanged, are traded on an "established securities market" at any time during the 60-day period ending 30 days after the Effective Date. In general, a debt instrument (or the property exchanged therefor) will be treated as traded on an established market if (a) it is listed on (i) the New York Stock Exchange or certain other qualifying national securities exchanges, (ii) certain qualifying interdealer quotation systems, (iii) certain qualifying foreign securities exchanges; (b) it appears on a system of general circulation that provides a reasonable basis to determine fair market value; or (c) the price quotations are readily available from dealers, brokers or traders. The issue price of a debt instrument that is traded on an established market or that is issued for another debt instrument so traded would be the fair market value of such debt instrument or such other debt instrument, as the case may be, on the issue date as determined by such trading. The issue price of a debt instrument that is neither so traded nor issued for another debt instrument so traded would be its stated principal amount.

   Based on the nature of the trading that Reorganized Debtor anticipates will occur with respect to the New Notes and Reorganized Debtor's intent to list the New Notes on the New York Stock Exchange, Reorganized Debtor presently expects that the New Notes will be treated as traded on an established securities market. Therefore, the issue price of the New Notes could be less than the stated redemption price at maturity of the New Notes (possibly, by at least the de minimis amount) and thus the New Notes could be treated as issued with OID. In that event, Holders will be required to include the amount of OID in income on a constant yield method, based on the original yield to maturity of the New Notes calculated by reference to their issue price, regardless of the Holder's method of accounting. Accordingly, if the New Notes are treated as issued with OID, the Holder of the New Notes will be required to take OID into income prior to the receipt of cash payments with respect to the New Notes. In addition, Reorganized Debtor will be required to furnish annually to the IRS and to each Holder information regarding the amount of OID attributable to that year with respect to the New Notes.

   If the New Notes are treated as issued with OID, it is also possible that the New Notes could constitute "applicable high yield discount obligations." In general, an applicable high yield discount obligation is any debt instrument with "significant original issue discount," a maturity date more than five years from the issue date and a yield to maturity at least five percentage points higher than the applicable federal rate. If the New Notes constitute applicable high yield discount obligations, Debtor may be denied a deduction for a certain portion of the original issue discount on the New Notes and may claim an interest deduction as to the remainder of the original issue discount only when the cash with respect to such original issue discount is paid. To the extent that Debtor is denied a deduction for a portion of the original issue discount, the denied portion may be treated as a dividend and certain corporate Holders may be entitled to a dividend received deduction.

   Even though the New Notes are expected to be treated as traded on an established securities market, if such New Notes trade at par value or at a price approximately equal to par value, then the issue price of the New Notes will equal or approximately equal the stated redemption price at maturity of the New Notes. In that event, the New Notes will not be deemed to be issued with OID, and Holders of the New Notes will be required to recognize interest income on the New Notes only as the stated interest on the New Notes is received. In addition, in that case, the New Notes will not be treated as "applicable high yield discount obligations" and the tax consequences described in the paragraph above would not be applicable to the Holders and Debtor.

  (g)  Acquisition Premium

   If an initial Holder's tax basis in a New Note exceeds the New Note's stated redemption price at maturity, such Holder would be considered to have purchased the New Note at a "premium" equal to such excess amount. As a result, such Holder will not be required to include any OID in income with respect to such security. In addition, if a proper election is made, such Holder may be able to amortize any premium over the term of the New Note. See "Amortizable Bond Premium."

   If an initial Holder's tax basis in the New Note exceeds its adjusted issue price (but does not exceed the New Note's stated redemption price at maturity), then such Holder would be considered to have purchased the

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New Note at an "acquisition premium" equal to such excess. As a consequence, such Holder may reduce its OID accruals with respect to the New Note by a ratable portion of the "acquisition premium."

  (h)  Amortizable Bond Premium

   If the tax basis of the exchanging Holder's New Note exceeds the stated redemption price at maturity of the New Note, then such excess may be amortizable by the Holder as an offset to interest payments on the New Note. This "bond premium" would be amortizable on a constant interest rate basis over the term of the New Note, subject to certain limitations. Such treatment is available only if the Holder makes (or has made) a timely election under Code
(S)171.

   If a Holder of the New Note makes an election to amortize bond premium, the tax basis of the New Note must be reduced by the amount of the aggregate amortization deductions allowable for the bond premium. Any such election to amortize bond premium would apply to all debt instruments held or subsequently acquired by the electing Holder and cannot be revoked without permission from the IRS.

  2.  Consequences to Holders of Equity Interests

  (a)  Receipt of New Common Stock and New Warrants

   A Holder of any Equity Interest that receives New Common Stock and New Warrants will recognize no gain or loss on the receipt of New Common Stock and New Warrants (unless such Holder had previously claimed a worthless stock deduction with respect to any Old Preferred Stock or Old Common Stock). Such Holder should obtain a tax basis in the New Common Stock (including in any Fractional Stock Interest) and in New Warrants (including in any Fractional Warrant Interest (as defined below)) equal to the tax basis of the Old Equity Interests surrendered therefor (allocated in proportion to the fair market value of the New Common Stock and New Warrants, respectively) and should have a holding period for the New Common Stock (including for any Fractional Stock Interest) and New Warrants (including for any Fractional Warrant Interest) that includes the holding period for the Old Equity Interest surrendered.

  (b) Amounts Received in Lieu of Fractional Interests in New Common Stock and New Warrants Exercisable into Fractional Interests in New Common Stock

   A Holder of an Equity Interest who is entitled to receive a Fractional Stock Interest or a New Warrant exercisable into a Fractional Stock Interest (a "Fractional Warrant Interest") should recognize gain or loss upon the sale by Debtor or its agent of such Fractional Stock Interest and a Fractional Warrant Interest in an amount equal to the difference between the Holder's tax basis in the Fractional Stock Interest or the Fractional Warrant Interest, as the case may be (each determined as described above), and the amount received therefor. Such gain or loss should generally be capital gain or loss and should be long-term gain or loss if the Holder's holding period for the Fractional Stock Interest or for the Fractional Warrant Interest exceeds one year.

B.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO REORGANIZED DEBTOR

  1.  Cancellation of Indebtedness and Reduction of Tax Attributes

   As a result of the anticipated exchange of Old Notes for New Notes and Common Stock (and cash, if any), the amount of Debtor's aggregate outstanding indebtedness will be substantially reduced. In general, absent an exception, a debtor will realize and recognize cancellation of indebtedness income ("COD Income") upon satisfaction of its outstanding indebtedness for an amount less than its adjusted issue price. The amount of COD Income, in general, is the excess of (a) the adjusted issue price of the indebtedness satisfied, over (b) the sum of the issue price of any new indebtedness of the taxpayer issued, the amount of cash paid and the fair market value of any new consideration (including stock of Debtor) given in satisfaction of such indebtedness at the time of the exchange.

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   A debtor will not, however, be required to include any amount of COD Income in gross income if Debtor is under the jurisdiction of a court in a Title 11 bankruptcy proceeding and the discharge of debt occurs pursuant to that proceeding. Instead, as a price for such exclusion, a debtor must (as of the first day of the next taxable year) reduce its tax attributes by the amount of COD Income which it excluded from gross income. In general, tax attributes will be reduced in the following order: (a) net operating losses ("NOLs"), (b) tax credits and capital loss carryovers, and (c) tax basis in assets.

   Because, under the Plan, Holders of Old Notes will receive the New Notes and a substantial amount of the New Common Stock, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend on the fair market value of the New Common Stock and the issue price of the New Notes to be issued to such noteholders. This stock value and issue price of the New Notes cannot be known with certainty until after the Effective Date. Furthermore, because of the Subclass 4B Note Election and the Subclass 4B Equity Purchase rights, the exact composition of the consideration to be received by holders of the Old Notes will not be known until the Effective Date. Thus, although it is expected that a reduction of tax attributes will be required, the exact amount of such reduction cannot be predicted.

   To the extent that a reduction of tax attributes is required, Debtor anticipates that it will reduce the amount of its NOL carryforward and then reduce its other tax attributes, primarily the tax basis of its assets. Any reduction in tax attributes (other than the reduction of NOLs) should apply to reduce tax attributes solely of Debtor, and should not affect the tax attributes other members of Debtor's consolidated group. However, with respect to a required reduction of NOLs, the IRS has taken inconsistent positions as to whether such reduction will be applied solely to the NOLs of Debtor or to the consolidated NOLs of Debtor's entire consolidated group. Initially, the IRS held in a private letter ruling that where a member of a consolidated group is permitted to exclude COD income such member is required to reduce only its own separate company tax attributes (including NOLs) without having to reduce the tax attributes of any other member of the consolidated group. In a recent field service advice, however, the IRS concluded that Debtor member was required to treat all of a group's consolidated NOLs as a tax attribute of Debtor member, and thus determined that all of the group's consolidated NOLs were subject to reduction. Although such private rulings and field service advice may not be relied upon by other taxpayers as binding authority, they do provide some indication of the IRS's position. Despite these inconsistent positions, Debtor believes, and intends to take the position, that any attribute reduction (including the reduction of NOLs) should be applied on a separate company basis. Following this approach, NOLs of Debtor would be reduced or eliminated and then the other tax attributes of Debtor, primarily tax basis of Debtor's assets, would be reduced. In the event, however, that NOLs were required to be reduced on a consolidated basis, the NOLs of both Debtor and its affiliates would first be eliminated or reduced, and then asset basis and other attributes of Debtor would be reduced.

  2.  Limitation of Net Operating Loss Carryovers and Other Tax Attributes

   Code Section 382 generally limits a corporation's use of its NOLs (and may limit a corporation's use of certain built-in losses if such built-in losses are recognized within a five-year period following an ownership change) if a corporation undergoes an "ownership change." This discussion describes the limitation determined under Code Section 382 in the case of an "ownership change" as the "Section 382 Limitation". The Section 382 Limitation on the use of pre-change losses (the NOLs and built-in losses recognized within the five year post-ownership change period) in any "post change year" is generally equal to the product of the fair market value of the loss corporation's outstanding stock immediately before the ownership change and the long term tax-exempt rate (which is published monthly by the Treasury Department and most recently was approximately 4.82%) in effect for the month in which the ownership change occurs. Code Section 383 applies a similar limitation to capital loss carryforward and tax credits. As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change as the result of a bankruptcy proceeding.

   In general, an ownership change occurs when the percentage of the corporation's stock owned by certain "5 percent shareholders" increases by more than 50 percentage points over the lowest percentage owned at any

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time during the applicable "testing period" (generally, the shorter of (a) the three-year period proceeding the testing date or (b) the period of time since the most recent ownership change of the corporation). A "5 percent shareholder" for these purposes includes, generally, an individual or entity that directly or indirectly owns 5 percent or more of a corporation's stock during the relevant period, and may include one or more groups of shareholders that in the aggregate own less than 5 percent of the value of the corporation's stock. Under applicable Treasury Regulations, an ownership change with respect to an affiliated group of corporations filing a consolidated return that have consolidated NOLs is generally measured by changes in stock ownership of the parent corporation of the group.

   The issuance of New Common Stock of Reorganized Debtor pursuant to the Plan will cause an ownership change to occur with respect to Debtor, and consequently with respect to Debtor's consolidated group, on the Effective Date. As a result, the Section 382 Limitation will be applicable to the utilization by Debtor and Debtor's consolidated group of their NOLs and built-in losses following the Effective Date. This limitation is independent of, and in addition to, the reduction of tax attributes described in the preceding section resulting from the exclusion of COD Income. Similarly, the ability of Debtor and Debtor's consolidated group to use any remaining capital loss carryforwards and tax credits will also be limited.

   As noted above, the Section 382 Limitation is generally determined by reference to the fair market value of the loss corporation's outstanding stock immediately before the ownership change. Code Section 382(l)(6) provides, however, that in the case of an ownership change resulting from a bankruptcy proceeding of Debtor, the value of Debtor's stock for the purpose of computing the Section 382 Limitation will generally be calculated by reference to the net equity value of Debtor's stock immediately after the ownership change. Accordingly, under this provision the Section 382 Limitation would generally reflect the increase in the value of Debtor's stock resulting from the conversion of debt to equity in the proceeding. Although, as previously noted, it is not possible to know with certainty what the fair market value of the stock of Reorganized Debtor will be following the Effective Date (and accordingly what the amount of the Section 382 Limitation would be), Debtor believes that the Code Section 382(l)(6) rule could be of significant benefit with respect to its ability to utilize any remaining tax attributes following the Effective Date. Accordingly, Debtor currently intends to elect the application of this rule.

  3.  Effect of Issue Price on Debtor's Interest Deductions

   If, as described above in Section VI.A.1.f, "Original Issue Discount," the "issue price" of the New Notes is less than the principal amount of such notes by an amount sufficient to cause the New Notes to be treated as applicable high yield discount obligations, Debtor may be denied a deduction for a certain portion of the OID on such notes and may claim an interest deduction as to the remainder only when cash is paid with respect to the OID (generally at maturity). On the other hand, if the issue price of the New Notes is greater than their principal amount, such excess would constitute bond issuance premium to the issuer. Debtor would be required to allocate the amount of bond issuance premium to each accrual period using a constant yield method and to reduce its interest deduction for each accrual period by the amount of premium so allocated.

  4.  Deductibility of Amounts Paid Pursuant to the Management Incentive Program

   Subject to the limitation discussed below, Reorganized Debtor should be entitled to deduct, for federal income tax purposes, amounts paid to its employees in the form of the Management Incentive Shares and pursuant to the 2002 Stock Option Plan (including amounts paid in the form of New Common Stock, options to acquire New Common Stock, stock awards and performance awards) at the time when the employees of Reorganized Debtor recognize ordinary income as a result of the receipt of such amounts. An income tax deduction will generally be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute performance-based compensation are not counted toward the $1 million limit, provided certain other conditions are satisfied. It is expected that options granted under the 2002 Stock Option Plan should satisfy the requirements for performance-

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based compensation, although this result is not certain. Debtor also intends to treat the Management Incentive Shares as performance-based compensation.

C.  BACKUP WITHHOLDING

   Debtor will withhold all amounts required by law to be withheld from payments of interest and dividends. Debtor will comply with all applicable reporting requirements of the Code.

   THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER'S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF THE OLD NOTES AND EQUITY INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE RESTRUCTURING, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

                        VII.  MISCELLANEOUS PROVISIONS

   Certain additional miscellaneous information regarding the Plan and the Chapter 11 Case is set forth below.

A.  PENDING LITIGATION

   Debtor is involved from time to time in routine litigation that is incidental to its business. Debtor does not believe that the outcome of any such litigation will have a material adverse effect upon Debtor. Debtor expressly reserves its rights to, among other things, enforce, pursue, prosecute and settle (or decline to do any of the foregoing) all claims, defenses or causes of action, among other things, that arise from or relate in any way to the operation of its business. The Plan does not impair the rights of a person or entity involved in any currently pending litigation with Debtor of which it has knowledge.

B.  FEES AND EXPENSES OF THE PREPETITION NOTEHOLDERS COMMITTEES

   Debtor entered into a letter agreement, dated March 15, 2001, with Paul Weiss pursuant to which Debtor agreed to pay the reasonable legal fees and expenses of Paul Weiss in connection with its representation of the Prepetition Senior Noteholder Committee. The letter agreement is terminable at will by Debtor on five business days prior written notice provided to Paul Weiss. Through January 11, 2002, Debtor has paid approximately $530,366 to Paul Weiss in respect of such arrangements.

   Debtor entered into a letter agreement, dated March 21, 2001, with Houlihan pursuant to which, among other things, Debtor agreed to pay to Houlihan certain fees in consideration of Houlihan's agreement to render financial advisory services on behalf of the Prepetition Senior Noteholder Committee in connection with the proposed restructuring of Debtor. As compensation for its services, Debtor agreed to pay Houlihan $160,000 per month (the "Monthly Fee") from February 16, 2001, as well as a transaction fee (the "Transaction Fee") equal to (a) 2/3rds of 1% of the fair market value of the New Notes and New Common Stock received by the Holders of the Old Senior Notes under the Plan less (b) 50% of 15/16th of the Monthly Fees paid to Houlihan after August 16, 2001. The letter agreement is terminable by Debtor upon fifteen days prior written notice; provided that Debtor must pay the Transaction Fee to Houlihan if the transactions contemplated by the Plan are consummated less than six months after the termination of the letter agreement.

   Debtor entered into a letter agreement, dated March 23, 2001, with Schulte Roth pursuant to which Debtor agreed to pay the reasonable legal fees and expenses of Schulte Roth in connection with its representation of the

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Prepetition Subordinated Noteholder Committee. The letter agreement is terminable at will by Debtor on five business days prior written notice provided to Schulte Roth. Through January 11, 2002, Debtor has paid approximately $157,635 to Schulte Roth in respect of such arrangements.

   The reasonable fees and expenses incurred after the Petition Date by Debtor's and the Prepetition Noteholders Committees' counsel and financial advisors (together with the reasonable fees and expenses of local counsel) through the Effective Date shall be paid (without application by or on behalf of any such professionals to the Bankruptcy Court and without notice and a hearing) by Reorganized Debtor as an Administrative Claim under the Plan. If Reorganized Debtor and any such professional retained by the Prepetition Noteholders Committees cannot agree on the amount of fees and expenses to be paid to such professionals, the amount of any such fees and expenses shall be determined by the Bankruptcy Court.

C.  SUCCESSORS AND ASSIGNS

   The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

D.  RESERVATION OF RIGHTS

   Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained herein, or the taking of any action by Debtor with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of Debtor with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

E.  SERVICE OF DOCUMENTS

   Except as otherwise provided by order of the Bankruptcy Court, any pleading, notice or other document required by the Plan to be served on or delivered to Reorganized Debtor shall be sent by first class U.S. mail, postage prepaid to:

          Chiquita Brands International, Inc.
          250 East Fifth Street
          Cincinnati, Ohio 45202
          Attn: Robert W. Olson, Senior Vice President, General Counsel and Secretary

          with copies to:

          Kirkland & Ellis
          200 E. Randolph Drive
          Chicago, Illinois 60601
          Attn:  Matthew N. Kleiman, Esq.

          Dinsmore & Shohl LLP
          1900 Chemed Center
          255 East Fifth Street
          Cincinnati, Ohio 45202
          Attn:  Kim Martin Lewis, Esq.
               Tim J. Robinson, Esq.


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          Paul, Weiss, Rifkind, Wharton & Garrison
          1285 Avenue of the Americas
          New York, New York 10019-6064
          Attn:  Alan W. Kornberg, Esq.
               Andrew N. Rosenberg, Esq.

          Schulte Roth & Zabel LLP
          919 Third Avenue
          New York, New York 10022
          Attn:  Jeffrey S. Sabin, Esq.
               Mark A. Broude, Esq.

                             VIII.  RECOMMENDATION

   In the opinion of Debtor, the Plan is preferable to the alternatives described herein because it provides for a larger distribution to the Holders than would otherwise result in a liquidation under Chapter 7 of the Bankruptcy Code. In addition, any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to the Holders of Claims and Equity Interests. Accordingly, Debtor recommends that Holders of Claims and Equity Interests entitled to vote on the Plan support confirmation of the Plan and vote to accept the Plan.

              Dated: January 18, 2002   Respectfully Submitted,

                                          CHIQUITA BRANDS INTERNATIONAL, INC.

                                                /s/  ROBERT W. OLSON
                                          By: _______________________________
                                             Name: Robert W. Olson
                                             Title: Senior Vice President,
                                               General
                                                    Counsel and Secretary

Prepared by:

James H.M. Sprayregen
Matthew N. Kleiman
KIRKLAND & ELLIS
200 East Randolph Drive
Chicago, Illinois 60601
(312) 861-2000

and

Kim Martin Lewis
DINSMORE & SHOHL LLP
1900 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202
(513) 977-8200

CO-COUNSEL TO DEBTOR AND DEBTOR IN POSSESSION


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